Exhibit 15.1

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

January 12, 2018

Subject to Completion

SMART RX SYSTEMS, INC.

4290 South Highway 27, Suite 101

Clermont, Florida 34711

[ ● ]

www.smartrxsystems.com

$50,000,000 Maximum Offering Amount

($45,000,000 in Shares of REG A Preferred Stock with $5,000,000 in Shares of REG A Common Stock,

[ ● ] Shares of REG A Preferred Stock with [ ● ] Shares of REG A Common Stock)

$1,000,000 Minimum Offering Amount

($900,000 in Shares of REG A Preferred Stock with $100,000 in Shares of REG A Common Stock,

[ ● ] Shares of REG A Preferred Stock with [ ● ] Shares of REG A Common Stock)

SMART RX SYSTEMS, INC., or the Company, a Florida corporation, is offering a minimum offering amount of $1,000,000, or the Minimum Offering Amount, comprised of $900,000 of our Series REG A Secured Redeemable Cumulative Convertible Preferred Non-Voting stock, or the REG A Preferred Stock, and $100,000 of our Class REG A Super-Voting, Preemptive Rights, Convertible Common stock, or the REG A Common Stock, together with the REG A Preferred Stock, the Offered Shares, and a maximum offering amount of $50,000,000, or the Maximum Offering Amount, comprised of $45,000,000 of our REG A Preferred Stock, and $5,000,000 of our REG A Common Stock. The REG A Preferred Stock, with an offering price of $10.00-$12.00 per share, or the REG A Preferred Stock Offering Price, has a stated value of $12.50 per share, or the Stated Value, and a redemption value of $12.50 per share, or the Redemption Value. The offering price of the REG A Common Stock, or the REG A Common Stock Offering Price, is expected to be $10.00 per share. This offering will terminate on the earliest to occur of: (i) the date on which we sell the Maximum Offering Amount of Offered Shares, (ii) any date after the Minimum Offering Amount of Offered Shares are sold, and before the Maximum Offering Amount of Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [ ● ], or the Termination Date, if the Minimum Offering Amount of Offered Shared are not sold by such date. The initial closing will occur at our Company’s sole discretion after our Company has received and accepted subscriptions for at least an amount of $1,000,000 of Offered Shares, or the Minimum Offering Amount, and before the Termination Date. Following the initial closing, we intend to hold additional closings on at least a monthly basis. The final closing will occur when the Maximum Offering Amount of Offered Shares are sold. Until the initial closing, proceeds for subscriptions received in cash via wire transfer, electronic funds transfer via ACH, or check deposit will be kept in a separate non-interest-bearing escrow account, or the Escrow Account, held by Amalgamated Bank, or the Escrow Agent, or, for the investors participating this Offering, or the Prospective Stockholders, purchasing through an online portal, deposited in the Escrow Agent affiliated with that portal. Upon achieving the Minimum Offering Amount, the proceeds held in the Escrow Account will be distributed to us and the Offered Shares will be issued to the investors.  If this offering does not close for any reason, the proceeds will be promptly returned to investors without interest.

The minimum purchase requirement is at least $[ ● ] of Offered Shares, or the Minimum Purchase Amount. However, we can waive the Minimum Purchase Amount on a case to case basis in our sole discretion. While there is no limitation on the maximum amount that an investor may purchase, our Company reserves the right, in its sole discretion, to reject any subscription, in whole or in part, for any reason.

We have engaged [ ● ], [ ● ], and [ ● ], all of whom are registered broker-dealers and members of the Financial Industry Regulatory Authority, or FINRA, as our lead broker-dealers, or the Lead Broker-Dealers, to act in concert to manage the Offering and offer the Offered Shares to prospective investors on a best efforts basis. The Lead Broker-Dealers may form a syndicate of other experienced registered broker-dealers and investment banks whom are also regulated by FINRA, to act as sub-agents or selected dealers to offer our shares to prospective investors as it determines in connection with this offering, or the Broker-Dealers. We also intend to engage a number of Registered Investment Advisory firms, or the RIA, licensed either with the SEC or individual states, to offer our Offered Shares, as well as several internet portals, or the Internet Portals, experienced in facilitating information with their portal registered investors, to accommodate online orders for the purchase of the Offered Shares. The compensations received by the Broker-Dealers, the RIA and the Internet Portals are different. We have also engaged Folio Investments, Inc., or Folio, to act as our online intermediary technology platform, to post our offering materials on its website from which our Company will conduct this offering, and to provide investor intake services and technology for those investors who desire to directly invest on us through an online platform. Please see the section entitled “PLAN OF DISTRIBUTION” of this Offering Circular for additional information.

We intend to apply for listing our REG A Preferred and Common stocks on the NYSE American Exchange (NYSE American), either at the conclusion of the Second Phase of this Offering, and simultaneously coordinate our 8-A filing with the SEC and NYSE American, or fifteen (15) months after the Close of the Second Phase of this Offering, when any other securities offered to the public then would not be deemed to be integrated with the shares offered in this Offering, in accordance with rules of Regulation A.

We expect to commence the sale of the Offered Shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission, and it will terminate on the earliest to occur of: (i) the date on which we sell the Maximum Offering Amount of Offered Shares, (ii) any date after the Minimum Offering Amount of Offered Shares are sold, and before the Maximum Offering Amount of Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [ ● ], or the Termination Date, if the Minimum Offering Amount of Offered Shared are not sold by such date. We may, however, terminate the offering at any time, and for any reason. There is no public trading market for shares of our REG A Preferred or REG A Common stock at the time of this Offering.

	Price to Public		Lead Broker- Dealer Commissions and Discounts (1)(2)		Proceeds to Company (2)(3)		Proceeds to Other Persons (4)
Per Offered Share (Minimum):	$	[ ● ]	$	[ ● ]	$	[ ● ]	$	[ ● ]
Per Offered Share (Maximum):	$	[ ● ]	$	[ ● ]	$	[ ● ]	$	[ ● ]
Minimum Offering Amount	$	[ ● ]	$	[ ● ]	$	[ ● ]	$	[ ● ]
Maximum Offering Amount:	$	[ ● ]	$	[ ● ]	$	[ ● ]	$	[ ● ]

(1) We will pay the Lead Broker-Dealers sales commissions equal to [ ● ]% of the gross offering proceeds received as a result of sales of Offered Shares by the Lead Broker-Dealers, or the Selling Commissions, including Shares purchased by an account of the Lead Broker-Dealers and a fee equal to [ ● ]% of the gross proceeds of the offering, or the Lead Broker-Dealers Fee.  We will also pay the Lead Broker-Dealers a non-accountable expense reimbursement of up to [ ● ]% of the gross offering proceeds, and an accountable expense reimbursement of up to [ ● ]% of the gross proceeds for fees related to their clearing and facilitation services. This table does not include an accountable expense reimbursement of up to $[ ● ] for filing and legal fees incurred by our Lead Broker-Dealers. Please see the section entitled “PLAN OF DISTRIBUTION” of this Offering Circular for additional information.

(2) We will be responsible for paying organizational and offering expenses. We anticipate that the organizational and offering expenses will be approximately $[ ● ] if the Maximum Offering Amount is sold (approximately [ ● ]% of the Maximum Offering Amount), and approximately $[ ● ] if the Minimum Offering Amount is sold (approximately [ ● ]% of the Minimum Offering Amount).

(3) Does not include expenses of the offering, including the [●] Fees, legal and accounting expenses, costs of blue sky compliance and fees to be paid to ClearTrust, LLC, or our Transfer Agent, and expense reimbursements to the Lead Broker-Dealers. Aggregate offering expenses payable by us, excluding the Selling Commissions, Lead Broker-Dealers Fee, reimbursements and the [Internet Portals] Fees, are estimated to be approximately $[ ● ] if the Minimum Offering Amount is sold and $[ ● ] if the Maximum Offering Amount is sold.

(4)  We have also agreed to reimburse accountable expenses to our Lead Broker-Dealers. We have also entered into a [ ● ] agreement with [ ● ] to post our offering materials on its website, www. [ ● ], from which we will conduct this offering. We have agreed to pay fees [ ● ]to [ ● ] as compensation for its services in this offering. The fees total [ ● ]. Please see the section entitled “PLAN OF DISTRIBUTION” of this Offering Circular for additional information.

Tier 2, Regulation A Offering. This is a Tier 2, Regulation A offering where the offered securities will not be listed on a registered national securities exchange upon qualification. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

Non-natural persons include, but are not limited to, corporations, partnerships, limited liability companies, trusts, organizations, funds and family offices.

An investment in the Offered Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page .

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.  THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular is following the offering circular format described in Part II of Form 1-A.

SUMMARY

This summary of the Offering Circular highlights material information contained elsewhere in this Offering Circular.  Because it is a summary, it may not contain all of the information that is important to your decision of whether to invest in the Offered Shares.  To understand this offering fully, you should read the entire Offering Circular carefully, including the Risk Factors section.  The use of the words “we,” “us,” “our Company,” “Smart RX Systems,” “SRXS” or “our” refers to Smart RX Systems, Inc., and its predecessors, except where the context otherwise requires. The term “Bylaws” refers to the bylaws of Smart RX Systems. The term “Articles” refers to the articles of incorporation of Smart RX Systems, and its first, second and third amendments to the articles of incorporation. The term “Governing Documents” refers to the Articles and Bylaws.

General

Smart Rx Systems, Inc., SRXS or the Company, is a technology company with custom and proprietary technologies, and a management company providing pharmacy related services at the point of care via The Smart PharmAssist™ Kiosk, or the Kiosk, a trademarked automated medication management system that dispenses medication-on-demand. Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management via video conferencing technology located on the Kiosk, as well as mail order prescriptions as a follow-on service to customers. Our Kiosk is in full compliance of U.S. Food and Drug Administration, or the FDA, and other Federal and state regulations, and it performs all functions more efficiently than a traditional retail pharmacy to dispense medication-on-demand at the point of care, utilizing a proven robotic prescription dispensing system platform to lower the risks, costs and time in developing and manufacturing a new technology device. The functions the Kiosk performs include prescription verification, insurance verification, reimbursement, labeling, printing medication instructions, and consulting with an on-site or remote-by-video licensed Pharmacist. We have partnered with a global automated pharmacy robotics manufacturer (“GAPRM”), ScriptPro USA, Inc., who manufactures the Kiosks, leases the machines directly to our customers, who are the healthcare providers medical offices’ building owners, retailers, hospitals or clinics, assisting living, rehabilitation or nursing facilities, and installs and maintains all Kiosks; which has provided us with a rapid entry into the market.

Our Kiosk is a “Pharmacy-in-a-Box” entirely automated system, with override capability to manually control the dispensing of medication by a pharmacist, with the current model capacity to dispense at least 225 different types of medications with approximately 70 prescriptions filled with each, totaling 15,750 prescriptions and over-the-counter, or the OTC, medications. We refill the bins as required at varying time intervals as needed. Each Kiosk notifies us of each prescription filled and we track the inventory daily to maintain adequate inventory availability. Our Kiosk’s features include automated pill counting, live video conferencing with a licensed pharmacist, barcode reader, biometrics, facial recognition, backend data collection, automated vile capping, automated labeling, medication image capture, automated climate control, and automated remote insurance processing. Our Kiosk allows access to 24-hour pharmacists and retail pharmacies everywhere, which extends the reach of pharmacies without the limitation of time, distance, language, or costs of traditional pharmacies.

Our Kiosks are leased directly from the GAPRM or its affiliates by physicians or medical facilities. Some Kiosks’ inventory of medications are bought and owned by the physicians or medical facilities, while we buy and own the inventory in other Kiosks The physicians or medical facilities then hire us with both recurring and one-time fees to operate, manage and perform all pharmacy related services and activities at the points of care. Each point of care location has one or more of our Kiosks, pharmacy management software, and on-site or remote-by-video licensed pharmacists and pharmacy technicians, to verify prescriptions and provide counseling to the patients via video conferencing, if requested.

The Smart PharmAssist™ Kiosks are currently installed at the points-of-care to provide convenience to patients. Physicians send the prescriptions electronically to our Smart PharmAssist™ Kiosk, where the prescription is received, verified and processed by an onsite technician or pharmacist located at the Kiosk or a remote technician or pharmacist, and the prescription will be automatically filled and dispensed in approximately two minutes.

Our Company was incorporated in 2013 by Sandeep Mathow. We are located in Winter Park, Florida where we operate from an approximately 9,000 square foot building housing our corporate headquarters and approximately [ ● ] employees.

Growth Strategy

We have achieved substantial growth in net sales since our inception in 2013. Net sales grew to $[ ● ] million for the year ended December 31, 2016, a [ ● ]% over fiscal 2015. The growth trend continues with net sales of $[ ● ] million for the six months ended June 30, 2017, a [ ● ]% increase over the comparable fiscal period in 2016. Our strategy is to grow Smart RX Systems to one day [ ● ].

Key elements of our growth and product strategy are to:

Continue to offer efficient and reliable products and services addressing identifiable market trends. Smart RX Systems has continued to improve our products and services to keep pace with a changing and growing market place. This strategy allows us to grow our customer base as well as maintaining existing customers.

Leverage market trends towards our technologies and services. Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management, whether live on-site at the location of the Kiosk, or via video conferencing technology located on the Kiosk, as well as mail order prescriptions as a follow-on service to customers. The company believes that our Kiosk performs all functions more efficiently than a traditional retail pharmacy to dispense medication-on-demand at the point-of-care, utilizing a proven robotic prescription dispensing system platform to lower the risks, costs and time in developing and manufacturing a new technology device. We believe there is no better place to compete than at the point-of-care, whether that is in multi-physicians’ offices, in medical buildings where there are many such multi-physician offices of differing types of practices, or in clinics, hospitals, assisted living or nursing facilities, rehabilitation and dementia/Alzheimer’s facilities, smaller rural community regional supermarket or retail stores, or large national chain stores that heretofore have not competed for their customers’ prescription or refill business as a convenience to their other shopping needs at their stores. Eventually, we believe nursing, assisted living homes and dementia & Alzheimer’s facilities will realize the incremental revenue generation capability of utilizing Kiosks rather than higher cost private pharmacies, eliminating delivery needs, and adding a profit-center to their operations.

Expand our service channels and covered areas. Although we have an established distribution channel for our products and services in Florida, we believe it is necessary to substantially expand our distribution channels to drive sales and profitability. Currently, all our revenues from operations are earned, accrued and collected in Florida and Texas. All the assets we currently own are resident in Florida and Texas, and virtually all expenses we expend related to Kiosk installations in the near term, will be spent within Florida and Texas, except a non-Florida contractor or service provider is engaged for services to be provided to one of our Florida installations. We installed Kiosks in Texas, New York, Louisiana and Florida during 2017 and early 2018, and expect to install more in those states in 2018, as well as additional states, and in India later in 2019. By the end of 2018, our plans include a mail-order prescription facility licensed in all 50 states. We are already working on Sterile Compounding facilities which can manufacture specialty products for our weight loss and wellness programs and other products as needed.

All our future management contracts related to Kiosk installations will be structured for locations not currently under engagement with any of our Officers or Directors, or their affiliates. Coincident with these management contracts, we may make direct secured investments into these joint ventures, majority owned subsidiaries, and special purpose entities formed specifically for each such engagement to further our profit potential. We expect each management agreement we engage in would conform to predominantly the same terms, conditions and compensation, and be consistent with, or less than, any competitive management contract. This captive revenue stream is an important source of near term revenue enabling our expansion.

Competitive Advantages

Partnered with one of largest robotic kiosk manufacturers with history of experience—especially in pharma inventory control and dispensing.

Smart RX Systems does not have to “create” a new market; demand exists now for solutions. Less sophisticated kiosks and robotic systems are in broad use worldwide, manufactured both by our partner as well as several other leading robotic companies.

Partnered with successful pharmacy entity to accelerate access into markets and expedite commercialization. This Offering also provides proceeds to expand and further license what our partners are currently achieving so that we can operate regionally, and after this Offering, nationally.

Manufacturing and Infrastructure Risk Mitigation: Eliminated costs of developing cloud Infra structure, development of back end management software, costs of material inventory purchases, and high costs of hardware and software maintenance by our partnership,

The Smart PharmAssist™ Kiosk Advantages compared with traditional pharmacies

•	Access Pharmacy services 24/7
•	Interactive and User friendly
•	Secure & HIPAA Compliant
•	Available at the Point of Care and Retail Locations
•	No long waiting times and private transaction
•	Fills medication in 2 minutes or less
•	Offer Mail Order Medication Service for Prescription Refills
•	Improve accuracy of dispensing from 94.5% of Current Pharmacy to 99.8% of Smart PharmaAssist™ Kiosk
•	Improve customer satisfaction and increase medication adherence
•	Allow pharmacists to concentrate on Medication Therapy instead of counting pills

Securities Offered

Our Company is authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, or our Common Stock, and 50,000,000 shares of preferred stock, $0.0001 par value per share, or our Preferred Stock. As of the date of this offering circular we had [ ● ] shares of our Common Stock outstanding to approximately [ ● ] Common Stockholders, and [ ● ] shares of our Preferred Stock outstanding to approximately [ ● ] Preferred Stockholders.

We are offering a Minimum Offering Amount of $1,000,000 comprised of $900,000 of our REG A Preferred Stock, and $100,000 of our REG A Common Stock, and a Maximum Offering Amount of $50,000,000 comprised of $45,000,000 of our REG A Preferred Stock, and $5,000,000 of our REG A Common Stock. The REG A Preferred Stock, with an offering price of $10.00-$12.00 per share, has a Stated Value of $12.50 per share, and a Redemption Value of $12.50 per share. The offering price of the REG A Common Stock is expected to be $10.00 per share. The Minimum Purchase Amount in this Offering is [ ● ] Offered Shares; however, we can waive the Minimum Purchase Amount in our sole discretion. While there is no limitation on the maximum amount that an investor may purchase, our Company reserves the right, in its sole discretion, to reject any purchase, in whole or in part, for any reason. If we sell at least an amount of $1,000,000 of Offered Shares, or the Minimum Offering Amount, on or before the Termination Date, then we will close on the Minimum Offering Amount, the Initial Closing. If, at the Initial Closing, we have sold less than all the Offered Shares, then we will hold one or more additional closings for additional sales, up to the total number of Offered Shares, through the Termination Date. This offering will terminate on the earliest to occur of: (i) the date on which we sell the Maximum Offering Amount of Offered Shares, (ii) any date after the Minimum Offering Amount of Offered Shares are sold, and before the Maximum Offering Amount of Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [ ● ], or the Termination Date, if the Minimum Offering Amount of Offered Shared are not sold by such date. Until the Initial Closing date, proceeds for orders for shares received in cash via wire transfer, electronic funds transfer via ACH, or check deposit will be kept in a separate non-interest-bearing escrow account, or the Escrow Account, and held by the Escrow Agent. Upon achieving the Minimum Offering Amount and the Initial Closing of this offering, the proceeds held in the Escrow Account will be distributed to our Company and the Offered Shares will be issued to the investors. If this Offering does not close for any reason, the proceeds from this Offering will be promptly returned to investors without interest.

We are offering the REG A Preferred Stock and REG A Common Stock simultaneously for purchase at one time in two Tranches of this Offering. The first Phase, or the First Phase, is for an amount of $28,000,000 with $[ ● ] per share; the second Phase, or the Second Phase, which will occur about 4 months after the conclusion of the First Phase, is for an amount of $22,000,000 with $[ ● ] per share. We believe we will be better positioned to expend and commit the proceeds from the First Phase to all the Stockholders, and report those results in the amendments to be filed, before prospective purchasers are presented to the Second Phase.

Book Value of our Common Voting Shares

Based upon [ ● ] shares outstanding at December 31, 2017, our Board of Directors, or the Board, and management determined the pre-offering Book Value of our Company to be $[ ● ] (or $[ ● ]) per share. If we achieve the full proceeds of $50 million from this Offering, our Book Value per Common voting share would be [ ● ], and our total Book Value would be [ ● ]. If we achieved a mid-point of $25 million from proceeds of this Offering, and our total Book Value would be [ ● ].

 Summary Use of Proceeds

We anticipate that if we sell the Maximum Offering Amount we will receive approximately $[ ● ] in net proceeds from this offering, and if we sell the Minimum Offering Amount we will receive approximately $[ ● ] in net proceeds.

Purchasers in this offering will acquire our Series REG A Secured Redeemable Cumulative Convertible Preferred Non-Voting Stock, and our Class REG A Super-Voting, Preemptive Rights, Convertible Common Stock , and become our REG A Common Stock and REG A Preferred Stockholders, with respect to their ownership of Offered Shares. Upon investors’ receipt of Offered Shares purchased in this offering, they will become bound by our BylawsArticles. Our Bylaws and Articles of Incorporation, as amended, govern the various rights and obligations of our stockholders, including the REG A Common Stock and REG A Preferred Stock.

The table below illustrates our Summary Use of Proceeds: [ ● ]

Management

Board of Directors

Subject to our stockholders’ rights to consent to certain transactions as provided under the Florida Business Corporation Act, or the FBCA, the business and the property of our corporation shall be managed and controlled by the board of directors, or the Board. Our Bylaws Articlesprovide that the number of directors of our Company shall be between 2 to 9. For the last 4 years, our Company has benefited from a tightly controlled, small Board led by the Chairman and Chief Executive Officer, Mr. Sandeep Mathow, and our Vice-Chairman and Chief Financial Officer, Mr. Santu Rohatgi. In connection with this offering, our REG A Stockholders will be entitled to elect a member to our Board, or the REG A Representative Director, at the end of the Second Phase.

Officers

The Board has the authority to select the officers of our Company. Under our Bylaws, the officers of the corporation may be a president (who shall be a director), one or more executive vice-presidents, a secretary, a treasurer, and such other officers as may from time to time be elected or appointed by the Board, including such additional vice-presidents with secretaries and assistant treasurers as may be determined by the Board. In addition, the Board may elect a chairman of the Board, or Chairman, and may also elect an executive chairman and vice-chairman, each of whom must also be a director, or may elect such positions as officers of the corporation, but the Chairman, Executive Chairman or Vice Chairman need not be officers as well as Directors. Any two or more offices may be held by the same person, except that the offices of president and secretary may not be held by the same person. In its discretion, the Board may leave unfilled any office except those of Chief Executive Office, or the CEO, or Chairman, treasurer and secretary. Our officers are: (i) Sandeep Mathow, Chairman of the Board of Directors, and CEO; (ii) Santu Rohatgi, Chief Financial Officer, Treasurer and Vice-Chairman of the Board of Directors; (iii) Frank W. Waters, Controller; and (iv) Michael Scillia, Corporate Secretary.

Our Board appoints the officers; however, the CEO shall have, subject to the supervision and direction of the Board, the power to appoint and discharge agents and employees, and the powers vested in hiring the Board, by law or by these By-Laws, or which usually attach or pertain to such office. Each officer shall hold office until his successor shall have been duly elected or appointed or until his death or until he shall resign or shall have been removed by the Board. Each officer is required to perform such duties as are provided in the Bylaws or as our Board may from time to time determine. Any officer may be removed by our Board upon a super-majority vote whenever, in its judgment, the best interests of our Company would be served thereby. The CEO shall have, subject to the supervision and direction of our Board, general supervision of the business, property and affairs of our Company, including the power to appoint and discharge agents and employees, and the powers vested in hiring our Board, by law or by these By-Laws, or which usually attach or pertain to such office.

Summary Risk Factors

An investment in our Offered Shares involves a number of risks. See “RISK FACTORS,” in this Offering Circular. Some of the more significant risks include:

●

We have a limited operating history of approximately four (4) years, and have generated limited revenues of approximately $1,100,000 from our operations. There is no assurance that we will be able to successfully achieve our profit objectives.

●	Investors will not have the opportunity to evaluate any material acquisition of pharmacies, licenses or equipment prior to our purchases.

●	We may not be able to install our Kiosks as quickly or in the number we expect to generate enough revenues to make a profit as soon as we expect, or at all, in a time frame acceptable to investors.

●	Investors will rely solely on our management, including management to be hired with proceeds of this Offering, to manage our company and its strategies and growth, which has broad discretion to invest our capital and make decisions regarding how to best deploy our services and our Kiosks. Investors will have limited control over changes in our policies and day-to-day operations, which increases the uncertainty and risks you face as an investor. In addition, our Board may approve changes to our policies without your approval, since your designated Director as a group will be one of the seven (7) to nine (9) directors on the Board.

●	The purchase price of the Offered Shares has been determined primarily in keeping with our plans to list the shares as described in this Offering Statement, and bears no relationship to any established criteria of value such as book value or earnings per share, or any combination thereof. Further, the price of the shares is not based on our past earnings. There has been no prior public market for our shares; therefore, the Offering Price is not based on any market value.

●	Our Board and management has broad discretion on managing the Company and taking corporate actions for the benefit of the business of the Company, which may sometimes subject the stockholders’ rights to adverse impact.

●	There has been no active public market for our Common Stock and Preferred Stock prior to this offering, and an active trading market may not be developed or sustained following this offering, which may adversely impact the market for shares of our Common Stock and Preferred Stock and make it difficult to sell your shares.

●	An investor could lose all or a substantial portion of its investment.

●

There is no public trading market for our Preferred or Common stock, and although we intend to list our Shares on the NYSE American Exchange, we may not be able to list our Shares according to our plans, and even if we do list our Shares, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. It will thus be difficult for an investor to sell its shares of our Preferred or Common stock. Further, our Common and Preferred stock will not be quoted on the NYSE American Exchange until either their coincident Listing immediately following the final Closing of Phase 2 of this Offering, or, at the occasion of our planned after about 15 months from the termination of Phase 2 of this Offering, if at all.

Reporting Requirements under Tier II of Regulation A

Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A.  We will be required to file:  an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z.  The necessity to file current reports will be triggered by certain corporate events.  Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information.  Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements.  Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular.  The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance.  Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our Offered Shares is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment.  An investment in our Offered Shares should be made only by persons or entities able to bear the risk of, and to withstand the total loss of, their investment.  Prospective investors should consider the following risks before making a decision to purchase our Offered Shares. To the best of our knowledge, we have included all material risks to investors in this section.

Risks Related to Our Company

We may not be able to raise sufficient funds to develop our operations on a timely basis.

We plan to utilize the proceeds from this Offering to expand our operations, including but not limited to establishing more locations for our Kiosks. If we do not raise the Maximum Offering Amount in this Offering and follow up immediately with an initial public offering, or IPO, which the Company believes is the most expeditious route to our optimum growth schedule, we will seek to use other fundraising sources to develop our projects, which may incur more expense and time.

We have a limited operating history.

We were incorporated in 2013. We have limited history of operations and, accordingly, limited performance history to which a potential investor may refer in determining whether to invest in us. While we will engage in this Offering to raise capital, we will nonetheless have limited capitalization. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by new ventures, including our reliance on our management and our key personnel and affiliates and other factors. We are confident that our management will select profitable, relatively risk adverse development strategies. However, there is no assurance that any attempts by our management to reduce the potential risks for our company to incur losses will be successful. A significant financial reversal for our management or its affiliates could adversely affect the ability of our management to satisfy its obligation to manage our company.

Additionally, because we are a company with limited previous operating history, it may be more difficult for us to raise reasonably priced capital than more established companies, many of which have established financing programs. Accordingly, we may not be able to retain sufficient cash flow from operations to repay our debt, satisfy our operational requirements, pay dividends to our stockholders and successfully execute our growth strategy. We will need to raise additional capital for these purposes, and we cannot assure you that a sufficient amount of capital will be available to us on favorable terms, or at all, when needed, which would materially and adversely affect us.

Our success is subject to the problems, expenses, difficulties, complications, and delays frequently encountered in expanding any business, and its operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future.

We are dependent on the operating experience of our management and key personnel for our success.

We rely on our directors, officers, key contractors, advisors, and future employees for our management and implementation expertise to achieve our goals. In our past four (4) years of growth and development, these persons’ and companies’ incentives were 100% stock based rather than cash compensation based. If such stock based compensation and incentives are predominantly used in the future instead of cash compensation, some of those individuals we rely upon may not devote as much of their time to our business plans, which may adversely affect us.

The current outstanding shares of the Company hold no superior preemptive rights.

Since both the current outstanding shares and the REG A Common Stocks offered in this Offering possess the same preemptive rights, the Original Stockholders hold no superior preemptive rights, which can negatively impact the prospective investors. All our Common Stocks possess the same preemptive rights until we list our shares on a national stock exchange such as the NYSE American, the NASDAQ and the CHX.

Existing Common Stockholders have higher conversion multiple raios than the Prospective investors of this Offering if and when the Common Stocks are listed on a national exchange.

The current outstanding Original Class Common Stock has a 15 to 1 conversion ratio into future shares if and when they are Listed on a national exchange; our Class A Common stock has a 10 to 1 conversion ratio upon Listing; our Class A+ Common Stock has a 8 to 1 conversion ratio upon Listing; while the REG A Common Stocks in this Offering has a conversion ratio of 5 to 1 into Listed future shares. Convertibility is designed to result in an increase in the number and total value of the shares from which prospective investors can benefit. By comparison, the prospective investors in this Offering have a lower conversion rate than the existing Common Stockholders. Since lots of other new technology companies do not offer such a feature in their securities offered to the prospective stockholders, we believe this conversion ratio at a 5 to 1 multiple upon Listing is an advantage to our prospective investors in this Offering.

The existing Preferred and Common Stocks and the Preferred and Common Stocks Offered in this Offering, all bear certain liquidation rights.

The existing Original Common Stock bears certain liquidation rights subsequent to each other Class of Common Stock redemption, and all our Series of Preferred Stock receive all of their Stated Value plus accrued dividends upon redemption, which Stated Value is higher than paid in capital for every Series, in whole or in parts. Our earlier Series of Preferred issued was at proportionately higher Stated Values than the paid in capital for each later Series issued, as risks were greater earier in our development, and assets securing each Series were less valuable in earlier Series, than later Series if any. To the extent that the Class REG A Common Stock issued in this Offering are not converted to any other class of Common Stocks, the paid in capital for the REG A Common Stock would not be greater than the Purchase Price paid by each Shareholder in this Offering, and the Liquidation Value for Class A, Class A+, and Class REG A are all the same. Any other balance in the audited paid in capital value not paid out to Preferred Shareholders and Class A, Class A+ and Class REG A shareholders would be due to the Original stockholders.

The REG A Preferred Stocks issued in this Offering, or any future national crowdfunding internet portal offering, have rights relative to the Stated Value plus any accrued dividends, if any, and therefore any proceeds up to the Stated Value plus accrued dividends, if any, of any collateral assets underlying the REG A Preferred Stocks are available only to the REG A Preferred Stockholders, and not to the existing Series of Preferred Shareholders, all existing Classes of Common Stockholders or REG A Common Stockholders. Any excess of paid in capital above could be available to Original Common Stockholders in a liquidation, but no other Class or Series of Stockholders.

Dividend, if any, on the Company’s Preferred Stock is cumulative.

Dividends on the Series REG A Preferred Stock is cumulative, so the Board will authorize payment of the amounts accrued from the date of any dividend that should have been paid, but for any reason was not paid to the Stockholders, since the date the Preferred Shares were entitled to a dividend. Dividends may be in the form of more shares of the Preferred Stock, an increase in Stated Value, in other classes of shares, in interests in assets of the Company, or in cash. If the Board does not authorize and declare a dividend for any dividend period, holders of the Preferred Stocks will not be entitled to receive a dividend payment for such period, and such undeclared dividend will accrue and become payable at a later dividend payment date. The Board may determine that it would be in the Company’s best interest to pay less than the full amount of the stated dividend on our Preferred Stock subject to its sole discretion, at which time the undeclared portion of the dividend will accrue and become payable at a later dividend payment date. Factors that may be considered by the Board in deciding whether and how much dividend to declare include, but not limited to, the Company’s financial condition and capital needs, the impact of current and pending legislations and regulations, economic conditions, tax considerations, and any other factors as our Board of Directors deems relevant.

Our current existing Original stockholders, and Class A and Class A+ Stockholders will be holding significant amount of the ownership of the equities of our Company.

As of the date of this Offering Circular, our existing Original, Class A and Class A+ Stockholders own 100% of our Company’s outstanding Common Stocks and Preferred Stocks. Only a small number of the Common Shares are being offered in this Offering, as 90% of the equities offered in this Offering are Preferred Shares. Upon completion of the Minimum Offering Amount and Maximum Offering Amount, the Original stockholders, and the Class A and Class A+ Stockholders will own approximately [ ● ]% ,● ]% and [ ● ]% of our outstanding voting Common Stock respectively; and [ ● ]% , [ ● ]% and [ ● ]% of the outstanding non-voting Preferred Stock respectively. Therefore, the holders of the REG A Common Stock may not materially influence the vote of the Stockholders of the Company, but their elected representative Director may influence the Board’s decisions and voting.

Management believes that the Stockholders participating in this Offering can influence the Board’s decisions by having a representative director on the Board. Therefore, until we redeem all the REG A Preferred Stocks, such REG A Preferred Stockholders shall be entitled to nominate and elect a qualified person to be a director of the Board.

There is no guarantee that we will be able to complete this Offering and the Listed IPO or primary registered Listed offering following this Offering as we plan.

We intend to conduct an IPO to be listed on a National Stock Exchange within fifteen (15) months after this Offering, or to conduct a primary registered National Stock Exchange Listed offering, if we have not been listed on a National Stock Exchange by then. The required organizational and offering costs of either will be from net proceeds of this Offering, although there is no guarantee that we will be able to do so. We plan to redeem the REG A Preferred Stocks of this Offering at Stated Value by the issuance of new Preferred Stocks in the either this planned IPO or primary registered Listed offering.

There is no assurance that this Offering will be completed and provide us with sufficient funds to register and market an IPO, which we estimate to be approximately $1,000,000, as offering costs to conduct the IPO or registered primary offering, or RPO; therefore, the planned redemption of REG A Preferred Stocks may not be accomplished in whole, or at all, which may impede the timeliness of any resale or redemption of the REG A Preferred Stocks, and also change our plans to fund the equity portion of the business plan.

Our Board and management has broad discretion on managing the Company and taking corporate actions for the benefit of the business of the Company, which may sometimes subject the stockholders’ rights to adverse impact.

Our Board and management may take corporate actions that would negatively impact our stockholders for the benefit of our business, such as business relationships with our vendors. Such circumstances could arise in any company striving to expand its revenues, suppliers and customers quickly, although we have no current plans on taking any corporate actions that may harm the stockholders’ benefits. However, Florida law provides that special votes of at least 25% of all stockholders entitled to vote on certain types of corporate actions may force the majority of stockholders, the other 75%, to hold a special voting meeting to consider such actions before implementing them. As the REG A Stockholders will have a representative director on the Board, we believe the risk aforementioned is lowered, and it also demonstrates our intention to act equitably toward all our Stockholders.

We may sell the Company or the Majority of Assets of the Company.

A vote of all voting stockholders is required to effect a sale of all our assets, or a controlling interest in our stock. While we have no current intention to sell our Company or its assets, we may consider such a sale at values below the investment value or Stated Value of the Offering Shares to the unrelated 3rd parties, if there is a change in our ability to obtain capital for our business. As of the date of this Offering Circular, we believe it is unlikely that a sale resulting in the REG A Stockholders’ receiving less than their investment or its Stated Value would be arranged, because the Maximum Offering Amount, which is secured by assets, and its Stated Value before dividends, is considerably less than our imputed, independently assessed enterprise value. In the event of a sale of all our assets, or a controlling interest in our stock, all our non-converted Original, Class A, Class A+ and Class REG A offered in this Offering, are converted at each Class’ multiple conversion ratio, prior to calculation of payout due per share. All Series of Preferred are redeemed first at full or partial Stated Value plus accrued dividends, if any, and then all Classes of our Common stock are paid.

The pre-offering assets securing the Original Preferred Stock may be more valuable than the assets securing the REG A Preferred Stock in this Offering.

All the intellectual and tangible property owned or developed by us with or from the proceeds of this Offering shall be deemed as collateral for the Offering Shares, while all our pre-offering existing intellectual and tangible property serves as collateral for our pre-offering Preferred Stock issued to our Original, Series A and Series A+ Preferred Stockholders. In the event of a liquidation of our assets, after payment of the expenses of the respective liquidations, the REG A Preferred Stockholders shall be entitled to their respective portion of sales proceeds of the collateral secured under their Stocks’ rights and preferences, and receive distributions from the proceeds of the collateral secured under their Shares’ rights and preferences, both of which may be lesser or greater than the amount of their purchase price. The Original Preferred Stockholders would then receive proceeds available of all other liquidations that were secured by their rights and preferences. The value of the tangible or intangible assets secured by the Original Preferred Shares, at the time of any liquidation, may be more valuable than the value of the assets secured by the REG A Preferred Shares, therefore prospective investors of the REG A Preferred Stock may receive less gross proceeds of the liquidations. If the proceeds of a liquidation were insufficient to pay full Stated Value to all Series of Preferred, then all Series would receive their paid in capital first, to the extent that there are partial of full redemptions available, on a pro-rata basis.

We expect continual related party transactions.

We expect continual related party transactions, or the Related Party Transactions, in which the amount involved in the transaction is material to our Company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence. Most of the related party transactions will be conducted through or by our CEO, our only 20% Stockholder, or the Greater Stockholder, or other Officers and Directors, for the purpose of our business plans and goals. To the extent our affiliates or subsidiaries are also our Related Parties, contracts with our future subsidiaries or affiliates, or joint ventures may be deemed to be Related Party Transactions. In these Related Party Transactions, our management agreements for compensation from these Related Parties to us represents captive revenue for us, which is also to the benefit of Stockholders.

Any contracts or engagements with any of our future subsidiaries or affiliates, or joint ventures shall be conducted and entered at arm’s length terms and conditions, similar to terms and conditions for similar services or activities by non-related parties, or at market values if available in the open marketplace, so that no Related Party we conduct business is enriched to the detriment of our Company and any of our Stockholders. Any agreements shall be at cost, with no markup by any of our affiliates from the terms and conditions rendered in any original contract or engagement.

If our patents and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We have trademarks and copyrights, but no patent applications and protection as of the date of this Offering Circular. We have developed several patentable custom proprietary technologies, systems or models during our development of custom and proprietary technologies, business models, and other product models, and we intend to apply for patent protection at later dates when the Company deems appropriate. We cannot assure you that we will file any patent applications in the future, and that any of our patent applications will result in issued patents or that, if issued, such patents will provide significant protection for our technology and processes. We may be forced to deal with issues related to our proprietary assets before we are ready to file any patent, and this may damage our future growth, as well as expose us to risks related to other new product models pending to be commercialized.

We rely and expect to continue to rely on a combination of proprietary information, non-competition and arbitration agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark laws and copyright laws to protect our proprietary rights. We may also seek to enforce our proprietary rights through court proceedings. All our system software is copyrighted and subject to the protection of applicable copyright laws. We have applied and we expect to apply for more trademark registrations from time to time. Such applications may not be approved, third parties may challenge any trademarks issued to or held by us, third parties may knowingly or unknowingly infringe our intellectual property rights, and we may not be able to prevent infringement or misappropriation without substantial expense to us. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, competitors may be able to mimic our operations more effectively, the perception of our business to customers and potential customers may become confused in the marketplace, and our ability to attract customers may be adversely affected. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary, which could harm our competitive position, and we may be unable or under-funded to mount adequate defenses.

We currently hold various domain names relating to our brand, including www.smartrxsystems.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for customers to find our web site, our products and our services. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our products, services and marketing activities.

In certain cases, the Company may rely on trade secrets, patents, trademarks and copyrights to protect our intellectual property, proprietary technology and processes, which the Company has acquired, developed or may develop in the future. Our intellectual property rights extend to our products and services. However, there is no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies to protect proprietary rights, or for competitive reasons. If we are unable to obtain sufficient rights, successfully defend our use, develop non-infringing technology, or otherwise alter our business practices on a timely basis in response to claims for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. We may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. Defending against intellectual property claims, whether they are with or without merit or are determined in our favor, would result in costly litigation and the diversion of technical and management personnel.

Risks Related to Our Business and Strategies

Our enterprise is relying on a new technology that is part of one of the largest industries in the world.

Our business plans and its implementation may fall significantly short to generate profits to our Stockholders, if our strategies were wrong, or for some unforeseeable reasons beyond our control. Our industry is so globally immense that relatively small shifts in manners or channels of distribution, delivery of pharmaceuticals to patients, or manufacturers’ pricing, could adversely impact our growth in spite of any product, software or service advantages we have or had.

We have an evolving and unpredictable business model, and we may never generate significant operating revenues. Although we have engaged in operations since 2013, we have not yet generated significant operational revenues so far.

Our lack of long-term stabilized operating history and limited revenues generated since 2015 make prediction of our operating results difficult. Our prospects must take into account the risks, expenses and difficulties we frequently encounter in our limited commercialization of technology, which is common in new companies with rapidly evolving markets. Such risks include, but not limited to, an evolving and unpredictable business model, management of growth due to future advances in technology, and methods or processes by our competitors. To lower these risks in order to develop the Company and protect the interest of the stockholders, we must, among other things, continue to expand our customer base, implement and execute our business and marketing strategies, continue to develop and upgrade our products, promptly respond to competitive developments, and attract, retain and motivate qualified personnel. There is no assurance that we will be successful in lowering such risks, and failure to do so may adversely affect our business prospects, financial condition and results of operations.

We have limited experience and resources to evaluate our business prospects and make business plans.

Because our business and industry are relatively new, there are limited resources and examples for our reference. Additionally, we generated limited revenues from operations since our incorporation, thus it is difficult to evaluate our future business prospects and make decisions based on those estimates of our future performance. Because of the uncertainties, we may be hindered in our ability to timely increase in sales, generate revenues and profits, if any. If our business decisions based on the current or unreliable data or resources available do not work as we expected, we may incur losses or never become profitable, which may decrease our company value prior to the commencement of trading of our securities, or a decrease in our stock price once we start trading.

We depend on a manufacturer exclusively to provide us with our Kiosks and a few key distributors for a significant portion of our sales. Disruption of our supply or distribution chains could adversely affect our business.

We rely on a global automated pharmacy robotics manufacturer, or GAPRM, ScriptPro USA, Inc., or ScriptPro, who manufactures the Kiosks, and leases the machines directly to the healthcare provider, as well as install and maintain all Kiosks. A significant portion of our sales are to several key distributors. Although the business associated with our manufacturer and distributors may be transferred to another manufacturer or other distributors if necessary, no assurance can be given that a change in manufacturer or distributors would not be disruptive to our business, which could have a material adverse effect on our business and results of operations.

If we were to terminate the partnership with ScriptPro and current distributors, we believe we would be able to replace the manufacturer and distributors; however, it would be very time consuming, and likely cause a disruption in our business operation and our distribution network. As a result, our Company and our business would be negatively affected.

Damage or disruption to our product supplies and distribution capabilities due to weather, natural disaster, fire, environmental incident, terrorism, pandemic, strikes, the financial or operational instability of key suppliers, distributors, warehousing, and transportation providers, or other reasons could impair our ability to provide Kiosks and related services to our customers or distribute our products. If we are unable or it is not financially feasible to mitigate the likelihood or potential impact of such events, our business and results of operations could be negatively affected, and additional resources could be required to restore our supply chain.

We are dependent in part on technologies provided by third-party vendors, the loss of which could negatively and materially affect our ability to market, sell, or distribute our products.

Some of our products incorporate technologies owned by third parties that are licensed to us for use, modification, and distribution. If we lose the aforementioned license to such technologies, or we lose the ongoing rights to modify and distribute these technologies with our products, we may be forced to devote resources to independently develop, maintain and support the technologies by ourselves, pay higher license fees, and transit to another vendor. Any independent development, maintenance or support of these technologies or the transition to alternative technologies could be costly, time consuming and may delay our product release and upgrade schedules, which may negatively and materially affect our ability to market, sell or distribute our products.

We have not yet generated significant revenues. We made our assumptions of development based on our current status of sources of revenues and our business, which is no guarantee for generation of revenues.

Our sales as of the date of this Offering Circular are from four sources: installed and commercially operating Smart PharmAssist™ Kiosks; our partnership with Vista Pharmacy and Diagnostics; our Smart MedSpa’s®; and our mail order business. Based on the current operation results and trend of the Company, we assume revenues would continue to be generated from these existing sources. As additional Kiosks installation agreements have been signed, more customers may use the Kiosks for prescription refill orders, and additional utilization and locations of the Vista pharmacy partnership may continue to grow and improve, though there is no assurance that any of them will happen.

Our existing and proposed expanded operations are subject to all business risks associated with newer and growing companies. We are subject to all of the business risks and uncertainties associated with any new business; including the risk that we will not achieve our investment objectives and that the value of the prospective investor’s investment could decline substantially. Our ability to achieve profitability in this business will depend upon many factors, including, without limitation, our ability to execute our growth strategy and technology development, obtain sufficient capital, develop relationships with third party partners, adapt to fluctuations in the economy and modify our strategy based on the degree and nature of competition. We can provide no assurances that our operations will ever be profitable or that we will be able to generate sufficient revenue from operations to pay operating expenses and meet our obligations as a going concern.

As a technology company in its stage of rapid development and expansion, we face the risks that are unique in our current situation.

We plan on expanding our business through the introduction of a sophisticated marketing campaign, as well as through capital insertions. Any expansion measures we may undertake will entail risks, and may negatively impact the profitability of the Company.

As a result, such expansion may incur expenditures and cause less funds available in other sources of operation of the Company. Also, such expansion may divert our management’s attention and resources away from its existing operations, all of which may have a materially adverse effect on our present and prospective business activities.

We may not be able to successfully operate additional acquisitions and integrate related investments into our business, which could adversely affect our investment returns materially.

We do not have operational experience in our additional investments, and many of our additional acquisitions may be located in the geographic markets we do not currently have any operations in. Because we do not possess the same level of familiarity with the properties we acquire, they may not perform successfully as we expect. Our inability to assess their objective purchase price and failure to operate them could have a material adverse effect on us.

We must obtain consents from the Drug Enforcement Administration, or the DEA, the FDA, or any other related regulators, according to Federal and State Laws in order to assume the rights and obligations of the licenses we acquired.

In accordance with our purchase agreements and related documents to acquire the pharmacies and licenses to operate pharmacies, the sellers shall assign to us all the rights and obligations they have received from the DEA, the FDA, or any other regulators, as of the date we acquire a pharmacy or license, and all of the assignments require the consents from the DEA, the FDA, or any other related regulators. We currently have [ ● ] outstanding. We expect to have all the rights and obligations consents by [ ● ], although there is no guarantee we will be able to obtain all on the timeline we expect. Failure to obtain any of the consents of the rights and obligations will affect our operations adversely.

Failure to raise funds in addition to cash and revenues generated from our current operations may adversely affect or delay the execution of our business plan and expansion of our business operations.

The management believes that our ability to raise additional capital is more crucial to expand our operation and conduct our business plan, than affecting our ability to stay in business in the current operation scale. There is uncertainty in our timeline to implement our business plan and expand our business with our existing financial resources. The proceeds from this Offering will help us in executing our business plan and expand our operation. Except from this offering, we have no other binding agreements, commitments or understandings to secure additional financing as of the date of this Offering Circular. If this Offering fails in achieving the Minimum Offering Amount, we may endeavor more efforts to raise additional funds for our business plan and operation expansion. We may raise funds in a more expensive manner, or we may be unable to obtain additional financing or other sources of funding on acceptable terms, or at all. If we are unable to obtain funding, we could be forced to delay, reduce or eliminate business prospects, which could adversely affect our future business development.

If we finance our operations and business plans in the future with debts, such future indebtedness may affect our operations.

We have no outstanding loans currently and we have no current plan to borrow capital. However, we may incur indebtedness in the future subject to discretion of the management of the Company for the business development and interests of the Company. If we incur indebtedness, a portion of our cash flow or capital raised in this Offering or future offerings may be dedicated to the payment of principal and interest on such indebtedness.

Our ability to make scheduled payments of the principal of, to pay interest on our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not be able to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing our operations and operating expenses, selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations or otherwise significantly limit our ability to respond to periods of increased liquidity pressure, which may have negative impacts to our operations.

Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of unsecured Stockholders. A judgment creditor would have the right to foreclose on any of our otherwise unsecured assets resulting in a material adverse effect on our business, operating results or financial condition.

Our current business plan may change subject to unanticipated factors beyond our control.

Our current business plan is to [ ● ]. However, the management made this plan based on our current business development and trend of operations, thus our business plan may change significantly, subject to unforeseeable factors such as economy, laws and regulations, and other factors.

Many of our potential business such as [ ● ] may be subject to statutory or regulatory requirements. Our management believes that our current strategies are feasible in light of current economic and legal conditions, with the skills, background, and knowledge of our principals and advisors. However, the current strategies may be significantly modified subject to future unforeseeable reasons and the discretion of the management of the Company.

Our management has broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

The net proceeds from this Offering will be used for the purposes described in the section entitled “Use of Proceeds.” Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may not spend or invest these proceeds in a way with which our stockholders agree. To the extent we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, our management may change the use of certain net proceeds from this Offering for the benefit of the Company. We cannot specify with any certainty the particular uses of such net proceeds that we will receive from this Offering, and we may use them for other purposes not presently contemplated. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

If we are unable to secure relationships with group purchasing organizations or other similar organizations, we may have difficulty in selling our products and services to customers represented by these organizations.

Several group purchasing organizations, including AmeriNet, Inc., Carolina Shared Services, LLC, Child Health Corporation of America, HealthTrust Purchasing Group, L.P., MedAssets, Inc. Supply Chain Systems, Novation, LLC, Premier Purchasing Partners, L.P. and Resources Optimization & Innovation, LLC may negotiate standard contracts to purchase our products on behalf of their member healthcare organizations. If any members of these group purchasing organizations purchase our products or services according to these contracts, we will pay these group purchasing organizations a fee as sales commission. We also intend to contract with the United States General Services Administration, which will enable the Department of Veteran Affairs, the Department of Defense and other Federal Government customers to purchase our products. All of these contracts will enable us to sell our products and services more steadily, though we cannot guarantee that we will enter into contracts with any of the above parties. Assuming these organizations enter into sales contracts with us, they may not renew the contracts on similar terms and conditions, if at all. In addition, some of our contracts with these organizations are terminable at the discretion of either party, so they may terminate the contracts before they expire. Both of the above situations could cause our revenues to decline, and loss of any of the aforementioned relationships could negatively impact the breadth of our customer base and impair our ability to increase our revenues or even meet our revenue targets.

Different estimates and assumptions in the application of accounting policies could result in changes to our reports of financial condition and results of operations.

Various estimates are used in the preparation of our financial statements, including estimates related to asset and liability valuations (or potential impairments) and various receivables. These estimates often require using market data values which may be difficult to assess, and estimates of future performance or receivables collectability which may be difficult to accurately predict. While we have identified the accounting policies that are considered critical, and have put procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in material differences to our financial condition and results of operations.

We may incur losses as a result of ineffective risk management processes and strategies.

We seek to monitor and control our risk exposure through a risk control framework encompassing a variety of separate but complementary mechanisms, such as financial, credit, operational, compliance and legal reporting systems, internal controls and management review processes. While we utilize a broad and diversified set of risk monitoring mitigation techniques, those techniques may not predict every economic and financial outcome, or the specifics and timing of such outcomes accurately. As a result, we may incur losses in our operations and execution of our business plan from the above risks.

Our business depends heavily on information systems, operations and supports from third parties, hence system failures could significantly disrupt our business. As a result, the market price of our stocks and our ability to effect redemptions or make distributions to our stockholders may be negatively impacted.

Our business relies heavily on communication and information systems, some of which are provided or supported by third parties. Any failure or interruption of such communication and information systems could cause delays, disruptions or other problems to our business operations, which could cause materially adverse effects on our operating results, market price of our stocks and our ability to make distributions to our stockholders.

Inflation may adversely affect our financial condition and results of operations.

Inflationary factors such as increases in the cost of our products and services, and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material effect on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross profit and selling, general and administrative expenses as a percentage of net sales if the selling prices of our products and services do not increase with these increased costs.

Risks Related to Our Securities and This Offering

An investment in our Offered Shares is a speculative investment and, therefore no assurance can be given that you will realize your investment objectives.

No assurance can be given that investors will realize a return on their investments in us or that they will not lose their entire investment in our Offered Shares.  For this reason, each prospective investor of our Offered Shares should carefully read this Offering Circular.  ALL SUCH PERSONS OR ENTITIES SHOULD CONSULT WITH THEIR ATTORNEY OR FINANCIAL ADVISOR PRIOR TO MAKING AN INVESTMENT.

There has been no active public market for our Common Stock and Preferred Stock prior to this Offering, and an active trading market may not be developed or sustained following this Offering, which may adversely impact the market for shares of our Common Stock and Preferred Stock and make it difficult to sell your shares.

Prior to this offering, there was no active market for our Common Stock and Preferred Stock. We do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market, if at all. We intend to apply for listing our REG A Preferred and Common stocks on the NYSE American, either at the conclusion of the Second Phase of this Offering, and simultaneously coordinate our 8-A filing with the SEC and NYSE American, or fifteen (15) months after the Close of the Second Phase of this Offering, when any other securities offered to the public then would not be deemed to be integrated with the shares offered in this Offering, in accordance with rules of Regulation A. However, any such listing may not occur until months or years after the termination of this offering, if at all. If we fail to list on a National Exchange and develop a non-National Exchange market for the Shares, such quotation markets are not historically liquid. Also, major broker-dealers and market makers do not make markets or write research reports in support of low priced or penny stock, should our stock become low priced or designated as a penny stock. As a result, investors should view our Common Stock and Preferred Stock as an illiquid investment. We cannot predict the extent to which an active market for our Common and Preferred Stock will develop at that time, or be sustained if at all, or how the development of such a market might affect the market price of our Common and Preferred Stock. Further, if we do list our shares on a national securities exchange, or another trading market develops, no assurance can be given that the market price of shares of our Common Stock and Preferred Stock will not fluctuate or decline significantly in the future or that Common Stockholders and Preferred Stockholders will be able to sell their shares when desired on favorable terms, or at all.

This is a fixed price offering and the Offering Price may not accurately represent the current value of us or our assets at any particular time. Therefore, the Offering Price may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the Offering Price is fixed and will not vary based on the underlying value of our assets at any time.  Our Board has determined the Offering Price in its sole discretion.  The Offering Price has been based on an internal valuation analysis of our Company as a whole. Although we believe the valuation to be fair as of the date it was determined, the fixed offering price established for our Offered Shares may not be supported by the current value of our Company or our assets at any particular time.

The Offering Price of the REG A Common Stock has been set at Par Value by our Board, and it bears no relationship to the Company’s assets, net worth, or any other objective or quantitatively derived criteria. Future valuation of Common Shares may be determined pursuant to future offering purchase prices, by book value as a result of an audit of our financial statements, or by an independent third party qualified valuation firm(s).

The Offering Price of our REG A Preferred Stock has been set as a discount to the actual monetary Stated Value of the REG A Preferred Stock to include a flat return to each REG A Preferred Stockholder. This flat return does not change whether the REG A Preferred Stock is redeemed at the time of the IPO or a RPO, if we are not already listed on a national exchange. If REG A Preferred Stock is not redeemed within three years of its issuance, the Board shall be obligated to declare dividends of at least 6% on the Stated Value of the REG A Preferred Stock.

If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our Offered Shares have not been registered under the Securities Act of 1933, the Securities Act, and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder.  We represent that this Offering Circular does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, not misleading.  However, if this representation is inaccurate with respect to a material fact, if this offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the Offered Shares or find an exemption under the securities laws of each state in which we offer the Offered Shares, each investor may have the right to rescind his, her or its purchase of the Offered Shares and to receive back from our Company his, her or its purchase price with interest.  Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits.  If investors successfully seek rescission, we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

We do not intend to pay dividends to our Common Stockholders in the foreseeable future.

We have the authority to retain all of our earnings for the future operation and expansion of our business. We do not intend to make any cash distributions to our Common stockholders in the foreseeable future. Investors of Common Stock should not expect to receive income on an ongoing basis from an investment in us.

Beginning on the third anniversary of the acquisition date of the REG A Preferred Stock, the Preferred Stock shall accrue dividends automatically at 6% per annum, recorded quarterly, but subject to cumulative accrual, and may be provided as additional Preferred Stocks, Common Stocks, or cash at our Board’s discretion. The decision of what format the dividend of record shall take is subject to Board approval. While all Classes of Common voting shares are eligible for dividends, we do not plan to declare dividends on our common voting shares until the completion of our IPO or ELO, as applicable, or any other source of at least $30,000,000 in total capital.

Our REG A Preferred Stock offered in this Offering is collateralized by certain assets and not subordinate to any indebtedness. Our obligations to pay annual dividends on the Preferred Stock is limited to the terms and conditions set forth in this Offering

Our REG A Preferred Stock is an equity interest collateralized by assets contributed by the Company, including any assets acquired with the proceeds of the sales of such REG A Preferred Stock. The REG A Preferred Stockholders share the value of those assets that securitize the REG A Preferred Stock, pro rata, although the value of such assets may not equal the Purchase Price of the REG A Preferred Stock, or they may be greater than the Stated Value, which equals the amount the Company obligated to pay to the REG A Preferred Stockholders. Unlike some other companies whose preferred shares rank junior to all indebtedness or other non-equity claims, our REG A Preferred Stockholders are not subject to the claims of other equities or debts, because only the REG A Preferred Stockholders are entitled to the value of the assets collateralizing the REG A Preferred Stock, up to the Stated Value plus any cumulative declared dividends, if any. Additionally, REG A Preferred Stock is different from regular indebtedness, because its principal and interest of indebtedness need to be paid on specified due dates. In terms of REG A Preferred Stock, dividends are payable only when decided and declared by the Board. As an early stage company, our ability to declare and pay dividends is subject to our ability to earn net income and meet any financial requirements.

Exercises of the rights held by the Original and Founding Stockholders could negatively impact the investors’ benefits in this Offering.

The rights and preferences of the REG A Preferred Stock issued in this Offering cannot be modified by the Original or Founding Stockholders without a majority vote of the REG A Preferred Stockholders, except to grant more rights or extend preferences. The REG A Common Stocks represent only a minority of voting rights compared to the Original, Founding Class A and Class A+ Stockholders, as they are sold to the REG A Preferred Stockholders at Par Value as a concurrent benefit. The REG A Common Stockholders will hold approximately 5% of the voting rights of the Company, if the Maximum Offering Amount is sold. The Original Common Stocks have 15 to 1 super-voting rights, while the REG A Common Stocks have 5 to 1 super-voting rights. As the Original stockholders maintained control before the Offering, after the closing of this Offering, the exercise of the super voting rights of the Original Common Stocks will not result in any additional benefits to the REG A Common Stockholders with respect to voting rights, because the proceeds from this Offering are not emanating from the sales of the Reg A Common Stocks, but from the sales of the REG A Preferred Stocks.

We may seek additional capital that may result in stockholder dilution or others having rights senior to those of our Common Stockholders.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other things, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, such securities may have rights, preferences or privileges senior to the rights of our Common Stock and our stockholders may experience dilution. However, the preemptive rights help to preclude the REG A Preferred Stockholders from being diluted for no or little value.

Our stock price may fluctuate due to many uncertain factors.

Our performance is affected by many factors including, but not limited to, our industry development trend, consumer preferences change, technology improvement, government regulatory actions, related laws and regulations and market conditions. As a result, the stock price of our Common and Preferred Stock will be affected. Some of the factors that may result in fluctuations, or cause adverse effect to our stock price include:

●	Actual or anticipated variations in our periodic operating results;
●	Increases in market interest rates that lead to our Preferred and Common Stockholders’ demanding higher yields;
●	Changes in earnings estimates;
●	Changes in market valuations of similar companies;
●	Actions or announcements by our competitors;
●	Adverse market reaction to any increased indebtedness we may incur in the future;
●	Additions or departures of key personnel;
●	Actions by stockholders;
●	Speculation in the press or investment community; and,
●	Our intentions and ability to list our Preferred and Common Stock on a national securities exchange, and our subsequent ability to maintain such listing, and create a market for our stocks.

We may not successfully complete our proposed IPO or RPO as we plan. If we conduct an IPO or RPO, the offering price of our Common Stock in an IPO or RPO will be determine by us and the underwriters, unless it is already trading on a national exchange, based on several factors including market conditions at the time of the offering, and it may not be in any way indicative of the price our shares will be traded at, if at all. After the completion of an IPO or RPO, investors in this Offering may not be able to resell their shares at or above the initial offering price. Since there has been no developed market for our stocks, their book value may decline, which would affect the pricing of those in future offerings. Additionally, the stock market and the ultimate market price (if any) for our Common or Preferred Stock will likely be subject to fluctuation, regardless of our operating results, financial condition and prospects.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. While exemptions and reductions are universal in nature, we do not expect that any of these exemptions and reductions have any material immediate effect on our disclosures in this offering circular, or reports we expect to file with the SEC in the near future. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. Since all of those events are positive events, if they ever occur for us, loosing EGC status would be a welcomed event, as attaining any of those levels would generally be regarded as cementing our position in the marketplace for our products and services. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions, but if we achieved over $1 billion in revenues, were able to issue over $1 billion in non-convertible debt, or the public float of our common stock exceeded $700 million, management believes that any one of those events would be regarded by stockholders as prima facie evidence of positive growth by the Company, so that losing these nominal exemptions and reductions for the future would not be an issue.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. Because of this election, our financial statements may not be comparable to companies that comply with public company effective dates; however, as above, we do not expect that such adoptions in our case would hold any material value to present or near-term future stockholders.

Risks Related to Our Industry

Market Acceptance of our products and services cannot be guaranteed.

We cannot assure that our products and services will attain a degree of market acceptance within the pharmaceutical and pharmacy industry on a sustained basis, or that we will generate sufficient revenues for sustained profitable operations. We made certain assumptions about the market adoption of our products and services, which may be incorrect. If so, the adoption period may be elongated, which may negatively impact our prospective business activities. While there are precedencies for end users and patients to utilize self-serve Kiosk’s for a variety of purposes, no assurance can be given that the Smart PharmAssist®™ Kiosk will be accepted by such end users and patients as an alternative to fulfill their prescriptions.

The pharmacy and medication management solution market is characterized by evolving technologies and industry standards. Frequently new products and dynamic customer requirements may render existing products obsolete or less competitive. Our future success will depend in part upon our ability to enhance our existing products and services and to develop and introduce new products and services to meet changing customer requirements. If we are unable to do so and bring such enhancements to products and services to market in a timely manner, demand for our products could decrease.

We cannot guarantee that we will be successful in marketing any new products or services, that new products or services will compete effectively with similar products or services from our competitors, or that the level of market acceptance of such products or services will be sufficient to generate expected revenues and synergies with our other products or services.

The healthcare industry may face financial constraints and consolidation that could adversely affect the demand for our products and services.

The healthcare industry is facing, and will likely continue to face, significant financial constraints. US government legislations such as the American Recovery and Reinvestment Act in 2009, the Patient Protection and Affordable Care Act in 2010, the Budget Control Act of 2011, and other health reform legislations may cause customers to postpone purchases or leases of our products while they make changes to their operations to meet the requirements of these legislations. Our automation solutions often involve in significant financial commitments from our customers, thus our ability to grow our business largely depends on our customers’ capital and operating budgets. To the extent healthcare expenses increase more slowly than we anticipate or even decline, demand for our products and services could decline.

Many healthcare providers have consolidated to create larger healthcare delivery organizations to achieve greater market power. If this consolidation trend continues, it would increase the sizes of some of our target customers, which could increase the cost, efforts needed and difficulties in selling our products to them. If such customers are acquired by healthcare providers that prefer our competitors’ products to ours, our existing customers or potential new customers may begin utilizing our competitors’ products. Additionally, the consolidated organizations may have greater bargaining power, which may lead to price erosion to our products and services.

The competitive challenges we may face in the pharmacy and medication management solutions market include, but are not limited to, the following:

●	certain competitors may offer or can offer a broader different range of solutions in the marketplace that we are unable to match;

●	certain competitors may develop new features or capabilities for their products not previously offered that could compete directly with our products;

●	competitive pressures could result in increased price competition for our products and services, fewer customer orders and reduced gross margins, any of which could harm our business;

●	current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, including larger, more established healthcare supply companies, thereby increasing their ability to develop and offer products and services to address the needs of our prospective customers;

●	our competitors may develop, license or incorporate new or emerging technologies or devote greater resources to the development, promotion and sale of their products and services than we do;

●	certain competitors may have existing business relationships with our current and potential customers, which may cause these customers to purchase medication and supply dispensing systems or automation solutions from these competitors;

●	other established or emerging companies may enter the medication management and supply chain solutions market; and

●	Our competitors may secure products and services from suppliers on more favorable terms or secure exclusive arrangements with suppliers or buyers that may impede the sales of our products and services.

The pharmacy and medication management solutions market is highly competitive, so we may be unable to compete successfully against new entrants or existing companies with greater resources and/or existing business relationships with our current and potential customers.

The pharmacy and medication management solutions market is intensely competitive. We expect continued and increased competitions from current and future competitors, many of which have significantly greater financial, technical, marketing and other resources than us. Existing competitors include large retail pharmacy chains such as Walgreens, Costco, Duane Reed, CVS, and others. There are also various providers of automated medication dispensing systems of lesser functionality than ours such as Medvantx, InstyMeds, Medbox, Duane Reed, and others who sell prepackaged medications only. While none of these companies offer on demand medication dispensing systems, some have deployed products that may be competitive at certain levels and in certain market sectors.

While there are some current competitions in the medication dispensing business, our management believes that our products and services are more customer and regulations focused. Our management also believes, due to our familiarity with most major robotic manufacturers, currently there is no other company offering an on-demand medication dispensing system. However, it is possible that new capitalized competitors with existing distribution channels could seize upon our business model and offer competing products or services. Moreover, these new competitors could capture significant market share in our intended market faster than we could.

Government regulations of the healthcare industry could reduce demand for our products and services, or substantially increase the cost to produce our products.

The manufacture and sale/lease of our products are not regulated by the FDA or the DEA. However, our current products, and any future products, may be regulated by these or other federal agencies due to future legislative and regulatory initiatives or reforms. Direct regulations of our business and products by the FDA, DEA or other federal agencies could substantially increase the cost to produce our products, increase the time required to bring those products to market, reduce the demand for our products and revenues. In addition, healthcare providers and facilities that use our equipment and dispense controlled substances are subject to regulations of the DEA. Their failure to comply with the DEA requirements, including the Controlled Substances Act and its implementing regulations, could reduce demand for our products and harm our competitive position, results of operations and financial condition. Pharmacies are regulated by individual state boards of pharmacy that issue rules for pharmacy licensure in their respective jurisdictions. State boards of pharmacy do not license or approve our medication and supply dispensing systems; however, pharmacies using our equipment are subject to state board approval. Failure of such pharmacies to meet different requirements from a significant number of state boards of pharmacy could also decrease their demand for our products and harm our competitive position, results of operations and financial condition. Similarly, hospitals must be accredited by The Joint Commission to be eligible for Medicaid and Medicare funds. The Joint Commission does not approve or accredit medication and supply dispensing systems; however, its disapproval of our customers’ medication and supply dispensing management methods, and our customers’ failure to meet The Joint Commission requirements could decrease demand for our products and harm our competitive position, results of operations and financial condition.

While we have implemented a Privacy and Use of Information Policy and adhered to established privacy principles, use of customer information guidelines and related federal and state statutes, we cannot assure you that we will be in compliance with all federal and state healthcare information privacy and security laws that we are directly or indirectly subject to, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, or “HIPAA”. Among other things, this legislation requires the Secretary of Health and Human Services, or the HHS, to adopt national standards governing the conducts of certain electronic health information transactions and protecting the privacy and security of personally identifiable health information maintained or transmitted by “covered entities,” which include pharmacies and other healthcare providers with which we may do business with.

In addition, we cannot predict the potential impact of future HIPAA standards and other federal and state privacy and security laws that may be enacted at any time on our customers or on our investors. These laws could restrict the ability of our customers to obtain, use or disseminate patient information, which could reduce the demand for our products and services or force us to redesign our products and services to meet regulatory requirements.

Our results of operations will fluctuate from quarter to quarter, which makes them difficult to predict.

Our quarterly financial results have fluctuated in the past and will fluctuate in the future. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

●	product quality issues or negative publicity about our products or services;

●	investments that we may make to acquire new assets or business;

●	changes in consumer preferences and discretionary spending;

●	debt service and principal reduction payments;

●	competitive pricing; and

●	variations in general economic conditions.

As a result of these factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year.

Risks Related to Conflicts of Interest and Interested Transactions

Members of our Board and our executive officers may have other business interests and obligations to other entities.

Neither our directors nor our executive officers will be required to manage our Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to our Company, provided that such activities do not compete with the business of our Company or otherwise breach their agreements with our Company.  We are dependent on our directors and executive officers to successfully operate our Company, and in particular Mr. Sandeep Mathow.  Their other business interests and activities could divert time and attention from operating our business.

We have not adopted any conflicts of interest policies other than the terms and conditions set forth in the employment agreements of the management, if any.

We do not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. We have not adopted any specific conflicts of interest policies other than the terms and conditions in the employment agreements of the management.

DILUTION

TO BE INSRTED AT AMENDMENT

Smart RX Systems is offering up to $50,000,000 of the Company’s equity, of which $45,000 to be our REG A Preferred Stock, and $5,000,000 to be our REG A Common Stock. The REG A Preferred Stock has an offering price of $10.00-$12.00 per share, a stated value of $12.50 per share, and a redemption value of $12.50 per share. The offering price of the REG A Common Stock is expected to be $10.00 per share.

In 2016, the Company granted an award of 8,000 Class A Voting Common Shares out of 30,000 reserved for future issuance by the Board in exchange for $82,000 of agreed services provided by the contractors under the Key Employee and Contractor Stock Purchase Plan dated 2015, or the KEY. The number of stocks and additional paid in capital amount for services may rise if either the proceeds of our offerings is insufficient to pay the cash portion of their compensation, or they provide additional services after the date of this award. We expect 5 key contractors to split these 8,000 shares. According to the KEY, 10% of the super-voting rights multiple assigned to these stocks may be converted to redeemable shares for redemption from either our REG A offering proceeds or any other subsequent capital insertion event, or converted to REG A shares that may be transferred after our planned REG A offering, if any.

In 2017, the company issued an additional 500 Class A Voting Common Shares out of the remaining 22,000 shares reserved for future issuance under the KEY.

Purchasers in the offering may experience further dilution as a result of additional grants made under the KEY. See “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS – Equity Incentive Plan.”

USE OF PROCEEDS TO ISSUER

We estimate that the net proceeds from this offering, after deducting selling commissions and Co-Managers’ fees, offering and organizational expenses payable by us, will be approximately $[ ● ] if we raise 50% of the Maximum Offering Amount, and $[ ● ] if we raise the Maximum Offering Amount. Set forth below is a table showing the estimated sources and uses of the proceeds from this offering, for both half of the Maximum Offering Amount, $25,000,000, and Maximum Offering Amount, $50,000,000. The table below represents our estimated use of proceeds. The actual use of proceeds may be different from that which is disclosed below, and we reserve the ability to alter the use of proceeds, in our sole discretion, if market conditions dictate as such.

	50% of Maximum Offering Amount		% of Offering Proceeds		Maximum Offering Amount		% of Offering Proceeds

Gross Proceeds		$25,000,000	100.00%			$50,000,000	100.00%

Estimated Organizational and Offering Cost and Expenses 1	$	[ ● ]	[ ● ]	%	$	[ ● ]	[ ● ]	%

Selling Commissions, Fees & Expense Reimbursements 2	$	[ ● ]	[ ● ]	%	$	[ ● ]	[ ● ]	%

Net Proceeds	$	[ ● ]	[ ● ]	%	$	[ ● ]	[ ● ]	%

Working Capital 3	$	[ ● ]	[ ● ]	%	$	[ ● ]	[ ● ]	%

Total Use of Proceeds	$	[ ● ]	100.00%		$	[ ● ]	100.00%

1 Estimated organizational and offering cost and expenses include legal, accounting, printing, advertising, travel, experts’ reports, appraisals and/or valuations, documentation archiving, word processing, independent investigative reports, marketing, transfer and disbursement agent, payment and escrow agents, portal and administration, blue sky compliance and state filings, FINRA filing, and other expenses of this Offering. We may advance organizational and offering costs incurred on our behalf, and we will reimburse such advances, but only to the extent that such reimbursements do not exceed actual expenses incurred. We estimate such expenses will be approximately $[ ● ] if the maximum offering amount is sold (approximately [ ● ]% of the maximum offering amount) or approximately $[ ● ] if the minimum offering amount is sold (approximately [ ● ]% of the minimum offering amount).

2 We will pay our Co-Managers sales commissions equal to [ ● ]% of the gross offering proceeds received as a result of sales of Offered Shares, or the Selling Commissions, and a Co-managing fee of [ ● ]% of the gross proceeds of the offering, both of which may be re-allowed and paid to selected dealers, and a non-accountable expense allowance of [ ● ]% of the gross offering proceeds, which it may re-allow and pay to participating broker dealers. We will reimburse our Co-Managers accountable expenses of up to [ ● ]% of the gross proceeds from this Offering for fees paid to Portal or RIA’s. If we raise the Maximum Offering Amount, we will also reimburse our Co-Managers up to a maximum expense reimbursement of $[ ● ] accountable expenses for filing and legal fees incurred. The above table does not take filing and legal fees into consideration because we are not able to accurately estimate those fees at the time of this Offering Circular. Our Co-Managers will be entitled to receive an accountable expense reimbursement for documented expenses of our Co-Managers and their affiliates incurred that are reasonably necessary for the performance by our Co-Managers of their duties and functions hereunder; provided, that such expenses are in amounts no greater than those which would be payable to third party professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis, and excepting only those expenses that are specifically the responsibility of our Co-Managers. The accountable expense reimbursement will be reimbursed monthly to our Co-Managers. We cannot currently estimate the accountable expense reimbursement that will be payable to our Manager or its affiliates.

3 We intend to use approximately [ ● ]% of offering proceeds if half of the Maximum Offering Amount is raised and approximately [ ● ]% of offering proceeds if the Maximum Offering Amount is raised for working capital for operations. These amounts may be used: to open new locations for the placement of our Kiosks; for the inventory required to stock the Kiosks; pay for pharmacists and pharmacy technicians required to operate our Kiosks from on-site and remote locations for video telephonic and Internet feeds counseling; for acquisitions of nationally licensed pharmacies; for acquisitions of product manufacturers or other companies; for central operations buildout facilities; for acquisitions and development of our Smart Wellness Med Spas; for expansion and acquisitions of formulating pharmacies and/or licenses; for the expansion of our mail order business; for buildouts of processing facilities in other states if the national pharmacies we purchase are not in Florida; for the redemption of the REG A Preferred Stocks and Original Preferred Stocks; for expenses reserved for future IPO we anticipate; and other corporate purposes.

DESCRIPTION OF OUR BUSINESS

General

Smart RX Systems is a Florida C corporation incorporated in 2013 by our President Mathow Sandeep. It is a technology and management company with custom and proprietary technologies, providing pharmacy related services at the point-of-care via the Smart PharmAssist™ Kiosk, or the Kiosk, a registered trademarked automated medication management system that dispenses medication- on- demand. Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management on site, or via video conferencing technology located on the Kiosk, as well as mail order prescriptions as a follow- on service to customers. Our Kiosk can perform all functions in less time and less cost than those performed by a retail pharmacy, while in full compliance of U.S. FDA and other Federal and state regulations. The Kiosks dispense medication- on- demand at the point of care utilizing a proven robotic prescription dispensing system platform to overcome the risks, costs and time of development and manufacturing of a new technology device. These include prescription verification, insurance verification, and reimbursement, labeling, printing medication instructions, and consulting with a remote licensed Pharmacist.

Currently, all our revenues from operations are earned, accrued and collected in Florida. All the assets we currently own are resident in Florida, except for a non-Florida contractor or service provider is engaged for services to be provided to one of our Florida installations. We installed Kiosks in Texas, New York, Louisiana and Florida during 2017. We are already working on Sterile Compounding facilities which can manufacture Specialty Products for our Weight Loss and Wellness programs and other products as needed.

Our Subsidiaries

In April 2016, we acquired a Florida licensed pharmacy, Choice Meds USA, Inc., as a subsidiary wholly owned by Smart RX Systems, and we have operated it ever since.

In May 2016, we incorporated Smart RX Pharmacy, Inc. in Florida, which is another subsidiary wholly owned by Smart RX Systems. As of the date of this Offering Circular, DEA license for Smart RX Pharmacy, Inc. is pending approval.

In May 2017, we acquired Vista Specialty Pharmacy, LLC., from Vista Clinical and Diagnostics, LLC, which is one of our founding Common Stockholders.

In [ ● ] 2017, we acquired two additional pharmacy licenses in Florida.

In [ ● ] 2017, we acquired two additional pharmacies in Texas, [ ● ] and [ ● ] which we plan to start operation in early 2018.

We expect that in the long-term, there will be a consistent flow of licenses and pharmacies in our target markets for acquisition, operation, and expansion, which will likely enable us to continue our platform in the foreseeable future. We intend to acquire pharmacies and licenses located in both primary and secondary markets throughout the United States. We do not currently anticipate making acquisitions outside of the United States or its territories.

Operation of our Business

We have partnered with a GAPRM who manufactures the Kiosks, leases the machines directly to the healthcare providers, and installs and maintains all Kiosks, which provided us with a rapid entry into the market.

Product and Service Overview

Our Products

Our Kiosk is a complete “Pharmacy-in-a-box”, an entirely automated system with override capability to manually control the dispensing of medication by our pharmacists. It has the capacity to dispense 225 different types of medications from separate dedicated automated “bins”, each of which holds approximately 70 typical prescription fulfillments, totaling approximately 15,750 prescription-only and Over the Counter, or OTC, medications. Our proprietary system features include automated pill counting, live video conferencing with a licensed pharmacist, barcode reader, biometrics, facial recognition, backend data collection, automated vile capping, automated labeling, medication image capture, automated climate control, and automated remote insurance processing. Our Kiosk enables patients or physicians to access to our 24-hour pharmacists as well as retail pharmacies everywhere, extending the reach of traditional retail pharmacies without the limitation of time, distance, language, or costs of traditional brick and mortar pharmacies.

Our Kiosks are currently installed at the points-of-care, or the POC, to provide convenience to patients. Physicians send the prescriptions electronically to our Kiosks. When the prescriptions are received at the Kiosks they will be verified and processed by onsite technicians located at the Kiosks or remote technicians, and the prescriptions will be automatically filled and dispensed in approximately two minutes. Physicians, owners of medical complex buildings, retail stores or clinics and hospitals contract with us for services for fast, easy and inexpensive fulfillment of patients’ prescriptions or directed non-prescription medications like OTC or vitamins. The main terms of the contract involve what, how, when, where, how much and how many medications we stock within the Kiosk, who will assist the patients at the Kiosk as they retrieve their medications, and what directions and follow-up we will provide.

Our Kiosks are leased directly from the GAPRM or its affiliates by physicians or medical facilities, and all the medications are bought and owned by the physicians or medical facilities. The physicians or medical facilities then hire us for both recurring and one-time fees to operate, manage and perform all pharmacy related services and activities at the points- of- care. Each point of care location has one or more of our Kiosks, pharmacy management software, a licensed pharmacy technician, and some remote licensed pharmacists to verify prescriptions and provide counseling to the patients via video conferencing when requested.

Current Kiosk in doctors’ offices

Our Services

Kiosk Installations. We install point-of-care Kiosks in the medical office buildings or offices of physicians’ group practices through our manufacturer’s technicians, our own personnel, and with the aid of local contractors who may make certain nominal carpentry, plumbing or electrical alterations to the space where the Kiosks are placed, the use of our pharmacy partner’s technicians, to insure every compliance item is monitored by multiple “sets of eyes.” We expect to continue this methodology of installations throughout all our 2018 and 2019 Kiosk placements, updates or improvements, as we believe it is applicable for any location.

Mail Order Pharmacy. Each POC Kiosk where we are licensed has the capability of mailing refills to patients to increase patient adherence to the routine and regimen of their medication and preserving patient benefits, and also increase physicians’ confidence that their instructions are followed. These refills by mail also increased our sales and revenues for the prescribing physicians. We plan to purchase, with the proceeds of this Offering, if any, a national pharmacy licensed to dispense prescriptions by mail in all states of the U.S.

SMART MEDSPA’S® [ ● ]

Research and Development

We expect to conduct research and development activities related to our interfaces and remote applications, also penetration within on-site locations we serve, which may include feasibility studies for specific locations. We may modify our research and development plans due to velocity of our growth.

Supplier and Quality Assurance

We rely on a GAPRM, ScriptPro USA, Inc., or ScriptPro, who manufactures the Kiosks, and leases the machines directly to the healthcare providers, as well as install and maintain all Kiosks. ScriptPro is our only supplier of Kiosks by exclusive contract. Pursuant to the exclusive agreement, we shall not use any other manufacturer while they shall not use any other point-of-care, interface or on-demand system.

Method of Distribution

As a technology and management company, Smart RX Systems provide our Kiosks and services to physicians’ group practices and other medical or retail enterprises. Geographically, Smart RX Systems boasts an extensive customer roster that extends nationally and includes [ ● ].

During the past year, our Company’s marketing and sales team focused on [ ● ]. To date, our Kiosks has been placed in [ ● ].

Our Company’s products and services provide highly efficient and automated medication management system. Therefore, Smart RX Systems’ customer base consists of physicians’ group practices and other medical or retail enterprises. We believe that Smart RX Systems’ products appeal to this group as a unique product that can provide medication dispensing assistance with high efficiency, accuracy and convenience.

We use distribution companies as well as in-house resources and personnel to distribute our products and services. We will maintain our rights to market and distribute ourselves when we contract with distribution companies, even if we may grant a distribution company an exclusive territory. In the state of Texas, we have been contracted with a specialized, well respected distributor. It has exclusive distribution rights for our products and services in Texas, while we continue in-house distribution activities. We intend to use some of the proceeds of this Offering to expand to other distribution channels, including adding more contractual relationships with distributors. Management will continue to call upon large multi-Kiosk potential customers.

Marketing and Advertising

We have used our directors, officers and contractors, and our contractual relationships with third-party distributors to market our services to prospective physicians’ group practices and other medical or retail enterprises. We purchased Vista Clinical and Diagnostics, LLC’s compounding pharmacy in Clermont, Florida, and plan to move it to [ ● ] in early 2018 so that [ ● ]. We expect our third-party distributors to significantly increase activities on our behalf, and we also expect to add more distributors in [ ● ]. Some of the proceeds of this Offering is planned to be deployed to hire additional marketing and sales personnel after we provision the software and hardware which are expected to be purchased. We anticipate the additional personnel would most likely impact placements of Kiosks in 2018 and 2019.

Comparisons to our Competitors

We are currently unaware of any competitive developers of technology in the point-of-care physician dispensing robotic environment, and also targeting on-site patient pharmaceutical on-demand medication dispensing systems like us. But in the near future, especially if we are successful with this Offering, we expect more competitors will enter this domain.

Due to the nature of our business model, our risks of operation are more limited than the operating companies developing robotic machines. As a result, our income streams and participations in the profits of Kiosks and mail orders, if any, are more segregated from the direct risks of equipment technology development.

The amounts we can spend on marketing our services are dependent upon the growth rate of the number of our Kiosk installations, their relative revenue and profit growth, and the amount of proceeds we achieve in this Offering. The budget for our marketing endeavors may be lesser or greater based upon these variables, which will limit or expand our competitive posture accordingly.

Our Headquarters

As of the date of this Offering Circular, we own a 9,000-square foot, 2 story building in Winter Park, Florida, which is utilized as our headquarter. The compounding pharmacy will be moved to the 1st floor as a demonstration location for our Kiosks. The building was acquired in August 2017. It has several stable, creditworthy professional tenants whose rents supplement our net income.

Our Intellectual Property

We have developed several patentable custom proprietary technologies, systems or models during the buildout of our custom proprietary business models and operating systems, which we maintain under strict confidential procedures. We are of the opinion, and in accordance with the advice from our patent counsel, that filing patent applications with U.S. Patent Office now may disrupt the proprietary nature of our operating technologies and models, and expose us to risks related to other new product models about to be commercialized. We intend to apply for patent protection at later dates when the Company deems appropriate.

Currently, we only have registered trademarks and copyrights. We rely on a combination of proprietary information, non-competition and arbitration agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark laws and copyright laws to protect our proprietary rights. All our system software is copyrighted and subject to the protection of applicable copyright laws. We have applied and expect to apply for more trademark registrations from time to time.

We currently hold various domain names relating to our brand, including www.smartrxsystems.com.

Employees

Our employees are at the heart of our business. As of January 12, 2018, we employed a total of approximately 9 full-time individuals and 5 part-time individuals.

Government Regulations

Companies engaged in healthcare and technology related industries are subject to extensive regulation by various government agencies which, pursuant to statutes, rules, and regulations.

Healthcare-Related Regulations

The manufacture and sale/lease of our products are not regulated by the FDA or the DEA. However, our current products, and any future products, may be regulated by these or other federal agencies due to future legislative and regulatory initiatives or reforms.

In addition, healthcare providers and facilities that use our equipment and dispense controlled substances are subject to regulations of the DEA, including the Controlled Substances Act and its implementing regulations.

Pharmacies are regulated by individual state boards of pharmacy that issue rules for pharmacy licensure in their respective jurisdictions. State boards of pharmacy do not license or approve our medication and supply dispensing systems; however, pharmacies using our equipment are subject to state board approval.

Also, hospitals must be accredited by The Joint Commission to be eligible for Medicaid and Medicare funds. The Joint Commission does not approve or accredit medication and supply dispensing systems; however, its disapproval of our customers’ medication and supply dispensing management methods, and our customers’ failure to meet The Joint Commission requirements could decrease demand for our products and harm our competitive position, results of operations and financial condition.

We have implemented a Privacy and Use of Information Policy and adhered to established privacy principles, use of customer information guidelines and related federal and state statutes, such as the Health Insurance Portability and Accountability Act of 1996, or “HIPAA.” Among other things, this legislation requires the Secretary of Health and Human Services, or the HHS, to adopt national standards governing the conducts of certain electronic health information transactions and protecting the privacy and security of personally identifiable health information maintained or transmitted by “covered entities,” which include pharmacies and other healthcare providers with which we may do business with.

In addition, future HIPAA standards and other federal and state privacy and security laws may be enacted at any time on our customers or on our investors, which could restrict the ability of our customers to obtain, use or disseminate patient information, which could adversely affect the demand for our products and services or force us to redesign our products and services to meet regulatory requirements.

Legal Proceedings

There are no material legal proceedings ongoing or, to our knowledge, threatened, with respect to us.

Our Competitive Strengths and Strategic Opportunities

Problems with Current Pharmacies:

•	Current Pharmacies are brick and mortar businesses with high fixed cost
•	Inconvenient to patients
•	Long patient wait time
•	Lack of accuracy due to human errors
•	Most of the pharmacists are not available 24/7

Our Opportunities:

•	The Kiosks are located at the point of care and retail locations
•	Short wait time with privacy guaranteed
•	Medication can be dispensed in 2 minutes or less
•	The Kiosks have a proven accuracy of 99.8%
•	Pharmacists are available 24/7 via video conference on mobile devices
•	Retail pharmacy is a $500 billion market

The Smart PharmAssist™ Kiosk Advantages

•	Access Pharmacy services 24/7
•	Interactive and User friendly
•	Secure & HIPAA Compliant
•	Available at the Point of Care and Retail Locations
•	No long waiting times and private transaction
•	Fills medication in 2 minutes or less
•	Talk directly with a Pharmacist on-site or via Video Conferencing technology for MTM 24/7
•	Offer Mail Order Medication Service for Prescription Refills
•	Improve accuracy from 94.5% of Current Pharmacy to 99.7% with Smart PharmAssist™ Kiosk
•	Improve customer satisfaction and increase medication adherence
•	Allow pharmacists to concentrate on Medication Therapy instead of counting pills

DESCRIPTION OF OUR PROPERTIES

The company moved the warehouse and temporary offices to a new location in Casselberry, Florida, in July 2017.

As of the date of this Offering Circular, we own a 9,000-square foot, 2 story building in Winter Park, Florida, which is utilized as our headquarters. The compounding pharmacy will be moved to the 1st floor as a demonstration location for our Kiosks. The building was acquired in August 2017. The building has several stable, creditworthy professional tenants whose rents supplement our net income. The company paid $202,000 in cash and received an $872,000 interest only, 5- year term mortgage from BB&T, against the purchase of this building. 100% of the interest on this mortgage is offset by the rental income from the existing tenants.

We also maintain short term month-to-month leases in 6 other central Florida locations and 3 other Texas locations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Forward-Looking Statements

This discussion and analysis contains forward-looking statements that are subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Business Description

Smart RX Systems is a Florida C corporation incorporated in 2013 by our President Mathow Sandeep. It is a technology and management company with custom and proprietary technologies, providing pharmacy related services at the point-of-care via the Smart PharmAssist™ Kiosk, a registered trademarked automated medication management system that dispenses medication-on-demand. Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management on site, or via video conferencing technology located on the Kiosk, as well as mail order prescriptions as a follow-on service to customers. Our Kiosk performs functions performed by a retail pharmacy including prescription verification, insurance verification, reimbursement, labeling, printing medication instructions, filling the labeled vials, reverification that the accurate prescribed medication in the accurate amounts of pills are in the vials, capping the vials, and placing the vial in a lockbox awaiting verified pick-up by the patient; but accomplishes these prescription fulfillment functions in an average time of two (2) minutes; while in full compliance of U.S. FDA and other Federal and state regulations. The first time the patient uses our Kiosk, the Pharmacist or Technician must input their required personal information and insurance coverage, if any, into the system, which takes an average of 3 minutes. Once done, the system retains that information securely. At the time of pick-up of the medications, the patient then consults with a remote or on-site licensed pharmacist regarding the same information related to each prescription as they would inside a retail pharmacy. The Kiosks dispense medication-on-demand at the point of care utilizing a proven robotic prescription dispensing system platform to overcome the risks, costs and time of development and manufacturing of a new technology device.

Discussion of Audited Operating Results

Smart RX Systems operates on a fiscal year basis from January to December.

Operating Results

Smart RX Systems has a limited operating history of approximately four (4) years, began limited and βeta commercial installations of our Kiosks at the end of 2016, and our Smart MedSpa® Program, in 2017, and we have generated limited revenue since inception of approximately $1,171,485 from our operations.

Fiscal Year Ending December 31, 2016 compared to Fiscal Year ending December 31, 2015

Our total revenues in 2016 were $387,296 versus $182,141 in 2015, a 112.6 % increase. We attribute this increase to our fourth quarter initiation of βeta commercial operations of our Kiosks.

Operating expenses of $397,270, excluding Interest, Tax adjustment for the benefit of the losses, Depreciation, Amortization, long-term non-cash deferred contingent related-party compensation, and long-term non-cash preferred stock premium allowance for the fiscal year ended December 31, 2016 increased by 215.79% over the $125,802, excluding the same items excluded above for 2016, for fiscal year ended December 31, 2015; reflecting a significant increase of almost half of the overall increase in the company’s professional consulting expenses related to the commercialization of its software and hardware systems; Kiosk leases from the manufacturer of model βeta installations were about 20% of the increase; and legal and travel related to new installations and model βeta Kiosks, representing about a third of the increase.

As a result, Smart RX Systems’ net loss for the fiscal year ended December 31, 2016 was $3,254,872 as compared to a net loss of $2,848,447 for the fiscal year ended December 31, 2015, an increase of 14.27%. The large differential of $2,857,602 between our operating loss and total net loss for 2016, which represents 87.8% of our net loss, was due to Amortization which represents about 46% of our net loss; non-cash long-term accruals of deferred contingent related party compensation and long-term non-cash preferred stock premium and interest allowance which represents about 43% of our net loss.

However, Our Total Stockholders’ Equity at December 31, 2016 was $31,957,506, compared to $18,933,177 at December 31, 2015, an increase of $13,024,329 or 68.8%.

Our retained earnings at December 31, 2016 were $($8,862,538)

Ten Months Ending October 31, 2017 (Unaudited) compared to Ten Months Ending October 31, 2016 (Audited)

Our total revenues for ten months through October 31, 2017 were $522,048 (unaudited) vs. $322,745 through Oct 31, 2016 (audited), a 61.75% increase. We attribute this increase to further commercialization of our Kiosks, and new installations, and to a lesser degree, the commercialization of our new Smart MedSpa® Program.

Operating expenses of approximately $699,742 for the 10 months ending October 31, 2017 increased by $368,697, or 111.37% over October 31,2016 operating expenses of $331,045, reflecting the following: (1) pursuit, closing and travel costs of acquisitions of additional licenses and pharmacies; (2) costs related to Founders’ capital contributions; (3) full year of salaries and 3rd party contractor payments for our existing Kiosks, as well as partial payments related to new installations of Kiosks; (4) continuation of the company’s activity and efforts to advance research and development; (5) costs related to the acquisition of our new headquarters building; and (6) increases in our Kiosk installations and contracts

In October 2017, our operating loss for 10 months was ($360,374), as the remainder of the $5,256,881 out of the approximate $5,617,255 in total net losses represented non-cash items.

In 2016, our operating loss was $163,390, as the remainder of $3,091,482 of our net loss of $3,254,872, represented non-cash items.

Therefore, a relatively small improvement in net sales could potentially provide profitable operations, especially due to our business’ gross profit margin.

As a result, Smart RX Systems’ net loss for ten months ending October 31, 2017, was $5,617,255, as compared to a net loss of $$2,712,285 for the ten months ending October 31, 2017, an increase of 107.1%.

Our total Stockholders’ Equity on October 31, 2017 was $30,719,701, while our retained earnings account was ($8,731,430).

Liquidity and Capital Resources

Short Term Liquidity –10/31/17 (unaudited)

Cash	$3,160,050
Accounts Receivable	$215,500
Accounts Payable	$91,662
Line of Credit Used	$6,400
Inventory	$59,700
Available Credit	$194,000

Long-Term Liquidity

Maturities of our Company’s debt for the years ending December 31 are as follows (unaudited):

2017	$0
2018*	$175,000
2019*	$0
2020	$0
2021	$0
Total	$0

*Does not include: (1) interest on our $870,000 headquarters building interest-only mortgage, which is payable quarterly, and the interest is recorded as a short-term liability each year; (2) deferred compensation to Sandeep Mathow, CEO and Chairman, and Santu Rohatgi, CFO and Vice Chairman, which is a contingent liability payable over time installments when the Company attains certain levels of EBITDA, which it may not earn in 2018 or 2019.

As of December 31, 2016, Smart RX Systems had cash of $84,988 as compared to cash of $111,174 as of December 31, 2015. Included in the current liabilities is a balance of $4,184,619 compared to $2,470,622 as of December 31, 2015. Total liabilities as of December 31, 2016 increased by $1,713,997 due to final development of our systems for commercial installations; installations of our first commercial Kiosks; pursuit costs related to capital formation; increased amortization and depreciation; and long-term deferred accrued related parties contingent compensation to our executives.

As of December 31, 2017, Smart RX Systems has cash of $3,160,050 (unaudited) as compared to cash of $84,988 (audited) as of December 31, 2016.

Included in the total current liabilities of $357,969, for October 31, 2017, compared to total current liabilities of $4,184,619, of which $3,867,360 is the deferred balance to related parties, as of December 31, 2016. Total liabilities as of October 31, 2017 increased to $$8,410,321 (unaudited), of which the long-term deferred accrued related parties’ contingent compensation balance is $5,153,044, and non-cash deferred preferred stock premiums and interest rose to $ $2,029,308, and we now have a mortgage of $870,000 on our Headquarters building These increases were due to an increase in amortization due to an increase of non-cash items and assets; an increase in acquisitions and expenditures relating to the acquisitions; an increase in our developmental costs as a result of new capital provided by our Stockholders; an increase in pursuit costs, both of identifying and comparing new licenses and locations, as well as identifying and performing diligence on acquired assets, and an increase in the accrual of non-cash items such as capitalized portions of premiums on our Preferred stock issued to non-related Founding Stockholders and increases in amortization of assets and depreciation of equipment and tangible assets. .

We anticipate that we will be able to meet our current near and long-term liquidity needs with cash from our operations. However, we also intend to invest significantly in the areas of our business described below in the section sub-titled “High Growth”, and also see “Use of Proceeds.” We intend to use the largest portion of the proceeds of this Offering for these intended future investments.

Material Capital Commitments

We have no material commitments for capital expenditures as of the end of the latest fiscal year and any subsequent interim period prior to this filing. We plan to make acquisitions and commitments with the proceeds of this Offering, our cash flow, and Founders’ contributions. See “Use of Proceeds.”

Trend Information

The following is a description of any trends occurring that have, will or may impact future results in sales, production and profitability.

Industry Trends

Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management, whether live on-site at the location of the Kiosk, or via video conferencing technology located on the Kiosk, as well as mail order prescriptions as a follow-on service to customers. The company believes that our Kiosk performs all functions more efficiently than a traditional retail pharmacy to dispense medication-on-demand at the point-of-care, utilizing a proven robotic prescription dispensing system platform to lower the risks, costs and time in developing and manufacturing a new technology device. Our Kiosks systematically provides for prescription verification, insurance verification, reimbursement, labeling, printing medication instructions, and consulting with a remote licensed Pharmacist. We continue to explore the market for professionals, medical office building owners and medical users. To better reach this market, We have contracted with a successful distribution company to market its products and services in Texas as an exclusive distribution agent for Texas, while retaining our own rights to also market in Texas. We intend to contract with other regional and national distributors in other states and perhaps, nationally, after we receive proceeds of this Offering. We also expect to hire new non-control marketing officers to augment our current management efforts of expanding our presence.

The large chain pharmacies continue to deal with higher costs of real estate and facilities maintenance to keep stores modern, clean, inviting and well-stocked, while also facing challenges in providing parking or easy access and egress for their locations amid rising population density in the most prime locations. The time that it takes a chain store customer to drive, use public transport, or walk, from a physician’s office, or their home, to a chain pharmacy, and park if applicable, wait for their prescription, or in some cases, leave the store and return some time later, repeating the transportations steps, and return home again, has generally increased as chain pharmacies become busier from increased population usage. Many chain pharmacies still do not provide delivery service for customers, so physical pick-up is the only way to obtain fulfillment of new or refill prescription or OTC medications. We believe our point-of-care fulfillment Kiosks’ services are an advantage and added convenience for most patients of all ages and in all geographic locations, and especially for working parents, single parents, and elderly patients.

The lines of differentiation between chain pharmacies and chain supermarkets have blurred in the last 20 years. Most large super-chains with super-sized stores, whether they are pharmacy chains or supermarket chains, all sell groceries, sundries, hardware, small electronics, some toys, greeting cards and magazines, books, videos and CD’s, cosmetics and health & beauty aids, as well as prescription and over-the-counter medications. More retail locations are opening with small pharmacies to compete for consumers repeat and refill business. We believe there is no better place to compete than at the point-of-care, whether that is in multi-physicians’ offices, in medical buildings where there are many such multi-physician offices of differing types of practices, or in clinics, hospitals, assisted living or nursing facilities, rehabilitation and dementia/Alzheimer’s facilities, smaller rural community regional supermarket or retail stores, or large national chain stores that heretofore have not competed for their customers’ prescription or refill business as a convenience to their other shopping needs at their stores.

There are the smaller and privately-owned specialty pharmacies, some of which are formulating pharmacies, some of which predominantly service medical devices and equipment for other prescribing professionals or hospitals and clinics, and those that sell mostly, if not exclusively, to nursing homes, assisted living facilities, or dementia and Alzheimer’s care facilities. These tend to be profitable with less competition as they provide services that the large chain pharmacy and supermarket pharmacies have chosen to avoid, often charging higher prices for that portion of their business that is non-Medicare or non-Medicaid, and non-insurance related billing. While our Kiosks, at this time, do not fulfill liquid prescriptions or refrigerated prescriptions, which we may add such abilities to future Kiosk versions where needed, if this miniscule segment of the prescription market can be offered profitably, for now we do not intend to compete for the medical device and equipment business, but may add nursing, assisted living homes and dementia & Alzheimer’s facilities to our future target customers. We believe our smaller models of our Kiosks are ideally suited to such facilities, but their utilization at such locations may not meet our minimum revenue criteria except in larger facilities with a larger number of patients. These facilities have not been sensitive to the higher cost differentials of private limited service pharmacies, as they pass all such costs, including delivery, on to their residents. Eventually, we believe these facilities will realize the incremental revenue generation capability of utilizing Kiosks rather than higher cost private pharmacies, eliminating delivery needs, and adding a profit-center to their operations. The question will be how many of such facilities would be profitable for us, after deducting the facilities’ share, and operating costs.

We are expanding our formulating business, with acquisitions of licenses already undertaken, and 2 formulating pharmacies ramping up now. We expect to acquire more formulating pharmacies and licenses in key geographic areas with some of the proceeds of this Offering, and let them act as service hubs, with immediate on-site fulfillment, or same day or early next day delivery of formulated prescriptions to the service areas within each pharmacies range. Our Kiosks serve as the basis of each formulating pharmacy’s ability to act as a profit center, since their simplicity and cost effectiveness can mean the difference between a previous formulating pharmacy location operating at a loss and now that same or similar location contributing a location profit gain.

There are an increasing number of prescription medications being approved for sale by the FDA, as Pharmaceutical manufacturers are developing more medications to treat more ailments and conditions, as well as an increasing number of non-prescription mineral, herb and holistic OTC medications or vitamins being offered to consumers. These increases force chain and private pharmacies to stock more and more inventory, not all of which turns over as quickly as they may like. We believe that our inventory controls, which are dictated mostly by the prescribing habits of the medical practitioners where our Kiosks are located, gives us a cost advantage since we do not need to carry medications in each Kiosk location other than what the physicians in that location tend to prescribe, other than some general patient convenience OTC items.

Consumer Preference

Our Company’s future growth will depend on more multi-physicians’ group practices, multi-medical-building owners, regional and national chains of retail stores, and owners of clinics, hospitals and nursing or long-term care facilities discovering the benefits, costs’ savings and incremental revenue of operating our Kiosks and related Programs, in lieu of their current methodologies. Our developments and continuing improvements to our systems will also impact our acceleration into national, and eventually international, applications of our systems and services. Recent natural disasters, such as Hurricanes Harvey, Irma and Maria, have caused extraordinary need for replacement pharmaceutical and medical infrastructure and facilities, giving rise to a unique opportunity in the aftermath of severe human tragedy to assist in the rebuilding efforts by providing our simpler and less expensive robotic pharmaceutical solutions throughout the affected areas.

Competition

We are currently unaware of any competitive developers of technology in the point-of-care physician dispensing robotic environment, targeting on-site patient pharmaceutical on-demand medication dispensing systems like us. But in the near future, especially if we are successful with this Offering, we expect more competitors will enter this domain.

High Growth

Managing rapid growth remains a priority and challenge for our Company. The proceeds from this offering, assuming the Maximum Offering Amount is raised, will allow our Company to: hire additional operating and marketing management; add additional distributors; acquire and file for more pharmaceutical licenses in more states; install more Kiosks in more locations; open more Smart Wellness MedSpas®; hire the pharmacists and pharmacy technicians required to operate our Kiosks from both on-site and remote locations via video telephonic and Internet feeds; stock pharmaceutical medications’ inventory that is required for each Kiosk; acquire a nationally licensed pharmacy in a state other than Florida if the National Pharmacy we acquire is not in Florida;; expand our mail order business to a national capability; open and acquire more formulating pharmacies and licenses; build out our national and regional operations and communications centers’ facilities; acquire supplier side products’ manufacturer to lower our costs of supplies and broaden our revenue base horizontally; expand our Board; accelerate our revenue channels expansion and raise our EBITDA; redeem the Series A Founders’, and some of the Series A+ and some Original, Preferred shares; reserve for expenses we expect to incur to conduct our planned future IPO or ELO, including the cost of a Listing on a National Stock Exchange, such as the NYSE or NYSE AMEX, NASDAQ or NASDAQ Capital Markets, or the CHX; and other corporate purposes. See section entitled “Use of Proceeds.”

To fund our expected development to the next stage of growth, we must rely upon: (1) our cash from operations as available; and, (2) Our cash currently available; and/or, (3) this Offering; and/or, (4) the continued reliance on additional capital insertions by Founding Stockholders, Officers or Directors; or, (5) other available forms of exempt offerings to be utilized in the future, such as the second Phase of this Regulation A (“REG A”) Offering, Regulation D, Rule 506 (b) or (c) offerings, or institutional placements to Qualified Institutional Buyers (“QIB’s”), or, Qualified Purchasers (“QP’s”), or other state exemptions, such as a Florida exemption under either the Florida Intrastate Crowdfunding Exemption (“FICE”) or promissory note exemption; or, (6) on loans to the Company secured by either our assets and cash flow, acquired assets and/or personal guarantees of Stockholders.

What Is SRXS Doing Now and During This Year?

Our activities at the time of this filing with the SEC, including the expenses of this Offering and the activities of the development of the acquisition of tangible and intangible assets for our utilization in the operation of our businesses, are funded by the Original and Founding Stockholders and to a lesser degree by our revenue streams from operations. Our operational activities and upcoming installations in process are: (1) Operation of our Smart PharmAssist™ Kiosks in group practices of physicians’ offices in complexes of buildings devoted to medical practices and services; (2) Coordinating the manufacture and installation of Kiosks and of obtaining additional contracts for installation and operation of our Kiosks; and (3) all the activities related to Kiosks to be installed between now and the end of 2018, and into future years; (4) Revenue now from our Smart Wellness Med Spa™ provides extensive Wellness Services at Kiosk locations under physician supervision together with Pharmacy Services. Some services are oriented to weight loss and/or Bio-identical hormone therapy. Most medical practices where we have, or will have, Kiosks operating will provide complete services that will directly or indirectly treat overall weight issues; (5) Continuation of modifications of our existing commercially operative interfaces and remote applications for upcoming applications for prospective and new clients; (6) development of new software and hardware for our Interfaces and Kiosks; (7) expanding our internet and fulfillment business into other states; (8) Continuation of our acquisitions of licensed pharmacies and further development of a National Pharmacy operation; (9) Continuation of modification of our existing, and development of new, software and hardware for our retail store expansion in 2018 and 2019.

We shall continue to endeavor to exploit the advantages of our proprietary systems and models.

New Customers

We believe the efforts described herein will enable us to reach a larger market more expeditiously.

We have not conducted any offering for additional capital as of the date of this Filing, and have other means and methods of capitalizing the company other than this Offering. Our Board believes this REG A Filing is the least expensive and expedient method to obtain up to $50,000,000 at the time of this Filing.

Regulation A Offering One-Time Costs

In Fiscal Year 2018 we will experience significant costs associated with this Offering. These expenses include, but are not limited to, costs associated with our Company’s Securities Counsel, Corporate Legal Counsel, Transfer Agent, Placement Agent, our Placement Agents’ legal and pre-offering expenses, Escrow and Payment Agents, Portal Administration, Investment Banking, Consultants and Auditors.

Post Regulation A Offering Costs

As a result of the Regulation A Offering and certain other changes we have made, new costs will occur on an annual basis that will impact results in 2018 and beyond. These expenses include, but are not limited to, the SEC semi-annual and annual filings, Audit, Transfer Agent, Legal, Staffing and Board of Director expenses.

DIRECTORS AND EXECUTIVE OFFICERS

Subject to our stockholders’ rights to consent to certain transactions, the business and property of our Company are controlled by, and all powers are exercised by, our Board. Our Company has benefited from a tightly controlled, small board of directors led by Mr. Sandeep Mathow. At the time of this filing, our Board consists of our Chairman and Vice Chairman, Sandeep Mathow and Santu Rohatgi. We also have an industry advisor, ASG CAPCO Corp, or ASG, to the Board. We plan to convert ASG’s advisory status to be a voting member at the conclusion of the 1st Phase of this Offering, resulting in one more member to our Board, and add an REG A Representative Director at the conclusion of the 2nd Phase, who shall serve only when any of the REG A Preferred Stocks are outstanding and resigned they are 100% redeemed.

Mr. Mathow intends the Board to have 7 directors following the completion of the 2nd Phase of this Offering, at least three of which are anticipated be independent, non-executive directors. We also plan to establish an Audit Committee and a Compensation Committee by then. One of the independent directors will serve as Chairman of Audit Committee and another independent director will serve as Chairman of our Compensation Committee. Our Board has 3-year staggered terms, and at each succeeding annual meeting, the stockholders shall elect directors for a full term or the remainder thereof. Each director shall hold office for the term which elected and until his or her successor shall be elected and shall qualify. A vacancy created by an increase in the number of directors or the death, resignation, or removal of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Any director may resign at any time or may be removed, and then only by the stockholders upon the affirmative vote of a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Our Board has retained our executive officers to manage our day-to-day operations, our intellectual property and other investments, subject to the supervision of our Board. Mr. Sandeep Mathow is our Chairman of the Board, CEO and President. Mr. Swatantra “Santu” Rohatgi is our Vice Chairman of the Board, CFO and Treasurer. Mr. Frank W. Waters is our Controller. Mr. Michael Scillia is our Corporate Secretary and Advisor to Board. Our executive officers have accepted their appointment, or nomination to be appointed, on the basis of the compensation to be paid to them.  See “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS – Remuneration of Executive Officers and Managers of Our Company” for more information. Our executive officers will serve for such period as the Board determines, subject to the terms of employment agreements we enter into with them, if any, or their earlier death, resignation or removal.   Our Board may remove our executive officers, subject to the terms of any employment agreements we enter into with them, if any.  See ”COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS – Employment Agreements” for more information.

The following table and biographical descriptions set forth certain information with respect to the individuals who currently serve as our directors, executive officers and contractors:

The individuals listed below are our directors:

Name	Position	Age	Term of Office	Hours/Year (for part- time employees)
Sandeep Mathow	Chairman of the Board, CEO and President	45	[●]	[●]
Swatantra “Santu” Rohatgi	Vice Chairman of the Board, CFO and Treasurer	67	[●]	[●]
Michael Scillia	Secretary and Advisor to Board	69	[●]	[●]

The individuals listed below are our executive officers:

Name	Position	Age	Term of Office	Hours/Year (for part- time employees)
Sandeep Mathow	Chairman of the Board, CEO and President	45	[●]	[●]
Swatantra “Santu” Rohatgi	Vice Chairman of the Board, CFO and Treasurer	67	[●]	[●]
Frank W. Waters	Controller	[●]	[●]	[●]
Michael Scillia	Secretary and Advisor to Board	69	[●]	[●]

Biographical Information

Sandeep Mathow, Chairman of the Board, CEO and President. Founder of Smart RX Systems, designer and creator of the systems that drive the Smart PharmAssist®™ Kiosks, which are the first and only “on-demand” robotic dispensing systems for prescription and OTC medications, as individually prescribed, that can accurately dispense non-prepackaged vials which fill directly from the dispensing cell into the vial with no drug cross-contamination. He has an undergraduate degree in Bio-Chemistry from the University of California, Berkeley, and an Associate’s Degree in Respiratory Therapy from Orange Coast College.

Swatantra “Santu” Rohatgi, Vice Chairman of the Board, CFO and Treasurer. Mr. Rohatgi is a licensed CPA. Prior to joining Smart RX Systems, Mr. Rohatgi has been a C-Level strategist, finance, operations and transformation consultant, with over 25 years of experience leading turnarounds and driving growth for Fortune 500 technology and global technology start-ups. He has managed multi-functional teams and large-scale projects, supported mergers and acquisitions, devised strategic plans and actions for investors and corporate stakeholders. He has held various management positions at NCR Corporation, AT&T Inc., Universal Credit Card, Fore Front, and Celox, including over 20 years as a CFO in [ ● ].

Frank W. Waters, Controller. As a licensed CPA active in Florida since 2005, Mr. Waters worked in accounting and finance fields for some of the larger companies in the Tampa Bay area, including Outback Steakhouse, The Home Shopping Network, Checkers Restaurants Inc. and PODS LLC.  He is a veteran of the U.S. Air Force, who has been married for 17 years, and lived in Florida since 1987. He graduated from the University of South Florida with a BA in Accounting.

Michael Scillia, Secretary and Advisor to Board. As a frequent lecturer, speaker, panelist and author, his 45-year career in the securities industry is equally portioned between the Tier I group during his over 18 years with Merrill Lynch in 7 different national, regional and local management positions, as well as over 27 years in ownership and development of 2 independent investment banking firms focusing upon emerging growth companies. His financial engineering experience spanning four decades includes investment banking; regulation and law; corporate finance; marketing financial products; syndication and offering distribution; advising reporting corporate clients; working with over 300 other FINRA member firms that are associated with all major securities industry trade associations. He has held numerous trade association designations and has served on the boards of directors of the larger non-profit industry organizations. He has [ ● ] degrees from University of Maryland, as well as certificates from Boston University and Pace University both as a lecturer and course instructor, and from numerous securities and tax post-graduate programs for securities industry executives.

REG A Representative Director

The REG A Stockholders shall be entitled to elect one director to our Board. The process of the nomination and qualification of the REG A Stockholders’ nominee shall commence within fifteen business days of the final Closing of this Offering. Management shall communicate internally regarding the qualification of the nominee, and facilitate the communication regarding selection of candidates of nominee. All REG A Stockholders have the right to propose up to five (5) potential nominees, subject to the Company’s vetting of qualification, within twenty (20) business days from the date of the management’s communication to propose nominees. The Company shall have the right to propose a director candidate, who is not an officer or director of the Company, but who may be a Stockholder other than an REG A Stockholder, or who may be a REG A Stockholder, to represent the REG A Stockholders. The Company shall vet the proposed nomination candidates within twenty (20) business days of the final proposals’ due date, and announce a date of final vote. The vote may be taken telephonically, by email, through the Company’s encrypted web pages allocated to Stockholders, through the portal utilized to administer purchases of the Offering, by webinar, or any combination of these, at the sole discretion of the Company. This election may take over several days or weeks until all Class REG A Stockholders have an opportunity to vote, or have abstained from voting. If no candidate receives a majority of votes when two (2) or more candidates are nominated, the two (2) highest vote achievers shall be resubmitted to the REG A Stockholders for a runoff election held immediately after the final tally of the first vote. The new director chosen shall serve a term of the earlier of two (2) years, or if the REG A Preferred Stocks are 100% redeemed or re-sold, thirty (30) days after the last redemption or re-sale date. If the Preferred Stocks are not redeemed or re-sold within the 2-year term, there shall be a new election for the REG A Representative Director, which shall take place at the same time as the regular election of all other Company directors.

We plan to add several key employees upon the completion of the 1st tier of this Offering. The key employees we plan to add includes a project manager to oversee our expansion of Kiosks installation, Med Spas, and formulating pharmacies; directors or vice-presidents of operations, marketing, business development, research and development, human resources, finance, administration and corporate affairs; additional 3rd party distributors in several states to manage expansion of our corporate affairs, administration management, and investor relations. In addition, we plan to expand the 3rd party services provided in the past to accommodate the increase in our Kiosk and pharmacy locations. And we will provide services for our stockholders through a new independent advisory relationship.

If we complete the 2nd tier of this Offering, we will add additional 3rd party distributors and/or regional sales managers, until we cover all the states we plan to operate Kiosks, pharmacies and/or Med Spas.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

None of the officers and directors of the Company have received any salary or compensation as of the date of this Offering Circular. Their compensation will be accrued for a future date when the Company generates sufficient cash flow to support parts or all of their salaries and bonuses. They are reimbursed for loans or expenses occurred in 2017.

Remuneration of Executive Officers and Directors of Our Company

Set forth below is a table of remuneration that our executive officers and directors received for our fiscal year ended December 31, 2016.

Name	Capacity in which Compensation Was Received	Cash Compensation ($)		Other Compensation ($)	Total Compensation ($)
Sandeep Mathow	Chairman of the Board, CEO and President		$0	[ ● ]	$	[ ● ]
Swatantra “Santu” Rohatgi	Vice Chairman of the Board, CFO and Treasurer		$0	-	$	[ ● ]
Frank W. Waters	Controller	$	[ ● ]	-	$	[ ● ]
Michael Scillia	Secretary and Advisor to Board		$0	-		$0

Employment Agreements

Sandeep Mathow, as Chairman of the Board, CEO & President, Swatantra Rohatgi, as Vice Chairman of the Board, CFO and Treasurer, and Michael Scillia, as Corporate Secretary and Advisor to Board, are the only officers that have entered into employment agreements with the Company.

The Employment Agreements with Sandeep Mathow and Santu Rohatgi require that they serve indefinitely on the Board for as long as they control the Company’s voting shares, or have management control of the Company. Our agreement with ASG that converts their non-voting advisory status to a voting Board member continues their membership on the Board for an initial term of five (5) years.

Director Compensation

We will make an initial grant of [ ● ] restricted shares of our Common Stock to each of our independent directors. We anticipate granting each of them additional restricted shares of our Common Stock pursuant to our KEY Program, amounts of which will be determined by the Board upon each re-election of the independent director. In addition, we will pay our independent directors $[ ● ] in cash for each in-person board meeting attended, and $[ ● ] in cash for each teleconference meeting of the board or any committee. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board.

Equity Incentive Plan

In May 2015, our Board adopted the Key Employee and Contractor Stock Purchase Plan, or the KEY.

In 2016, the Company granted an award of 8,000 Class A Voting Common Shares out of 30,000 reserved for future issuance by the Board in exchange for $82,000 of agreed services provided by the contractors. The number of stocks and additional paid in capital amount for services may rise if either the proceeds of our offerings is insufficient to pay the cash portion of their compensation, or they provide additional services after the date of this award. The company expect 5 key employees and contractors to split these 8,000 shares. According to the KEY, 10% of the super-voting rights multiple assigned to these stocks may be converted to redeemable shares for redemption from either our REG A offering proceeds or any other subsequent capital insertion event, or converted to REG A shares that may be transferred after our planned REG A offering, if any.

In 2017, as a subsequent event, the company issued an additional 500 Class A Voting Common Shares out of the remaining 22,000 shares reserved for future issuance under the KEY.

The Company expects to grant and/or issue additional shares, indeterminate at this time, against the 21,500 remaining reserve amounts, for exemplary achievements and contributions of other employees and key contractors in the last quarter of 2017 and the first quarter of 2018.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The table below sets forth, as of the date of this Offering Circular, certain information regarding the beneficial ownership of our stock for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding shares of any class of voting stock and (2) each of our directors and named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding shares of any class of voting stock. Each person named in the table has sole voting and investment power with respect to all of the shares of stock shown as beneficially owned by such person.

The Commission has defined “beneficial ownership” of a security to meant the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after the date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Stock	Sandeep Mathow	[ ● ]	[ ● ]	[ ● ]	%
Common Stock	Swatantra “Santu” Rohatgi	[ ● ]	[ ● ]	[ ● ]	%
Common Stock	[ ● ]	[ ● ]	[ ● ]	[ ● ]	%
Preferred Stock	[ ● ]	[ ● ]	[ ● ]	[ ● ]	%
Preferred Stock	[ ● ]	[ ● ]	[ ● ]	[ ● ]	%
Preferred Stock	[ ● ]	[ ● ]	[ ● ]	[ ● ]	%
Common Stock	All Executive Officers and Directors	[ ● ]	[ ● ]	[ ● ]	%

Our Board may, from time to time, cause shares of capital stock to be issued to directors, officers, employees, consultants or contractors of our Company or its affiliates as equity incentive compensation under the Key, which shares will have all benefits, rights and preferences as our Board may designate as applicable to such shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

[ ● ]

SECURITIES BEING OFFERED

General

We have to date been providing capital in the form of secured preferred equity, in addition to engaging in management agreements and contracts for the direct supervision and operation of our installed Kiosks and national pharmacy management, or manage the affairs related to such assets partially owned by affiliates, special purpose entities related to us, or subsidiaries. We expect to incorporate an affiliate corporation coincident with the availability of proceeds from conducting this Offering, to act as the operating company responsible for implementing part of our plans, under the direction of our Company as its management company. A portion of our future revenues as a management company is planned to continue to be captive and at least initially be related to the projects developed through our own affiliated operating company.

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Articles Articles Articles Articles

Registrar, Paying Agent and Transfer Agent for our Offered Shares

Duties

ClearTrust, LLC will serve as the Transfer Agent and Registrar for our Offered Shares.  We will pay all fees charged by the Transfer Agent for transfers of our Offered Shares except for special charges for services requested by a Common Stockholder.

There will be no charge to our Common or Preferred Stockholders for disbursements of our cash dividends, if any. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Shares of our Preferred and Common Stock will be held in “uncertificated” digital ledger entry form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. This will also expedite transfers and sales, and lower costs for both us and Shareholders.

If we use a Portal to administer sales of our shares to online website Purchasers, we will also require a Payment Agent. We have therefore engaged [ ● ] to act as our Payment Agent for these online purchases.

Resignation or Removal

[ ● ]

 Dividends

Our Board, in its sole discretion, may determine from time to time to declare and pay dividends out of any funds legally available therefore. Starting from the third anniversary of the acquisition date of the REG A Preferred Stock, the Preferred Stock shall accrue dividends automatically at 6% per annum, recorded quarterly, but subject to cumulative accrual, and may be provided as additional Preferred Stock, Common Stock, or cash, at our Board’s option. The decision of what format the dividend of record shall take is subject to the discretion of the Board. While all Classes of Common voting stock are eligible for dividends, we do not plan to declare dividends on our common voting shares until the completion of our IPO or ELO, as applicable, or any other source of capital more than $30,000,000 in total.

No dividends to purchasers of our shares of common stock are assured, nor are any returns on, or of, a purchaser’s investment guaranteed. Dividends are subject to our ability to generate positive cash flow from operations. All dividends are further subject to the discretion of our Board. It is possible that we may have cash available for dividends, but our Board could determine that the reservation, and not distribution, of such to be in our best interest. Holders of our REG A Preferred Stock are entitled to preferred returns before dividends are issued to holders of our common stock.

Liquidating Preferences

No liquidation preference is provided for holders of our Common Stock. If we liquidate, dissolve or wind-up, holders of shares of the REG A Preferred Stock will have the right to receive $12.00 per share of the REG A Preferred Stock, plus an amount equal to all accrued and unpaid dividends (whether or not authorized or declared) to and including the date of payment, before any distribution or payment is made to holders of our other Series of Preferred Stock or any Class of our Common stock and any other class or series of capital stock ranking junior to the REG A Preferred Stock as to rights upon our liquidation, dissolution or winding up. Following payment of any accrued but unpaid preferred returns to our REG A Preferred Stock, liquidating distributions will be shared pari passu between our common stock and our REG A Preferred Stock, subject to the proportionate rights of any other class or series of our capital stock ranking on parity with the Series A Preferred Stock as to rights upon our liquidation, dissolution or winding up, junior to the rights of any class or series of our capital stock expressly designated as having liquidation preferences ranking senior to the Series A Preferred Stock, and in all instances subject to payment of, or provision for, our debts and other liabilities.

Preemptive Rights

All of our voting classes of Common Stock authorized and outstanding, or granted but remain unissued, contain preemptive rights, including the Offered Shares, to purchase additional Shares, $0.0001 par value per share. There is no difference between the preemptive rights granted in any class of our voting Common Stock versus any other class; all classes are equal as to preemptive rights. The preemptive rights are limited in only two instances for all classes of our voting Common Stock: (1) They may be exercised by stockholders when we issue, or have issued over any period, 1,000,000 or more voting shares of any class or no class, exclusive of any SEC recognized national exchange listed offering, or the Listing; or, (2) They may be exercised by stockholders when we issue any amount of voting Common Stock for no, or deminimis, value. The availability of preemptive rights is automatic upon either of the events above. We may set a reasonable time period over which the preemptive rights may be exercised, subsequent to written notification. We shall use all and any commercially reasonable methods of notifying stockholders of the triggering of the availability of exercising preemptive rights. The Preemptive Rights represent a beneficial feature for our stockholders.

Super-Voting Rights

All of our voting classes of Common Stock authorized contain Super-Voting rights, including the Offered Shares, to allow each share owned, to be entitled to more than one vote. Our REG A Common Stock in this Offering, if any, are entitled to 5 votes per share, our Original Shares are entitled to 15 votes per share; our Class A shares are entitled to 10 votes per share; our Class A+ shares are entitled to 8 votes per share. This is not a new feature in securities, dating back to a commonly utilized capitalization structure in the 1950’s, “60’s and ’70’s, but has not been frequently utilized recently as a benefit for stockholders in smaller public or private offerings. We have provided our earliest stockholders, who risked the most both monetarily and illiquidity timewise, with both higher conversion levels on our Common Stock, and deeper discounts at higher Stated and Redemption Values of our redeemable Preferred Shares. As we progressed and grew, accomplishing commercial results with our new technology in both robotics systems and software performance as time passed, we offered less returns and lower conversations as the risks became both lower and shorter in time. One of the benefits of this structure is that in this new format for REG A, our Preferred Stock can offer a potentially speedier redemption, which is not guaranteed, at an equitable yield for the time expected, while retaining Common Stock with attractive features. Their conversion into 5 shares of the listed shares per share of class REG A provides a hedge against pricing issues on the Common Stock, since multiple conversions could provide stockholders with an opportunity for potential overall capital gains at a level that shares of companies not so convertible might have a structural challenge to match, although the capital gain is not guarantee. When all our Common Stocks are converted at the occasion of being listed on a national stock exchange, if ever, all Super-Voting rights of the classes converted shall cease to exist. The number of shares converted with one vote each will equal the number of votes for each REG A Common Stockholder prior to the conversion.

Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director and except as set forth in the next paragraph.

Under Florida law, a Florida corporation generally cannot dissolve, amend its Articles, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Florida corporation may provide in its Articles of Incorporation for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Articles and By-laws provide for a majority vote in these situations.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Pursuant to Florida law, if no meeting is held, 100% of the stockholders must consent in writing or by electronic transmission to take effective action on behalf of our company, unless the action is advised, and submitted to the stockholders for approval, by our board of directors, in which case such action may be approved by the consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders.

Conversion Rights

All of our classes of Common Stock authorized contain conversion rights, all of which are matched to the Super-Voting rights pre-conversion. The REG A Common Stock are convertible at the time of our Company attaining a listing on an SEC recognized national stock exchange, if such listing occurs.

Our REG A Common Stock are convertible at a rate of 5:1. Our Class A+ Shares are convertible at a rate of 8:1, and were only available on a limited basis to institutional investors whom are characterized as exempt purchasers pursuant to Rule 144A (QIB’s meaning Qualified Institutional Buyers, under the Securities Act of 1933, as amended (the Act), and Qualified Purchasers (QP’s) as defined in The Investment Company Act of 1940, as amended (’40 Act), section (2) (A) (51) (a). Our Class A Founders’ shares are convertible at a rate of 10:1. Our Original Shares are convertible at a rate of 15:1.

All convertibility features of our Common Stock may be converted no sooner than one year from the end of our planned REG A offering, or one year after the conclusion of the respective offering in which they were issued, as applicable, to avoid integration issues in state or federal laws related to maximum offering amounts of each offering as defined in each applicable law.

If we obtained a Listing at the end of the 2nd Phase of this Offering, we would only convert at the time of the Listing the number of shares that would not cause any integration or over allotment versus our hard $50 million ($53.5 million if indexing takes effect during our Offering), and convert the remaining shares one year and one day after the conclusion of the 2nd Phase, according to REG A Tier II rules. In addition, we are expecting to defer any conversions within this 12-month period of our Original Stockholders, and most of our Founding Stockholders, whom hold the largest amount of issued and outstanding voting Common Stock, as their intent is not to use a follow-on primary offering or IPO as a liquidity event.

Automatic Conversion

REG A Common Stock shall automatically convert into 5 Listed shares per share, upon the occurrence of a Listing.

The REG A Preferred Stock shall automatically convert into Listed shares on the National Exchange upon Listing, or any other Non-Voting Preferred Stock if we need to resell shares into the market or another offering if for any reason we are not able to redeem the REG A Preferred Stock from proceeds of the respective other offering.

Resale Restrictions

Even though securities issued relying on Regulation A are not restricted securities for purposes of Rule 144, REG A prohibits the resale of any such securities subsequent to this Offering unless blue sky exemptions are available within the states of residency of the seller and buyer, or, where such states allow transfer as a result of acceptance of the Federal exemption related to REG A securities without separate Blue Sky clearance by that state; or, to a family member of the Purchaser or the equivalent, or in connection with the death or divorce of the Purchaser or other similar circumstance, in our discretion in compliance with SEC and applicable state rules; or, to an Accredited Investor (not as part of an offering or statutory underwriting); or, as part of an offering registered with the Commission; or, as shall be subject to such other limitations as the SEC shall, by rule, establish.

Until we are Listed on a national stock exchange as described herein, in the case of an allowable transfer or resale, each purchaser must first provide us and our Transfer Agent with written representations supporting one or more of the exceptions cited prior to enabling any transfer or resale; all transfers shall be effected by our Transfer Agent.

We do not intend to allow our REG A Preferred Stock, nor our REG A Common Stock, to be traded publicly, as no market exists for such shares, and no market can be effectively developed for such shares, until we are able to list our shares on a national stock exchange. Moreover, Regulation A specifically requires the placing of a legend on any securities issued in Offering setting forth the resale restrictions.

Our securities in this Offering are being recorded and administered by ClearTrust, LLC, an independent SEC licensed Transfer Agent, are digital format only, and the required legend is provided separately to Stockholders coincident with the purchase of your stocks, as there is no physical paper certificate. You receive regularly timed statements of your ownership from the Transfer Agent, as well as access to such information through both the Clear Trust and our corporate secure encrypted WEB sites.

Dividend Rights of Common Shares

Our Board has no plans, prior to a listing on a National Stock Exchange, to pay dividends on and Class of our Common Shares. Our Preferred Shares enable Shareholder dividend or premium participation.

Voting rights

Holders of all Classes of our voting Common Stock will vote together, as a group, with holders of REG A Common Stock, on matters to which the holders of Common Stock are entitled to vote.

Beneficial Features of Our Classes of Voting Common Stock

Reserve of a Board Seat to be Elected by REG A Stockholders.

REG A Common Stockholders shall be entitled to elect a member of our Board, and continue that election until all the Preferred Stated Value is paid to each of the REG A Preferred Stockholders, whom are also the REG A Stockholders.

Beneficial Characterization of our Company and Stocks under Current Exemptions and Rules.

Only purchasers of REG A Common Stock may purchase REG A Preferred Stock, and their status passes through to future owners as Stockholders who transfer their stocks in any legally permitted manner. These benefits that both the Stockholder and the Company derive from owning and issuing, respectively, a separate Class or Series that are traceable to this REG A Tier II Offering, provide benefits at the taxation level; at the level of stockholders who are exempt from registration yet can freely trade the stocks subsequent to this Offering in states that have authorized “Blue Sky” clearance in their states; and in exempting the Company from counting such stockholders against their limitation that would otherwise cause us to become subject to rules that would force us to become fully reporting earlier than Small Issuer or Emerging Growth Company rules, which would apply to us at this stage of our growth, would otherwise exempt us.

Exchanges of Securities.

Our Original Shares may be exchanged for either REG A Common Stocks or stocks listed on a national stock exchange, at the appropriate time, but in limited amounts versus the amounts that may be offered as part of the Offering, or future IPO or primary follow-on offering, if any, further subject to Investment Banker limitations. Class A and Class A+ shares may not be exchanged for REG A Common Stocks, but are exchangeable for future IPO or primary follow-on offering, if any, further subject to Investment Banker limitations on resale. We plan to redeem all the Series A Founder’s Preferred Stocks, and some Original Preferred Stocks, including some nominal conversions from our Key, in this Offering, and the remaining amount not yet redeemed, from proceeds of our IPO or primary follow-on offering. These plans may not materialize if this Offering or subsequent planned offerings do not provide sufficient proceeds to pay part, or all, of the redemptions we scheduled. More details related to our Use of Proceeds of this Offering are available in the section entitled “Use of Proceeds.”

We are not allowing any sales of our previously issued Common Stock in conjunction with our planned REG A. The first opportunity for Common Stocks’ sales will be on the occasion of our Listing, IPO or primary offering, whichever is earliest, if any of those opportunities materialize.

There is no assurance that this Offering will be successful enough to provide 100% redemption of the Class A Preferred Stocks, which has priority of redemption from proceeds over our Original and Series A+ Preferred Stocks, but it is our stated intent to redeem the Class A Preferred Stocks first, and Series A+ Preferred Stocks according to their Stock Purchase Agreements, and some Original Preferred Stocks, pari-pasu, if full redemption of the planned portions of holdings is not possible. REG A secondary limitations are sufficient by Rule to comfortably enable Stated Value redemption, and from a practical investor acceptance standpoint, we believe is achievable under normal marketplace conditions, while we cannot guarantee the success of this or any other planned offering.

Preferred Stock

Our Articles of Incorporation, as amended, authorizes our Board, without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, $0.0001 par value per share, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our Board approves. As of the date of this Offering Circular, our Board has classified 450,000 shares as REG A Preferred Stock.

Series A and Series A+ Preferred Stock

As of the date this Offering Circular, we have issued our Founding Shareholders 1,158,525 Non-Voting Preferred Shares, all of which are eligible for redemption, partially or fully, in offerings. We expect to redeem [ ● ] shares of our Class A and [ ● ] Shares of our Class A+ Preferred Stock from proceeds of this offering, if available in proportion to the total net proceeds. If such amounts are redeemed, another [ ● ] shares issued and outstanding shall be eligible for redemption in our planned IPO or ELO..

Dividends

Holders of the REG A Preferred Stock will be entitled to receive cumulative cash dividends on any unredeemed REG A Preferred Stock when, as and if authorized by our Board and declared by us from and including the date 3 years subsequent to the date of original issue, as the premium in the Stated Value is intended to act as a benefit during the early holding period.If declared, dividends are declared and payable quarterly in arrears on dates to be designated by the Board.From the date of initiation of dividend entitlement, we will pay dividends at the rate of.6.00% per annum of the $12.50 Stated Value. Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve (12) 30-day months. Dividends on the REG A Preferred Stock will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid, from the date of original issue. Dividends on the REG A Preferred Stock will accrue whether or not (i) there are funds legally available for the payment of such dividends and (ii) dividends may be paid in Non-Voting Preferred Stock, or Common stock, Accrued dividends on the REG A Preferred Stock will not bear interest.

Voting Rights

Except in respect of the special voting rights described below and in our descriptions of shares, the REG A Preferred Stock will have no voting rights except those rights afforded by Florida law in certain cases.

So long as any shares of REG A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by our Bylaws, we will not, without the affirmative vote or consent of the holders of at least two thirds of the outstanding shares of REG A Preferred Stock voting together as a single class with any other series of preferred stock upon which like voting rights have been conferred, authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series REG A Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock.

Planned Redemption of REG A Preferred Stock

We plan to redeem the REG A Preferred Stock, comprised of [ ● ] shares for a redemption value of $12.50 per share, and some of our Series A+, [ ● ] shares for a redemption value of $ [ ● ], and some of our Original Preferred, [ ● ] shares for a redemption value of $[ ● ]. The redemptions will take place partly in the 1st Phase and partly in the 2nd Phase of this Offering.

In lieu of redemption, we may exchange some or all our Series A or Series A+ Preferred for REG A Preferred Stock, and re-sell the exchanged Preferred Shares as secondary shares offered as part of the REG A. There is no difference in proceeds to a selling Stockholder whether the Preferred Stocks are redeemed or re-sold. Stockholder shall retain their REG A Common Stock after redemption of the Preferred Stock, or resale, irrespective of when or how the Preferred Stock is redeemed or resold. One of the risks of this Offering is that we may not raise sufficient minimum proceeds to both continue our operations as planned and make a timely redemption of both the principal and yield represented by the Stated Value of the Preferred Stocks. In that event, we may redeem or resell less of our REG A Preferred Stock, and implement alternative methods of capital offerings.

Issuance of Additional Securities and Debt Instruments

Our Board is authorized to issue additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as they may deem advisable and to classify or reclassify any unissued shares of capital stock of our Company into other classes or series of stock without approval of the holders of the outstanding securities. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable, despite the possible dilution in the value of the outstanding shares which may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to stockholders, as part of a private or public offering or as part of other financial arrangements. Our Board, with the approval of a majority of the directors and without any action by stockholders, may also amend our Articles from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

●	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States, or U.S., Treasury Department;

●	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

●	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

●	a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

●	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

PLAN OF DISTRIBUTION

We have engaged [ ● ], [ ● ], and [ ● ], all of whom are registered broker-dealers and members of FINRA, as our lead broker-dealers, or the Lead Broker-Dealers, to act in concert to manage the Offering and offer the Offered Shares to prospective investors on a best efforts basis. The Lead Broker-Dealers may form a syndicate of other experienced registered broker-dealers and investment banks whom are also regulated by FINRA, to act as sub-agents or selected dealers to offer our shares to prospective investors as it determines in connection with this offering, or the Broker-Dealers. We also intend to engage a number of Registered Investment Advisory firms, or the RIA, licensed either with the SEC or individual states, to offer our Offered Shares, as well as several internet portals, or the Internet Portals, experienced in facilitating information with their portal registered investors, to accommodate online orders for the purchase of the Offered Shares.

On or prior to the date of the qualification of the Offering Statement of which this Offering Circular is a part, we anticipate entering into a Lead Broker-Dealers Agreement with the Lead Broker-Dealers setting forth the terms and conditions of the sale of the Offered Shares, a copy of which is an exhibit to this offering statement in which this Offering Circular will be filed with the SEC. The Lead Broker-Dealers Agreement does not give rise to any commitment by the Lead Broker-Dealers to purchase any of the Offered Shares, and the Lead Broker-Dealers will have no authority to bind us by virtue of the Lead Broker-Dealers Agreement. Further, the Lead Broker-Dealers do not guarantee that we will be able to raise new capital in any prospective offering. The Lead Broker-Dealers may engage sub-agents or selected dealers, or the Selling Group, to assist with this offering. Broker dealers desiring to become members of the Selling Group will be required to execute a selected dealer agreement with our Lead Broker-Dealers either before or after the date of this offering circular.

We have also engaged [ ● ] to act as our online intermediary technology platform, to post our offering materials on its website, www. [ ● ]com, and to provide investor intake services and technology for those investors who desire to directly invest in us through an online platform. Investors can purchase the Offered Shares through [ ● ]online account. [ ● ] will administer the purchases of the Offered Shares and interface with our Escrow Agent[ ● ], and our Payment Agent [ ● ], as well as our Registrar and Transfer Agent, ClearTrust, LLC.

This offering will terminate on the earliest to occur of: (i) the date on which we sell the Maximum Offering Amount of Offered Shares, (ii) any date after the Minimum Offering Amount of Offered Shares are sold, and before the Maximum Offering Amount of Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [ ● ], or the Termination Date, if the Minimum Offering Amount of Offered Shared are not sold by such date. The initial closing will occur at our Company’s sole discretion after our Company has received and accepted subscriptions for at least an amount of $1,000,000 of Offered Shares, or the Minimum Offering Amount, and before the Termination Date. Following the initial closing, we intend to hold additional closings on at least a monthly basis. The final closing will occur when the Maximum Offering Amount of Offered Shares are sold. Until the initial closing, proceeds for subscriptions received in cash via wire transfer, electronic funds transfer via ACH, or check deposit will be kept in a separate non-interest-bearing escrow account, or the Escrow Account, held by Amalgamated Bank, or the Escrow Agent, or, for the investors participating this Offering, or the Prospective Stockholders, purchasing through an online portal, deposited in the escrow agent affiliated with that portal. Upon achieving the Minimum Offering Amount, the proceeds held in the Escrow Account will be distributed to us and the Offered Shares will be issued to the investors.  If this offering does not close for any reason, the proceeds will be promptly returned to investors without interest.

The minimum purchase requirement is at least $[ ● ] of Offered Shares, or the Minimum Purchase Amount. However, we can waive the Minimum Purchase Amount on a case to case basis in our sole discretion. While there is no limitation on the maximum amount that an investor may purchase, our Company reserves the right, in its sole discretion, to reject any subscription, in whole or in part, for any reason.

All funds must be transmitted directly by wire or electronic funds transfer via ACH, or check deposit to the specified bank account maintained by the Escrow Agent per the instructions of subscription, or to the escrow account affiliate with Folio. The Escrow Agent will notify the Transfer Agent when the full amount necessary for initial closing has been received. As a condition to the transfer of funds from subscribers to us for the Initial Closing only, the total amount of collective subscriptions accepted by us and supported by cleared funds in either a subscriber’s brokerage account at Folio or at the Escrow Account maintained by the Escrow Agent, must be greater than the Minimum Offering Amount.

Our officers and directors may participate in the sales process for the offering. We may pay reduced or no selling commissions and/or expense reimbursements or fees in connection with the sale of shares in this offering to:

●	our employees, officers and directors or those of our manager, our property manager or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing Persons), any Plan established exclusively for the benefit of such persons or entities, and, if approved by our board of directors, joint venture partners, consultants and other service providers;

●	clients of an Registered Investment Advisor registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker dealer); or

●	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, “immediate family members” means such Person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such Person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such Persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and/or expense reimbursements or fees may elect not to accept all or a portion of such compensation. In that event, such shares will be sold to the investor at a per share purchase price, net of all or a portion of selling commissions and/or expense reimbursements or fees. All sales must be made through a registered broker dealer participating in this offering, and investment advisors must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by reducing or eliminating selling commissions and/or expense reimbursements or fees payable in connection with sales through registered investment advisors or bank trust departments.

In directly sourcing investors, our officers and directors will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons of an issuer, which include natural persons who are officers, directors, partners or employees of the issuer and its affiliates, shall not be deemed brokers if such persons a) perform substantial duties at the end of the offering for the issuer; b) are not broker-dealers; and c) do not participate in selling securities more than once every 12 months, except for any of the following activities: i) preparing written communication, but no oral solicitation; or ii) responding to inquiries provided that the content is contained in the applicable registration statement; or iii) performing clerical work in effecting any transaction.

Delivery of Offering Circular in Electronic Form Only

After the qualification date and prior to and concurrently with the delivery of any written offer to purchase our shares, your RIA, BD, or Portal will provide you with a copy of the final offering circular by (i) electronic delivery by email of the final offering circular; or, (ii) the uniform resource locator (URL)to where the final offering circular may be accessed on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”). If a prospective investor receives the preliminary offering circular, then the soliciting dealer will deliver to the investor, which delivery may be made electronically or via delivering the EDGAR URL, the final offering circular at least 48 hours before such investor will be permitted to acquire shares of our Preferred or Common stock.

Placement Agency Agreement with [ ● ]

[ ● ]

Portal Agreement with

[ ● ]

Investment Procedures

Prospective investors investing in our shares, whether through an RIA, a Broker Dealer, or through a Portal, will acquire our shares of Preferred and Common Stock in digital book entry format recorded on both the books and records of our Transfer Agent and our Company. There will be no paper certificates issued.

We engaged ClearTrust, LLC, as our Company’s Transfer Agent and Registrar, and they will also administer the recording and communications related to shares sold in this Offering. ClearTrust records and maintains records of our existing and all newly issued shares in this offering. Each Stockholder’s records are available after each Closing during the Offering, immediately after each Record Date of the purchase of shares by each stockholder. Shares issued through DTC Settlement will be held in the name of DTC, or its nominee, Cede & Co., on the books of ClearTrust, LLC, who will apply for DTC eligibility of our shares, and if our shares gain DTC eligibility then the shares held in the clearing accounts of the RIA’s and Broker Dealers will be included in the position of DTC or its nominee on the records of ClearTrust, LLC.

The process for investing through any member of our broker dealer or RIA syndicate shall be the same irrespective of which RIA or Broker Dealer you use to purchase our stocks in this Offering. Each Broker Dealer or RIA will be required to obtain certain qualifying information related to your suitability and eligibility to purchase our shares, and update your status and financial information prior to your purchase of the Offered Shares. Once such data is gathered, your money will be placed in an escrow account at our Escrow Agent for this Offering, [ ● ] Bank and Trust, [ ● ], NY, until either the Initial Closing of the Minimum Amount of this Offering, or once the Initial Closing is achieved, then at the next Interim Closings as shall be held from time to time until the Maximum Amount is achieved, or until the Final Closing if the Offering is terminated after the Final Closing.

There are no subscription agreements to execute, but there are simple, plain English, written representations that each purchaser must make in compliance with Federal and State Securities Rules and law.

The process for investing through a Portal online must be completely conducted online, but the purchasing process involves the same purchaser representations in writing as if the purchase were made through an RIA or Broker Dealer. Your stocks will be held either by ClearTrust, LLC, or in “street name” through a DTC or Cede affiliated clearing firm through which your RIA or Broker Dealer clears their securities, or a self-clearing Broker Dealer or RIA. Each Portal we utilize may vary in their procedures to obtain and process your order to purchase shares, but they will all end with the same result. Portals may not “sell” our shares, by law. Portals may solicit databases, both proprietary and in the public domain, to attract potential purchasers to review the information about various offerings on their Web pages, but they may not induce any purchase in any way, not render advice of any kind other than the procedures for ordering or canceling orders for shares, and administering to the overall utilization of the Web pages and processing of orders and refunds. They are facilitators of each purchasers’ decision to buy the shares on an unsolicited basis through the process they offer to prospective purchasers, by the universal delivery of the Company’s information situated on the Web pages of the Portal dedicated to our Company. We pay fees which range from [ ● ]% to [ ● ]% to these Portals to process purchases and some require us to issue small amounts of stock in addition to cash compensation, which stock issuances must be included in the Maximum we may sell in this Offering. Some Portals require different Escrow Agents than our Escrow agent, and a payment processing platform, both of whom charge additional fees for their services, so contrary to the perception that online purchases are less expensive than utilizing Broker Dealers or RIA’s, compensation to all the service providers related to Portal purchases are about the same, or higher in some cases, than our costs and your costs in the sale and processing of distribution of our Shares through traditional Broker Dealer or RIA channels.

The funds for the investor’s account at each Portal can be provided by check, wire, debit cards, Automated Clearing House, or ACH, push, ACH pull, or direct deposit. The funds used by an investor to purchase stocks through Portals are deposited with the Portal’s escrow agent through its payment platform agent are promptly swept into the escrow account through each payment platform. The escrow accounts are maintained in FDIC insured bank accounts.

After any contingencies of the Offering or any closing are met, we will notify the RIA’s, Broker Dealers, and Portals when we wish to conduct a closing. The Lead Broker-Dealers conduct the closings for all RIA and Broker Dealer generated purchases, while the Portals conduct the operational aspects of coordinating each closing with our Book Manager. Each closing shall include all investments in escrow across all escrow agents’ accounts, whether the orders emanated from RIA’s, BD’s or Portals. For example, at the Initial Closing of the Minimum Amount of this Offering, when all the Escrow Accounts representing all the orders placed by prospective purchasers through RIA’s, BD’s and Portals, equal or exceed $1,000,000, we will notify all involved parties of the date and time of the Closing. At each subsequent Closing there is no prescribed amount required to be deposited in Escrow awaiting Closing, so we will schedule Closings at various time intervals and sweep all orders’ funds up to each such Closing Date to affect the purchases pursuant to that schedule. We may also modify that schedule from time to time. All shares are reflected in the investor’s online account with us as well as at the RIA, BD and ClearTrust, and shown on the investor’s RIA, BD or ClearTrust account statements. RIA’s and BD’s, through their clearing agents, also send trade confirmations individually to the investors.

Pricing of the Offering

Prior to the offering, there has been no public market for the Offered Shares. The Offering Price was determined by the Board. The principal factors considered in determining the offering price include:

●	the information set forth in this Offering Circular;
●	our history and prospects and the history of and prospects for the industry in which we compete;
●	our past and present financial performance;
●	our prospects for future earnings and the present state of our development;
●	the general condition of the securities markets at the time of this offering;
●	other factors deemed relevant by us.

The Offering price bears no relationship to our assets, net worth, or any other objective or quantitatively derived criteria. Future valuation of common shares may be determined pursuant to future offering purchase prices, such as our planned IPO or ELO, if offered, or by book value as a result of an audit of our financial statements, or by an independent third party qualified valuation firm(s).

Our book value per voting share was approximately $[ ● ] at the end of December 31, 2017, and was approximately $28 at the end of December 31, 2016.

The REG A Preferred Stock were priced at a discount to the Stated Value of the Preferred Stock, which is two dollars and Fifty cents ($2.50) less than the Stated Value of $12.5 per share. The Stated Value also represents the Redemption Value of these stocks, which means that their redemption by us, if any, or their conversion to other Series of shares, would require the $12.50 Stated Value to be paid in cash, or equal to the value of the shares so converted, irrespective of the type of redemption or sale.

There is no other correlation to any valuation of the REG A Preferred Stock, except that they have a collateral interest in any assets created from funds invested in this Offering, which values on a GAAP standard cannot be ascertained at this time, and could be either less than or greater than the value of the investment. Any dividends accrued would be cumulative in addition to the Stated Value, if declared and payable at the time of Redemption or sale.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons (i.e. companies).  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)I of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

How much can you invest if you are a non-accredited investor?

If you do not meet any of the categories listed below, you are a non-accredited investor in this Offering. Non-accredited investors may invest in this offering no more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at fiscal year end (for non-natural persons).

How much can you invest if you are an accredited investor?

If you meet any of the following categories, you are an accredited investor as defined under Rule 501 of Regulation D. Accredited investors are exempt from the above limitation*.  If you meet one of the following tests you should qualify as an accredited investor:

(i)       You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)      You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)      You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)     You are an organization described in Section 501I(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)      You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)     You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)    You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with their purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)   You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This offering will start on the date the Offering Statement of which this Offering Circular is declared qualified by the SEC and will terminate on the Termination Date.

 Book-Entry, Delivery and Form

Ownership of any Class or Series of shares shall be in journal entry (digital encrypted secured) notarial form on the stock record of our registered Transfer Agent, book entry form of the Company, maintained and adjusted as required by our SEC registered Transfer Agent, except that any non-common or non-voting class or series of shares denoted only in journal or notarial record of the Corporation shall bear a description of the Class or Series of securities so issued as to the rights, limitations and privileges so conferred by their issuance; or, any common voting stock issued to include preemptive rights, other than the Original Shares, which acceded to the preemptive rights of the shares for which they were exchanged, shall bear a description as to the rights, limitations and privileges of preemption. We anticipate that such nominee holder will be the Depository Trust Company, or DTC, or its nominee Cede & Co. The Offered Shares may also be direct registered under the name of the stockholder.

So long as nominees as described above are the registered owners of the certificates representing the Offered Shares, such nominees will be considered the sole owners and holders of the Offered Shares for all purposes of the Offered Shares, with respect to the Offered Shares. Beneficial Owners of Offered Shares will not be entitled to have certificates representing the same registered in their names, will not receive or be entitled to receive physical delivery of the Offered Shares in definitive form and will not be considered the owners or holders under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture, or by us. Accordingly, each person owning a beneficial interest in Offered Shares registered to DTC or its nominee must rely on either the procedures of DTC or its nominee in order to exercise any rights of a stockholder.

The Depository Trust Company

We have obtained the information in this section concerning DTC and its book-entry systems and procedures from sources that we believe to be reliable. The description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC will act as securities depositary for the Offered Shares registered in the name of its nominee, Cede & Co. DTC is:

●	a limited-purpose trust company organized under the New York Banking Law;

●	a “banking organization” under the New York Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” under the New York Uniform Commercial Code; and

●	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of Offered Shares under DTC’s system must be made by or through direct participants, which will receive a credit for the Offered Shares on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of Offered Shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

IMPORTANT PROVISIONS OF FLORIDA CORPORATE LAW

AND OUR CHARTER AND BYLAWS

The following is a summary of some important provisions of Florida law, our Articles and our Bylaws in effect as of the date of this Offering Circular, but it is not a complete description of our Articles, our Bylaws or any combination of the two. Copies of our Articles and our Bylaws are filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Our Articles of Incorporation and Bylaws

Stockholder rights and related matters are governed by the Florida General Corporation Law, and our Articles and Bylaws. Provisions of our articles and bylaws, which are summarized below, may make it more difficult to change the composition of our Board and may discourage or make more difficult any attempt by a person or group to obtain control of our Company.

Board of Directors

Subject to our stockholders’ rights to consent to certain transactions, the business and property of our Company are controlled by, and all powers are exercised by, our Board. Our Company has benefited from a tightly controlled, small board of directors led by Mr. Sandeep Mathow. At the time of this filing, our Board consists of our Chairman and Vice Chairman, Sandeep Mathow and Santu Rohatgi. We also have an industry advisor, ASG CAPCO Corp, or ASG, to the Board. We plan to convert ASG’s advisory status to be a voting member at the conclusion of the 1st Phase of this Offering, resulting in one more member to our Board, and add an REG A Representative Director at the conclusion of the 2nd Phase, who shall serve only when any of the REG A Preferred Stocks are outstanding and resigned they are 100% redeemed.

Mr. Mathow intends the Board to have 7 directors following the completion of the 2nd Phase of this Offering, at least three of which are anticipated be independent, non-executive directors. We also plan to establish an Audit Committee and a Compensation Committee by then. One of the independent directors will serve as Chairman of Audit Committee and another independent director will serve as Chairman of our Compensation Committee. Our Board has 3-year staggered terms, and at each succeeding annual meeting, the stockholders shall elect directors for a full term or the remainder thereof. Each director shall hold office for the term which elected and until his or her successor shall be elected and shall qualify. A vacancy created by an increase in the number of directors or the death, resignation, or removal of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Any director may resign at any time or may be removed, and then only by the stockholders upon the affirmative vote of a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

The Board may, at any meeting, by majority vote of the Board, elect from the directors an executive committee, audit committee and/or a compensation committee or any other committee that the Board so determines is in the best interest of the Company. The committees shall consist of such number of members as may be fixed from time to time by resolution of the Board. The officer-directors, by virtue of their offices shall be members of the committees. Unless otherwise ordered by the Board, each elected member of a committee shall continue to be a member thereof until the expiration of his term of office as a director.

The executive committee may, while the Board is not in session, exercise all or any of the powers of the Board in all cases in which specific directions shall not have been given by the Board; except that the executive committee shall not have the power or authority of the Board in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, amending the Bylaws of the corporation, declaring a dividend, authorizing the issuance of stock or adopting a certificate of ownership and merger.

Officers

The Board has the authority to select the officers of our Company. Under our Bylaws, the officers of the Company may be a president (who shall be a director), one or more executive vice-presidents, a secretary, a treasurer, and such other officers as may from time to time be elected or appointed by the Board, including such additional vice-presidents with secretaries and assistant treasurers as may be determined by the Board. In addition, the Board may elect a chairman of the Board and may also elect an executive chairman and vice-chairman, each of whom must also be a director, or may elect such positions as officers of the Company, but the Chairman, Executive Chairman or Vice Chairman need not be officers as well as Directors. Any two or more offices may be held by the same person, except that the offices of president and secretary may not be held by the same person. In its discretion, the Board may leave unfilled any office except those of Chief Executive Office or Chairman, treasurer and secretary. Our officers are: (i) Sandeep Mathow, CEO and President; (ii) Swatantra “Santu” Rohatgi, CFO and Treasurer; (iii) Frank W. Waters, Controller; and (iv) Michael Scillia, Corporate Secretary and Advisor to Board.

The Board appoints the officers. Each officer shall hold office until his successor shall have been duly elected or appointed or until his death or until he shall resign or shall have been removed by the Board of directors. Each of the salaried officers of the Company shall devote his entire time, skill and energy to the business of the corporation, unless the contrary is expressly consented to by the Board or the executive committee. Our CEO is in charge of the general affairs of our Company, subject to the oversight of the Board. Any officer may be removed by the Board upon a super-majority vote whenever, in its judgment, the best interests of the Company would be served thereby. The Board shall consider the consequences of such removal in the case of officers who serve pursuant to employment or other contractual agreements.

Committees of the Board of Directors

Our Board may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting. We currently do not anticipate having any committees since the Board has appointed our Manager to manage our day-to-day affairs.

Company Stock

Our Company may issue up to 100,000,000 shares of Common Stock, $0.0001 par value per share, and 50,000,000 shares of Preferred Stock, $0.0001 par value per share.

Voting

The Original Common Stocks have 15 to 1 super-voting rights, while the REG A Common Stocks have 5 to 1 super-voting rights. on each matter voted on at a stockholders’ meeting.

Meetings

The annual meeting of the stockholders shall be on the second Friday in May of each year at 10:00 a.m. local time, or at such other date or time as shall be designated from time to time by the Board and stated in the notice of the meeting, for the election of directors and for the transaction of such other business as may come before the meeting. A special meeting of the stockholders may be called at any time by the written resolution or request of a majority or more of the members of the Board, the chairman or executive chairman or vice chairman or president, or any executive vice president, and shall be called upon the written request of the holders of fifty percent (50%) or more in amount, of each class or series of the capital stock of the corporation entitled to vote at such meeting on matters that are the subject of the proposed meeting.

Dividends

Subject to the provisions of the certificate of incorporation and to applicable law, dividends on the outstanding shares of the corporation may be declared in such amounts and at such time or times as the Board may determine. Before payment of any dividend, there may be set aside out of the net profits of the corporation available for dividends each sum or sums as the Board from time to time in its absolute discretion deems proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board may determine to be in the best interests of the corporation, and the Board may modify or abolish any such reserve.

Amendment

Stockholders entitled to vote may amend, alter or repeal our Articles and our Bylaws. Our Board may amend, alter or repeal our Bylaws as well.

Limitation of Liability and Indemnification

Florida law permits us to include in our Articles a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Florida law requires a corporation (unless its Articles provides otherwise, which our Articles does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
●	the director or officer actually received an improper personal benefit in money, property or services; or
●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Florida corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, Florida law permits a Florida corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Florida law, our Articles and Bylaws limit the liability of our directors and officers to us and our stockholders for monetary damages and our Articles and Bylaws authorize us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our Bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We may also purchase and maintain insurance to indemnify such parties against the liability assumed by them whether or not we are required or have the power to indemnify them against this same liability.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and our senior management team that will obligate us to indemnify them to the maximum extent permitted by Florida law. The indemnification agreements provide that if a director or member of our senior management team is a party or is threatened to be made a party to any proceeding, by reason of such director’s or senior management team member’s status as a director, officer or employee of our company, or our manager , we must indemnify such director or senior management team member, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

●	the act or omission of the director or senior management team member was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

●	the director or senior management team member actually received an improper personal benefit in money, property or services; or

●	with respect to any criminal action or proceeding, the director or senior management team member had reasonable cause to believe his or her conduct was unlawful.

Except as described below, our directors and senior management team members will not be entitled to indemnification pursuant to the indemnification agreement:

●	if the proceeding was one brought by us or in our right and the director or senior management team member is adjudged to be liable to us;

●	if the director or senior management team member is adjudged to be liable on the basis that personal benefit was improperly received; or

●	in any proceeding brought by the director or senior management team member other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement and, except as may be expressly provided in our Articles, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement to which we are a party approved by our board of directors.

Notwithstanding the limitations on indemnification described above, on application by a director of our Company or member of our senior management team to a court of appropriate jurisdiction, the court may order indemnification of such director or senior management team member if:

●	the court determines the director or senior management team member is entitled to indemnification as described in the following paragraph, in which case the director or senior management team member shall be entitled to recover from us the expenses of securing such indemnification; or

●	the court determines that such director or senior management team member is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or senior management team member (i) has met the standards of conduct set forth above or (ii) has been adjudged liable for receipt of an “improper personal benefit”; provided, however, that our indemnification obligations to such director or senior management team member will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or senior management team member is a party or is threatened to be made a party to any proceeding by reason of such director’s or senior management team member’s status as a director, officer or employee of our company, and such director or senior management team member is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or senior management team member for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

●	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and
●	a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or senior management team member is not entitled to indemnification.

Takeover Provisions

The following paragraphs summarize some provisions of Florida law and our Articles and Bylaws which may delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for our stockholders.

Business Combinations

Certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Florida corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s then outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two- year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then- outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five- year prohibition, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two- thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

Control Share Acquisitions

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;
●	one-third or more but less than a majority; or
●	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the Articles or bylaws of the corporation.

Dissolution or Termination of Our Company

We are an infinite-life corporation that may be dissolved under our By-Laws at any time by the affirmative vote of a majority of our entire Board and of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the Board or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the Board or (2) provided that the special meeting has been called in accordance with our Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the Bylaws.

ADDITIONAL REQUIREMENTS AND RESTRICTIONS

Broker Co-Managers Requirements

Each of the participating broker dealers, authorized registered representatives or any other person selling shares of our Common Stock on our behalf is required to:

make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor based on information provided by such investor to the broker dealer, including such investor’s age, investment objectives, income, net worth, financial situation and other investments held by such investor; and maintain, for at least six (6) years, records of the information used to determine that an investment in our shares is suitable and appropriate for each investor.

In making this determination, your participating broker dealer, authorized registered representative or other person selling shares on our behalf will, based on a review of the information provided by you, consider whether you:

●	meet the minimum suitability standards established by us and the investment limitations established under Regulation A;

●	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;

●	are able to bear the economic risk of the investment based on your overall financial situation; and

●	have an apparent understanding of:

●	the fundamental risks of an investment in the shares;

●	the risk that you may lose your entire investment;

●	the lack of liquidity of the shares;

●	the restrictions on transferability of the share;

●	the background and qualifications of our management; and

●	our business.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of our common stock or preferred stock, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of our common stock or preferred stock. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a real estate investment trust;

•	an insurance company

•	a tax-exempt organization;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding our common stock or preferred stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	a partnership or other pass-through entity;

•	a person deemed to sell the common stock or preferred stock under the constructive sale provisions of the Code;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the common stock or preferred stock in this offering for cash and that hold the common stock or preferred stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the common stock or preferred stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the common stock or preferred stock, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the common stock or preferred stock.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the common stock or preferred stock or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the common stock or preferred stock in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the common stock or preferred stock

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of the common stock or preferred stock equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the common stock or preferred stock. A U.S. Holder’s adjusted tax basis in the common stock or preferred stock (or a portion thereof) generally will be the U.S. Holder’s cost therefore decreased by any payment on the common stock or preferred stock other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the common stock or preferred stock has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) “net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of common stock or preferred stock, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of common stock or preferred stock in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the common stock or preferred stock or proceeds upon the sale or other disposition of such common stock or preferred stock (including a redemption or retirement of the common stock or preferred stock). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such holder furnished an incorrect TIN;

•	in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

•	in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

•	such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders are encouraged to consult their tax advisors.

ERISA CONSIDERATIONS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

●	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

●	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

●	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment returns.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of Offered Shares is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities – i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We do not intend to limit investment by benefit plan investors in us because we anticipate that we will qualify as an “operating company”.  If the Department of Labor were to take the position that we are not an operating company and we had significant investment by benefit plans, then we may become subject to the regulatory restrictions of ERISA which would likely have a material adverse effect on our business and the value of our Common Stock.

Plan fiduciaries contemplating a purchase of Offered Shares should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY OUR BOARD OR ANY OTHER PARTY RELATED TO US THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN.  THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH THEIR ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN US IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN.

REPORTS

We will furnish the following reports, statements, and tax information to each stockholder:

Reporting Requirements under Tier II of Regulation A.  Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A.  We will be required to file:  an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z.  The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K.  Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports.  As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, our Board will cause to be mailed or made available, by any reasonable means, to each Stockholder as of a date selected by the Board, an annual report containing financial statements of our Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the Board.  The Board shall be deemed to have made a report available to each stockholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by our Company and available for viewing by the stockholders.

Tax Information.  On or before January 31st of the year immediately following our fiscal year, which is currently January 1st through December 31st, we will send to each stockholder such tax information as shall be reasonably required for federal and state income tax reporting purposes.

Florida State Annual Reports. On or before May 1st of each calendar year, the Board shall cause a Florida State Annual Report for business entities to be filed with the Florida Department of State. Such report is publicly accessible, free of charge, and on the website of Division of Corporations of Florida Department of State.

Stock Certificates.  We do not anticipate issuing stock certificates representing Offered Shares purchased in this offering to the REG A Preferred Stockholders and REG A Common Stockholders.  However, we are permitted to issue stock certificates.  The number of Offered Shares held by each REG A Preferred Stockholder and REG A Common Stockholder, will be maintained by us andr our transfer agent in our company register, and carried on a digital book entry format.

INDEPENDENT AUDITORS

The balance sheet of Smart RX Systems as of the fiscal years ended December 31, 2016 and 2015, and the related statements of income and cash flows for the years then ended, have been included in this Offering Circular in reliance upon the report of Soto Accounting, LLC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

Smart rx SYSTEMS, inc

Independent Auditor’s Reports and Financial Statements

December 31, 2016 and 2015

INDEPENDENT AUDITOR’S REPORT

Management and Board of Directors

Smart RX Systems, Inc

Clermont, Florida

We have audited the accompanying balance sheets of Smart RX Systems, Inc as of December 31, 2015 and 2016, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Opinion

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Smart RX Systems, Inc as of December 31, 2015 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Soto Accounting, LLC

Soto Accounting, LLC

Brian Soto, CPA

Chicago, Illinois

December 14, 2017

4252 N. Cicero Ave. Chicago, IL 60641 | T: 312.715.8599 | F: 312.489.2344 | brian@sotoaccounting.com

Smart Rx Systems, Inc.

Balance Sheets

	As of December 31,
(in $)	2016	2015
ASSETS
Current Assets
Cash
Checking	83,221	111,174
Payroll	0	641
Cash - BB&T	1,667	0
BB&T	100	0
Total Cash Account	84,988	111,814
Other Assets
Pre-Paid Assets	72,940	0
Total Other Assets	72,940	0
Accounts Receivable
Beta Sales Receivable	0	31,035
Partnership Fees Receivable	10,000	0
Co Pay Receivable	(788)	0
Total Accounts Receivable	9,212	31,035
Advances Paid	0	1,116
Prescription Inventory Purchases	15,470	0
OTC Purchases	189	0
Total Current Assets	182,798	143,965
Other Assets
Fixed Assets
Furniture & Equipment	31,421	9,259
Accumulated Depreciation	(13,709)	(622)
Investment assets non-depreciable	74,000	0
Total Fixed Assets	91,712	8,637
Intangible Assets
Assets Exchanged for Fair Value	53,099	0
Software Development & Hardware Design	2,220,236	2,220,236
Script Pro Mfr. Outsourcing & Financing	24,700,000	19,700,000
Joint Venture & Financing Activities Vista	2,150,000	2,030,000
Capitalization Documents & Actions	164,000	160,000
Major Contracts & Events Value	3,000	0
Software & hardware Commercialization	8,000,000	0
Licensing Developments for Revenue Growth	3,000,000	0
Accumulated Amortization	(4,422,722)	(2,859,039)
Total Intangible Assets	35,867,614	21,251,197
Total Other Assets	35,959,326	21,259,834
Total Assets	36,142,125	21,403,799

Smart Rx Systems, Inc.

Balance Sheets (continued)

	As of December 31,
(in $)	2016	2015
LIABILITIES & EQUITY
Current Liabilities
Short Term Liability	9,733	0
Loans Payable Related Party	99	0
Travel Expense Payable Related Party	30,998	17,812
Consulting Expense Payable Related Party	4,500	4,500
Auto Expense Payable Related Party	55,200	57,600
Interest Payable Preferred Stock Investment	26,268	7,327
Preferred Premium Payable	110,800	73,750
Loans Payable Santu Rohatgi	1,121	1,121
Loans Payable Sandeep Mathow	6,993	4,374
Consulting Expense Payable	69,368	0
Credit Card Payable	54,544	0
Payables for Asset Purchase	49,000	0
Bank Loans	7,279	0
Total Current Liability	425,902	166,484
Long-Term Liabilities
Loans Related Party	118,127	121,127
Deferred Salaries Payable	1,040,811	637,794
Deferred Bonus Payable	1,040,811	637,794
Deferred Special Bonus Earned Payable	1,370,956	850,392
Deferred Compensation Interest Payable	188,011	57,031
Total Long-Term Liabilities	3,758,716	2,304,137
Total Liabilities	4,184,619	2,470,622
Equity
Capital Stock
Orig. Voting Cmn. Par $0.0001, Part Of 100m Auth., total issued and granted 544,400 and 544,700 at 2015 and 2016 respectively	614	590
Orig. Pref Non-Voting, Par Value $0.0001., Part Of 50m Auth., total issued and granted 2,183,800 at 2015 and 2016 respectively	1,617	1,616
Class A Voting CS, Par Value $0.0001, Part Of 100 m Auth., total issued 10,800 and 20,150 at 2015 and 2016 respectively	2	1
Founders Non-Voting Pref, Part of 50m Auth., total issued 22,225 and 71,7p25 at 2015 and 2016 respectively	2	2
Total Capital Stock	2,236	2,210
Additional Paid in capital	40,686,700	24,407,526
Total Equity	40,688,936	24,409,736
Retained Earnings	(5,476,559)	(2,628,111)
Net Income	(3,254,872)	(2,848,447)
Total Equity	31,957,506	18,933,177
Total LIABILITIES & EQUITY	36,142,125	21,403,799

	2015 CHANGES IN SHAREHOLDERS EQUTY
SMART RX SYSTEMS, INC (SRXS)	Common Voting	Par Value ($)	Preferred Non-Voting ($)	Par Value ($)	Add’l Paid In Capital ($)	Retained Earnings ($)	Stockholder Equity ($)
BALANCE at December 31, 2014	544,000	354	2,163,800	1,616	22,148,265	(2,628,111)	19,522,124

NET INCOME						(2,848,447)	(2,848,447)

Stock Based Compensation	0	0	0	0	0		0

Acquisition of Vista JV Agr.	0	20	0	0	129,980		130,000

(Granted BUT UNISSUED)	0	216	0	0	1,899,784		1,900,000

Common Stock Issued	11,200	1	0	0	81,999		82,000

Preferred Shares issued	0	0	22,225	2	147,498		147,500

Preferred Shares Retired	0	0	0	0	0		0

BALANCE at December 31, 2015	555,200	592	2,186,025	1,618	24,407,526	(5,476,559)	18,933,177

	2016 CHANGES IN SHAREHOLDERS EQUTY
SMART RX SYSTEMS, INC (SRXS)	Common Voting	Par Value ($)	Preferred Non-Voting ($)	Par Value ($)	Add’l Paid In Capital ($)	Retained Earnings ($)	Stockholder Equity ($)
BALANCE at December 31, 2015	555,200	592	2,186,025	1,618	24,407,526	(5,476,559)	18,933,177

NET INCOME						(3,254,872)	(3,254,872)

Assets exchanged for fair value	0	0	0	0	62,200		$62,200

Assets Exchanged Fair Value Acquisition of Choice Meds	0	0	70,000	7	$73,993		74,000

(Granted BUT UNISSUED)	0	24	0	0	$119,976		120,000

Common Stock Issued	9,650	1	0	0	$2,999		3,000

Write-up of Intangible Asset	0	0	0	0	16,000,000		16,000,000

Preferred Shares issued	0	0	4,500	0	$44,999		45,000

Preferred Shares Retired	0	0	(25,000)	(2)	($24,998)		(25,000)

BALANCE at December 31, 2016	564,850	616	2,235,525	1,623	40,686,696	(8,731,431)	31,957,506

Smart Rx Systems, Inc.

Income Statements

	Fiscal Years Ended December 31
	2016	2015
(in $)
Income
Sales
Beta Sales
Beta Sales	43,777	182,141
Prescription Sales	163,814	0
Total Beta Sales	207,591	182,141
Prescriptions third Party	4,167	0
Co-Pay Credit card & Cash Sales	29,937	0
Partnership Sales revenue	130,000	0
Kiosk Lease Fees Collected	15,600	0
Total Sales	387,296	182,141
Total Income	387,296	182,141
Cost of Sales
Cost of Goods Sold
Beta Cost of Goods Sold	0	86,907
Cost of Goods Sold Prescriptions	84,971	0
Total Cost of Goods Sold	84,971	86,907
Total Cost of Sales	84,971	86,907
Gross Profit	302,324	95,234

Smart Rx Systems, Inc.

Income Statements (continued)

	Fiscal Years Ended December 31
	2016	2015

Expenses
Meals Expense	4,867	925
Travel Expense	13,301	16,325
Entertainment Expense	3,601	662
Office Supplies	19,629	219
Internet/Phone	11,849	1,115
Consulting Expense	183,889	54,850
Miscellaneous Expense	3,176	12,409
Legal Expense	11,063	220
Bank Fees	2,167	(35)
Auto Expense	28,800	28,800
Preferred Premium Expense	37,050	73,750
Preferred Interest Expense	20,084	7,327
Wages Expense	0	7,440
Website Expense	315	0
Depreciation Expense	13,087	622
Amortization Expense	1,563,682	1,503,682
Marketing Expense	4,601	2,872
Deferred Salaries Expense	403,017	352,640
Deferred Bonus Expense	403,017	352,640
Deferred Special Earned Bonus Expense	520,564	470,187
Deferred Compensation Interest Expense	130,981	57,031
License Expense	3,708	0
Florida Travel Monthly Expense	52,800	0
Script Pro Kiosk Lease	40,279	0
Software Expense	11,200	0
Facility & Rent Expense	2,025	0
Vista Goodwill Services	68,444	0
Total Expenses	3,557,196	2,943,681
Net Income	(3,254,872)	(2,848,447)

Smart Rx Systems, Inc.

Statements of Cash Flows

	Fiscal Years Ended December 31,
(in $)	2016	2015
Operating Activities
Net Income (Loss)	(3,254,872)	(2,848,447)
Adjustments for noncash effects
Depreciation expense	13,087	622
Amortization Expense	1,563,682	1,503,682
Changes in operating assets and liabilities:
Prepaid Assets	(72,940)	0
Beta Sales Receivable	31,035	(31,035)
Partnership Fees Receivable	(10,000)	0
Co Pay Receivable	788	0
Advances Paid	1,116	33,884
Prescription Inventory Purchases	(15,470)	0
OTC Purchases	(189)	0
Loans Related Party	(3,000)	(23,253)
Deferred Salaries Payable	403,017	352,640
Deferred Bonus Payable	403,017	352,640
Deferred Special Bonus Earned Payable	520,564	470,187
Deferred Compensation Interest Payable	130,981	57,031
Short Term Liability	9,733	0
Loans Payable Related Party	99	0
Travel Expense Payable Related Party	13,186	203
Consulting Expense Payable Related Party	0	0
Auto Expense Payable Related Party	(2,400)	28,800
Interest Payable Preferred Stock Investment	18,940	7,327
Preferred Premium Payable	37,050	73,750
Loans Payable Santu Rohatgi	0	1,121
Loans Payable Sandeep Mathow	2,619	(2,845)
Consulting Expense Payable	69,368	(107,500)
Credit Card Payable	54,544	0
Payables for Asset Purchase	49,000	0
Bank Loans	7,279	0
Legal Expense Payable	0	(2,384)
Other Current Asset - Pharmacy Purchases	(74,000)	0
Net Cash from Operating Activities	(103,765)	(133,575)

Smart Rx Systems, Inc.

Statements of Cash Flows (Continued)

	Fiscal Years Ended December 31,
	2016	2015
Investing Activities
Assets Exchanged	(60,099)	0
Furniture & Equipment	(22,162)	(9,259)
Intangible assets	(120,000)	12,000
Net Cash Flows Used in Investing Activities	(202,262)	2,741
Financing Activities
Proceeds from Investor- Purchase of Preferred and Class A Stock	279,200	217,500
Net Cash Flows from (used in) Financing Activities	279,200	217,500
Net Change in Cash Equivalents for period	(26,827)	86,666
Cash and Cash Equivalents at Beginning of Period	111,814	25,149
Cash and Cash Equivalents at End of Period	84,988	111,814

1st Footnote: Organization and Business

Smart Rx Systems, Inc. (SRXS) is a technology and management company with custom and proprietary technologies, trademarked automated medication management systems that dispense medication on demand called The Smart PharmAssist™ Kiosk (“Kiosk”), which provides either access to a live pharmacist for counseling and medication therapy management via video conferencing technology located on the Kiosk, or an on-site Pharmacist. SRXS also provides mail order refill prescriptions as a follow-on service to customers. The Smart PharmAssist™ Kiosk is capable of performing all functions performed by a retail pharmacy such as prescription verification, insurance verification, reimbursement, labeling, printing medication instructions, and consulting with a remote licensed Pharmacist. The Kiosk dispenses medication at the point-of-care and successfully performs all functions required by Food and Drug Administration (FDA) to “dispense medication on demand at the point-of- care” (POC). The Kiosk is compliant with current regulatory requirements utilizing a proven Robotic Prescription Dispensing System platform to overcome the risks and costs of development and manufacturing of a new technology device.

Smart Rx Systems, Inc. partnered with a global automated pharmacy robotics manufacturer (GAPRM), ScriptPro USA, Inc., who manufactures the Smart PharmAssist™ Kiosk, and leases the machines directly to the healthcare provider, as well as installs and maintains all The Smart PharmAssist™ Kiosks, which gave us a rapid entry into the market.

The Kiosks are a complete “Pharmacy-in-a-Box’’, entirely automated system with override capability to manually control the dispensing of medication by a pharmacist, with the capacity to dispense a maximum of 225 different types of medications with approximately 70 prescription fills of each, totaling 15,750 prescriptions and Over the Counter (OTC) medications. Features include automated pill counting, live video conferencing with a licensed Pharmacist, barcode reader, biometrics, backend data collection, automated labeling, medication image capture, automated climate control, and automated remote insurance processing. Our Kiosk allows access to 24-hour pharmacists and retail pharmacies everywhere, extending the reach of traditional retail pharmacies without the time, distance, language, or costs of traditional pharmacies.

The Smart PharmAssist™ Kiosks are currently installed at the point-of-care to provide convenience to patients. Physicians send the prescriptions electronically to our Smart PharmAssist™ Kiosk, and each prescription is verified and processed by either an onsite pharmacist located at the Kiosk, or a remote technician, whereupon the prescription is automatically filled and dispensed in approximately two minutes. We are contracted on a long-term basis by the physicians or medical facilities, for both recurring and one-time fees to operate, manage and perform all pharmacy related services and activities at the point-of-care. All medications for the Kiosks are purchased and owned by Smart Rx Systems Inc. Each point-of-care location has one or more of our Kiosks, pharmacy management software, and a licensed pharmacist to verify prescriptions and provide counseling to the patients.

2nd Footnote: Summary of Significant Accounting Policies

Use of Estimates and Assumptions

The preparation of financial statements is in conformity with generally accepted accounting principles in the United States which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumptions by management include, among others, reserves for accounts receivable, the fair value of equity instruments issued for services, and input assumptions used in the valuation of derivative liabilities.

Revenues

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for products and/or services that have been delivered or picked-up by the patient in the normal course of business, title or service delivery has passed, the selling price is both fixed and determinable, and collectability is reasonably assured, all of which generally occur upon delivery of our product or service, or delivery of the product to the destination specified by the customer. Revenue is recognized immediately upon receiving cash payment for Prescriptions received from patients upon dispensing the medications prescribed. Cash is received in two ways: from Co-Pays from Patients as dictated by the Third-Party Payer, or if uninsured, the second way is the collection of one hundred percent cash or credit card for payment from the patient prior to the transfer of medications to the patient. If the patient is covered by insurance (Third Party) payer, those are accounts receivable from the third party which are usually collected within Fifteen to ninety days from the date of the transaction.

Accounts Receivable

Smart Rx Systems, Inc. only have receivables from the insurance companies after the processing of each prescription. These receivables are usually deposited into our bank account automatically within ninety days from the date of the transaction. The Co-pays, if any, or non-insurance paid-in-full by a patient, are paid by cash or credit/debit card at the time of the sale, at the Kiosk. Therefore, co-pay receivables are short-term in nature and typically clear in two to three business days.

Intangible Assets Subject to Amortization

Smart Rx Systems, Inc.’s intangible assets subject to amortization are primarily composed of developed technology and supplier/retailer relationships acquired in connection with our acquisitions. Smart Rx Systems, Inc. used expectations of future cash flows, with appropriate discount rates based on the stage of the enterprise acquired, to estimate the fair value of our intangible assets. Smart Rx Systems, Inc. amortizes the intangible assets on a straight-line basis over their expected useful lives. Currently, we have determined all our intangible assets have a useful life of 15 years.

Users of the intangible assets’ calculation of value should be aware that business valuations are based on assumptions regarding future earnings potential and /or certain asset values, which may or may not materialize. Therefore, the actual results achieved in the future will vary from the assumptions utilized in this valuation, and the variations may be material.

Financial Assets and Liabilities Measured at Fair Value

The company uses various inputs in determining the fair value of our investments and measure those assets on a recurring basis. Financial assets recorded at fair value in the balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value. Authoritative guidance provided by FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.
Level 3	Unobservable inputs based on our assumptions

The fair value of the derivative liabilities of $ 0.00 and $ 0.00 at December 31, 2015 and 2016, respectively, were valued using Level 2 inputs. The carrying value of cash and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is our opinion that cash and short-term assets are not exposed to significant interest, currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 201 4-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will II require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.

We believe that our disclosures and treatment of revenue recognition are in keeping with the new Standards.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity ’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. We do not believe that this new Standard will affect our representations and disclosures, nor is it applicable to our financial condition.

In November 2014, the FASB issued Accounting Standards Update No. 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity. The amendments in ASU 201 4-6 do not change the current criteria in U.S. GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required. The amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract. ASU 2014-6 applies to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. We do not believe that this new Standard will affect our current treatment of any of our securities or representations related to them.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the expected impact that the standard could have on our financial statements and related, disclosures, which on first review appears to be immaterial.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on our present or future consolidated financial statements.

Income Taxes

The company has no tax provision for any period presented due to our carry-forward operating losses. As of December 31, 2016, the Company had net operating loss carry forwards in excess of approximately $8.85 million dollars that may be available to reduce future years ’ taxable income through approximately year 2031. Future tax benefits, which may arise because of these losses have not been recognized in these financial statements, and accordingly, the Company has not recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The Company adopted accounting rules which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under these rules, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. These accounting rules also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2016, no liability for unrecognized tax benefits was required to be recorded.

3rd Footnote: Original Sale of Hardware and Software to Smart Rx Systems, Inc. by Related Party.

The company issued 400,000 Original Voting Common Shares and 500,000 Original Non-Voting Preferred to Sandeep Mathow and his family trust in December of 2013 in exchange for $1,220,236 and $ 1,000,000 of cash, respectively, which was expended on the development and building of certain hardware and software code and systems sold to us, which formed the heart of Smart Rx Systems Inc.’s custom and proprietary technologies that the company continues to use and develop for further use. This sale was one of the first assets purchased with stock and is listed as an intangible asset on the Balance Sheet. After commercialization of the Beta version in 2016, an additional $8 million was capitalized and added to the prior value of the assets, while the contributed capital value of $4 million each was added to the additional paid-in-capital account of Mathow and Rohatgi as an allowable adjustment, consistent with prior treatment.

4th Footnote: Hired Swatantra “Santu” Rohatgi as a consultant to Smart Rx Systems, Inc.

In June 2013, the company hired Santu Rohatgi as our accounting and financial consultant.

5th Footnote: Original Manufacturing Contract Brought into Smart Rx Systems, Inc. by Related Parties.

In December 2013, the company issued Sandeep Mathow and his family trust 750,000 Original Non-Voting Preferred Shares and Santu Rohatgi and his family trust 105,000 Shares of Original voting common shares and 750,000 Original Non-Voting Preferred Shares, in exchange for an exclusive worldwide manufacturing, maintenance and support contract with ScriptPro, USA, Inc. The company valued the initial contract with ScriptPro at $2.7 million in December 2013 and capitalized the contributed contract as an intangible asset. Sandeep Mathow received preferred shares valued at $1.2 million dollars and Santu Rohatgi received common shares valued at $300,000 and preferred shares valued at $1.2 million dollars. In addition, $20,000 of consulting payables due to Santu Rohatgi were extinguished as part of his issuance of common shares.

Accordingly, the company issued warrants in December 2013 to both Sandeep Mathow and Santu Rohatgi to partially account for and adjust in the future against both the changing value of their sales or exchanges of assets, as well as for performance purposes. The 750,000 Original Non-Voting Preferred Shares issued to each of Mathow and Rohatgi, for 1.5 million shares cumulatively, are drawn against these warrants granted to them.

6th Footnote: Final Exclusive Manufacturing Contract with ScriptPro and Financing of Kiosks by Related Parties.

In February of 2014, the company finalized an expanded 2nd version of the world-wide, exclusive manufacturing agreement with ScriptPro which included additional new features not available in the 2013 contract, and included financing of the Kiosks and a lease program direct to SRXS customers by ScriptPro, and/or its affiliates. These new features were significant value add-ons to our benefit, and pursuant to both U.S. GAAP procedures and the company’s 3rd party independent valuation and fairness opinion related to our assets, the company revalued the ScriptPro contract within the one-year measurement period of the intangible asset acquisition, from $2.7 million at December 2013 to $ 19.7 million at February 2014. Furthermore, the company granted for future issuance, contingent upon the occurrence of certain events, but not yet issued, 1.5 million Original Voting Common Shares to each of Sandeep Mathow and Santu Rohatgi, or their family Trusts respectively, against the warrants granted in 2013, which may not be issued until after an underwritten IPO, or certain other significant earnings or Kiosks’ installations thresholds; and, granted, but not issued, the right for Mathow and Rohatgi to each acquire 7 Million Original Preferred Shares against an adjusted discounted value of $7 million for the additional value of the new version of the significantly enhanced ScriptPro Contract, which may be issued only under similar terms as the Original Common as described in this sentence. This Contract has been updated and the capitalized value increased in 2016 by $5,000,000, which was then recorded as split evenly against the paid in capital accounts of Mathow and Rohatgi, consistent with the treatment in 2014.

Mr. Mitesh Mathow also consulted related to the transactions and he converted a payable of $20,000 of his consulting fees to 12,500 shares of our Original Voting Common Stock.

7th Footnote: Mathow and Rohatgi Employment Agreements; Investment Banking Relationship.

In January of 2014, Santu Rohatgi was hired as the Chief Financial Officer of the Company, and a Director, evidenced by an Employment Agreement; and, our CEO and Director, Sandeep Mathow’s Employment Agreement was also updated in 2014.

The Company hired an Investment Banking Firm to assist in the capitalization planning, implementation and documentation of the company’s growth and future stock issuances, as well as capital requirements, and based upon their exchange of all the plans, documentation and activities for the company’s corporate, stock and future offering proformas, in December of 2014, the company issued them 160,000 Original Non-Voting Preferred Shares and 24,000 Original Voting Common Shares, for their exchanged assets at discounted value of $160,000 and $5,000, respectively. The company shall expense these amounts as the events planned occur and documentation is utilized.

In December of 2014, a Founding Shareholder invested $25,000 cash for 3,800 Original Non-Voting Preferred Shares and 2,500 Original Voting Common Shares.

8th Footnote: Additional Admittance of Founding Shareholders; Vista Pharmacy Joint Venture from Related Parties.

During 2015, the company issued 7 Founding Shareholders 22,225 Founders’ Non-Voting Preferred Shares and 4,400 Class A Voting Common Shares for cash of $147,500; and, we issued to Vista Clinical Diagnostics, LLC, 6,400 Class A Voting Common Shares for cash of $70,000.

During early 2015, Rohatgi and Mathow began negotiations to forge a relationship with Vista Clinical Diagnostics, LLC, and after approximately 8 months of intense negotiation, in August of 2015, Rohatgi and Mathow exchanged a material Joint Venture Agreement related to ongoing pharmacy access and services for the grant, but not issuance, of the right to acquire 1,080,000 Original Voting Common Shares each, valued at $950,000 each, subject to the occurrence of certain events in the future. These Shares were granted, but not yet issued versus options granted to Mathow and Rohatgi exercisable post-REG A offering of at least $30 million. The company valued the Joint Venture Agreement with Vista Clinical at $ 1.9 million dollars and have capitalized it on the Balance Sheet.

In the 2nd Quarter of 2015, the company initiated a corporate finance relationship with a group of professional consultants to prepare us for new crowdfunding internet offerings and assist us in our corporate affairs, in exchange for 5% of our newly issued voting shares from that point forward and certain out of pocket expense reimbursements and fees related to assignments we engaged them to undertake on our behalf. The company issued them 400 Original Voting Common Shares in December of 2015, and $12,000 was expensed and credited to their additional paid-in-capital.

In December of 2015, the company granted, but did not issue, options to be exercised subject to the occurrence of certain events in the future, of 100,000 Original Voting Common Shares to each of Mathow and Rohatgi for the early initiation of sales revenues and finalization of Kiosk’s readiness for commercialization and installation versus an additional paid in capital amount $65,000 each.

In 2016, the company acquired new services that developed integration with our systems and initiated Licensing activities, in exchange for $3 million of capitalized asset fair market value, which we applied equally to the contributed capital accounts of Mathow and Rohatgi.

9th Footnote: Warrants.

In 2013, the company created 16,500,000 warrants, a sufficient quantity, which can be issued for either Non-Voting Preferred or Voting Common, of any Series or Class designated by the Board, which provides sufficient flexibility. The warrants provide our Company an effective tool in attracting and incenting future management and Directors. If any shares of any Class or Series are issued with a price of Par Value, at the discretion of the Board, any awards may be granted with an exercise price of Par Value. As of December 31, 2016, warrants may still be granted at Par Value; 4.5 Million Warrants have been granted to date leaving 12,000,000 for future grants. Only 1.5 million Preferred Shares have been issued to date against those Warrant grants, and the outstanding 3 million warrants of common and preferred shares possess substantive restrictions and contingencies that must occur prior to their eligibility to be exercised. All Warrants are cashless exercise, and their term is set at the time of grant.

In 2014, the company created 3 million options with a term of 5 years to purchase Original Common Shares at 10 cents per share, exercisable after a REG A or other offering of at least $30 million. No Shares have been exercised against grants awarded. There are 400,000 of these options still available for future grant.

The aggregate intrinsic values of warrants and options granted, but not yet exercisable or vested are calculated as the difference between the exercise price of the options or Warrants and the estimated fair value of the additional paid in capital approved by the Board at the time of the grant or exercise, as applicable, based upon comparable evidentiary data or precedent. No options vested in 2014, 2015, 2016, or subsequently in 2017 through the date of the filing of the Qualification Statement with the SEC.

10th Footnote: Stockholders’ Equity

Preferred Non-Voting Stock Series

In 2015 and 2016, the company filed Restatements of some of our Articles of Incorporation, which pursuant to resolutions of our Board, increased the authorization of all preferred shares from 30 million shares to 50 million shares. Due to errors, despite the effectiveness of these Restatements, the company re-filed attachments with the Florida Department of Corporations. The Preferred Series of stock the Company has issued, or granted but not issued, to date, is all Non-Voting Shares, except for certain rights of minority holders of all Series of our Preferred as provided by Florida law.

These Series of Preferred Shares are identical in rights and preferences, except that our Original Preferred may be secured by our assets that are not secured by any other Series of our Preferred Shares. Our Special Series 2016 Preferred has no other preferences than cash due pursuant to its Stock Purchase Agreement.

Common Voting Stock Classes

The company’s Original Shares, the Class A and Class A+ shares, all share the same preemptive rights, but different super-voting and convertibility rights. Class A & Class A+ share the same liquidation preferences, while our Original shares possess liquidation preference immediately behind our Original Preferred Shares. The new Class REG A Voting Common to be issued in our REG A Offering have a 5 to l super-voting and convertibility feature. The Class A common issued has a 10 to 1 super-voting and convertibility feature. The Original common issued has a 15 to 1 super-voting and convertibility feature, and the Class A+ has 8 to 1 super-voting and convertibility feature.

11th Footnote: Related Party Loans and Payables

All our Related Party Loans from Mathow or Rohatgi, and Payables to date are due to Sandeep Mathow, our Chairman and CEO, and Santu Rohatgi, our Vice Chairman and CFO, and are in addition to the intangible asset acquisitions, exchanged for equity interests. These payables to them and loans from them to the company for various operating expenses incurred in the ordinary course of business and therefore are payable in cash not related to stock exchanges.

12th Footnote: Key Employee and Contractor Stock Purchase Plan.

In May 2015, our Board of Directors adopted the Key Employee and Contractor Stock Purchase Plan (“KEY”).

In 2016, the company granted the first award of 8,000 Class A Voting Common Shares out of 30,000 reserved for future issuance by the Board in exchange for $82,000 of agreed services provided by the Contractors. The number of Shares and additional paid in capital amount for services may rise if either the proceeds of our offerings is insufficient to pay the cash portion of their compensation, or they provide additional services after the date of this award. The company expect 5 Key Employees and Contractors to split these 8,000 shares. According to the KEY, 10% of the super-voting rights multiple assigned to these Shares may be converted to redeemable shares for redemption from either our REG A offering proceeds or any other subsequent capital insertion event, or converted to REG A shares that may be transferred after our planned REG A offering, if any.

In 2017, as a subsequent event, the company issued an additional 500 Class A Voting Common Shares out of the remaining 22,000 share reserve for future issuance under this Plan.

Smart Rx Systems, Inc expects to grant and/or issue additional shares, indeterminate at this time, against the 21,500 remaining reserve amounts, for exemplary achievements and contributions of other employees and key contractors in the last quarter of 2017 and the first quarter of 2018.

13th Footnote: Pharmacy License for Smart Rx Pharmacy.

In March 2016, the company created Smart Rx Pharmacy, Inc., and secured the Pharmacy license from the State of Florida. The company is awaiting a DEA final approval of that license.

14th Footnote: Acquisition of Choice Meds USA, Inc. Pharmacy.

The company acquired this Pharmacy in April of 2016, for $70,000 of Stated Value Special Non-Voting Preferred Shares, representing 70 preferred shares, plus certain interest adjustments. The company agreed to redeem at least $25,000 of the Preferred earlier in 2016, which the company redeemed for $25,000 in cash, and subsequently redeemed an additional $25,000 in cash, so only 450 Shares are still outstanding, representing $20,000 of Stated Value, plus interest on the remaining Stated Value. The company plans to redeem the remaining 20 Shares for $20,000 plus any accrued interest through the date of redemption at the earliest event of sufficient proceeds of the REG A, or any other offering, or cash flow from operations, or any sales of interests in Choice Meds USA, Inc. This Pharmacy gives the company the ability to produce revenues without sharing net profits in a joint venture.

In association with this event, Mathow and Rohatgi were granted options for contingent future exercise, not issued now, of 120,000 Original Voting Common Shares each, at an additional paid in capital credit to each of $60,000.

15th Footnote: Stock Exchange vs. Payables; Other Stock Issuances for Cash.

The company granted 300 Original Voting Common Shares in September of 2016, to our corporate consultants and Board Advisor in accordance with our agreement with them and credited a total of $53,099 to additional paid in capital vs. our payables, which the company expensed.

Between June and September of 2016, we issued 4,500 Founder’s Non-Voting Preferred Series and 1,350 Class A voting common shares to two of our Founding Shareholders for total cash paid in of $45,000.

Subsequent Events Through December 2017.

Between January of 2017 and April of 2017, the company issued 248,000 Shares of our Founders’ Series A Secured Redeemable Cumulative Convertible Non-Voting Preferred, Stated Value $15 per Share; and 74,100 Class A Voting Super-Voting Preemptive Rights Convertible Common Shares, Par Value $0.0001 per Share, to 7 of our Founding Shareholders for approximately $2,470,000 in cash. The Class A Shares are Super-Voting at 10 votes per Class A share and Convertible at 10 IPO shares for each Class A share.

The company issued 206,000 Shares of our Founders’ Series A+ Secured Redeemable Cumulative Convertible Non-Voting Preferred, Stated Value $13 per Share; and 72,300 Shares of our Class A+ Super-Voting Preemptive Rights Convertible Common Shares, Par Value $0.0001 per Share, in October 2017, to 7 of our Founding Shareholders for $2,060,000 of paid in cash, and have reserved for issuance in December 2017, for 1 of our Founding Shareholders, an additional 100,000 Series A+ Non-Voting Preferred shares and 35,000 Class A+ Super-Voting Common Shares for paid in cash of $1 million. The Class A+ Shares are Super-Voting at 8 votes per Class A+ share and Convertible at 8 IPO shares for each Class A+ share.

The company issued 7,400 Original Common Shares to our corporate consultants and Board Advisor in accordance with our agreement with them and credited a total of $29,450 to additional paid in capital vs. our payables, which the company expensed.

All conversions of our Original, Class A, Class A+, and future issuances of our Class REG A Super-Voting common shares are convertible either in the event of an IPO, a registered public offering if the company lists on a National Stock Exchange at the end of the 2nd Tranche of our REG A Offering, or at the occasion of a change of control or sale of essentially all our assets.

Between May and August of 2017, the company acquired 3 pharmacies and licenses in Florida and Texas.

The Dimension Pharmacy in Stafford, Texas, which is a licensed pharmacy, and has DEA and state of Texas licenses, was acquired in May 2017, for $70,000 in cash. The company are awaiting transfer of the licenses to Smart RX Pharmacy, Inc., our wholly owned pharmacy operating subsidiary.

The company purchased Vista Pharmacy through our wholly owned Smart RX Pharmacy, Inc. subsidiary in May 2017, for $300,000. The company paid $150,000 in cash and will take a reduction in accounts receivable from Vista in 2017 in lieu of additional monies to be paid, offsetting the balance of the purchase price. This pharmacy has pharmaceutical compounding capabilities and licensing, representing a new test service and product.

The company opened the first Texas pharmacy utilizing our Kiosks in Tyler, Texas, in August of 2017, and have acquired two additional pharmacy licenses in Texas for two additional pharmacies to be opened soon, all through our wholly owned Smart RX Pharmacy, Inc. subsidiary. The Tyler, Texas, pharmacy includes a βETA test of our Med Spa model, which the company plan to replicate in all our pharmacies should the βETA test prove successful. It is located in the offices of a 17 Internal Medicine physician’s practice.

The company moved the warehouse and temporary offices to a new location in Casselberry, Florida, in July 2017.

The company acquired a 9,000-square foot, 2 story building in Winter Park, Florida, in August of 2017, which will be utilized as the Corporate Headquarters, and move the compounding pharmacy to the 1st Floor, and as a demonstration location for our Kiosks. The building has several stable, creditworthy professional tenants whose rents supplement our net income. The company paid $202,000 in cash and received an $872,000 interest only, 5- year term mortgage from BB&T, against the purchase of this building. 100% of the interest on this mortgage is offset by the rental income from the existing tenants.

In the 1st Quarter of 2018, the company have agreements to install 3 new Kiosks in Florida and 5 in Texas. The company continue to work with the owners of large numbers of medical office buildings throughout the United States, as well as physicians’ multi-physician practices, and leading chain store retailers to further expand our contracts for installations in 2018 through 2020.

In October 2017, the company contracted with a specialized, well respected distribution company who will have exclusive distribution rights for the company’s products and services in the state of Texas.

In November of 2017, the company initiated preparations for the planned REG A Tier II Exemption Offering to the public, by contracting professionals to create the required filings, disclosures, audits, due diligence, 3rd Party independent reports, ongoing reporting and monitoring, and appraisals. The company expects to offer, through Investment Bank Co-Managers and a syndicate of Broker Dealer and Registered Investment Advisory firms whom the company anticipate engaging in January and February of 2018, respectively, approximately $45 million in Secured Redeemable Cumulative Convertible Non-Voting Preferred shares, and $5 million Class REG A Super-Voting Preemptive Rights Convertible shares in this Offering, subject to change and Underwriter conditions.

The 2017 revenues through December of 2017, are approximately double the 12 months of revenues in 2016. As a result of approximately $4.65 million of 2017 paid-in-capital through November 2017, the company’s pre-planned expenditures for acquisitions and development costs substantially exceed the 2016 expenditures.

Smart Rx Systems, Inc has ample cash reserves for our upcoming operations, offering and near-term expansion, and expect our Founders to provide any extraordinary needs until our planned receipt of REG A Offering proceeds. The company expects all our Offering related expenses to be reimbursed from the proceeds of the Offering, which total proceeds could be just under $45 million if the full $50 million public Offering is sold.

Smart Rx Systems, Inc. plans to commence the audit of our 2017 financial statements in January of 2018, and file our audited results with the SEC in conjunction with our REG A filings as part of our REG A Tier II Offering during the 1st Quarter of 2018.

Smart Rx Systems Inc.

Balance Sheet

End of October 2017

Unaudited

Financial Row	Amount
ASSETS
Current Assets
Bank
0001 - CASH ACCOUNT
1000 - Checking	$2,884,919.33
1002 - BANK ACCOUNT PAYROLL	$38,931.97
1003 - Chase Vista- Cash & Credit Card	$1,264.06
1004 - CASH & CREDIT CARD BB&T- 2112	$55,661.82
1005 - Chase Wellness Revenue	$2,000.00
1006 - Chase- SRXS Corp Rental Income	$13,736.82
1007 - CHASE - Partnership Revenue	$75,000.00
1008 - Chase SRXS Mother Account	$99,990.00
1009 - CHASE VISTA EPIC	$58,667.36
1010 - BB&T- 8699	$33,871.50
Total - 0001 - CASH ACCOUNT	$3,264,042.86
200 - Other Assets
150 - Pre Paid Assets	$132,373.70
Total - 200 - Other Assets	$132,373.70
Total Bank	$3,396,416.56
Accounts Receivable
100 - Accounts Receivable
102 - VISTA RECEIVABLE	$111,441.03
104 - Co Pay Receivable	$55,486.35
105 - Lease Receivable from Client	$10,500.00
106 - Miscellaneous Receivable	$0.74
107 - Third Party Receivable	$33,182.30
Total - 100 - Accounts Receivable	$210,610.42
Total Accounts Receivable	$210,610.42
Other Current Asset
Inventory Asset
600 - INVENTORY
601 - Prescription Inventory Purchases	$69,849.05
602 - OTC PURCHASES	$788.75
Total - 600 - INVENTORY	$70,637.80
Total - Inventory Asset	$70,637.80
Total Other Current Asset	$70,637.80
Total Current Assets	$3,677,664.78
Other Assets
501 - Furniture & Equipment
501 - Furniture & Equipment	$41,886.07
500 - Assets
500 - Assets	$7,956.08
504 - Buildings	$1,076,051.74
90080 - INVESTMENT ASSETS NON DEPRECIABLE	$444,000.00
Total - 500 - Assets	$1,528,007.82
503 - Accumulated Depreciation	$(22,575.02)
Total - 501 - Furniture & Equipment	$1,547,318.87
9000 - Intangible Asset
512 - Assets Exchanged for Fair Value	$53,099.00
90001 - Software Development & Hardware Design	$2,220,236.00
90002 - Script Pro Mfr. Outsourcing & Financing	$24,700,000.00
90003 - Joint Venture & Financing Activities- Vista Clinical	$2,150,000.00
90004 - Capitalization Documents & Actions	$164,000.00
90005 - Major Contracts & Events Value	$1,029.27
90006 - Software & hardware System Commercialization	$8,000,000.00
90007 - Licensing Developments for Revenue Growth	$3,000,000.00
90008 - Accumulated Amortization	$(6,383,296.22)
Total - 9000 - Intangible Asset	$33,905,068.05

Total Other Assets	$35,452,386.92
Total ASSETS	$39,130,051.70
LIABILITIES & EQUITY
Liabilities
70000 - Long Term Related Party Deferred Liability
70002 - Loans- Related Party	$118,127.23
70004 - Deferred Salaries Payable	$1,485,809.28
70005 - Deferred Bonus Payable	$1,485,809.28
70006 - Deferred Special Bonus Earned Payable	$1,875,287.12
70007 - Deferred Compensation Interest Payable	$188,011.34
Total Long Term Related Party Deferred Liability	$5,153,044.25
Other Long Term Liability
70008-- Mortgage Note on Headquarters Building	$870,000.00
70008 - Interest Payable Preferred Stock- Investment	$119,508.46
70009 - Preferred Premium Payable	$1,909,800.00
Total Other Long Term Liability	$2,899,308.46
TOTAL LONG TERM LIABILITIES	$8,052,352.71
Short Term Liabilities to Related Parties
80000 - Short Term Liability	$9,733.33
80001 - Loans Payable- Related Party	$99.22
80002 - Travel Expense Payable- Related Party	$30,949.43
80003 - Consulting Expense Payable- Related Party	$4,500.00
80004 - Auto Expense Payable- Related Party	$71,022.14
80009 - Loans Payable- Santu Rohatgi	$1,121.32
80010 - Loans Payable- Sandeep Mathow	$(385.74)
Total Short Term Liabilities to Related Parties	$117,039.70
Accounts Payable Short Term
80011 - Consulting Expense Payable	$19,368.00
80013 - Credit Card Payable	$56,247.72
80014 - Payables for Asset Purchase	$159,000.00
80015 - Bank Loans	$6,312.81
80018 - Partnership Fees Payable	$0.30
Total - Accounts Payable Short Term	$240,928.83
Total Current Accounts Payable & Related Parties Liabilities	$357,968.53
Total Liabilities	$8,410,321.24
Equity
Capital Stock
Capital Stock	$0.45
20001 Original Voting Cmn. Par $0.0001; 100m Auth.; total issued and granted 544,700 and 552,100 at 2016 and 2017 respectively	$614.47
20002 - Original Pref Non-Voting, Par Value $0.0001; 50m Auth.; total issued and granted 2,183,800 at 2016 and 2017 respectively	$1,660.09
20003 - Class A Voting Cmn., Par Value $0.0001; Part Of 100m Auth; total issued 20,150 and 94,750 at 2016 and 2017 respectively	$9.48
20005 - Founders Series A Non-Voting Pref’d; 50m Auth.; total issued 27,225 and 101,825 at 2016 and 2017 respectively	$10.18
20006 - Class A+ Voting Cmn. Par Value $0.0001, Part of 100m Auth; total issued 0 and 71,900 at 2016 and 2017 repectively	$7.19
20007-- Series A+ Non-Voting Pref’d, Par Value $0.0001, Part of 50m Auth.; total issued 0 and 215,000 at 2016 and 2017 respectively	$21.50
Total - Capital Stock	$2,323.36
Additiional- Paid- in capital	$45,066,092.43
Total - Equity	$45,068,415.79
Retained Earnings	$(8,731,430.44)
Net Income	$(5,617,254.89)
Total Equity	$30,719,730.46
Total LIABILITIES & EQUITY	$39,130,051.70

Smart Rx Systems Inc.

Income Statement

From Jan 2017 to Oct 2017

Unaudited

Financial Row	Amount
Ordinary Income/Expense
Income
4000 - Sales
4002 - Prescriptions third Party	$277,131.13
4005 - Co-Pay Credit card & Cash Sales	$122,328.80
4006 - Partnership Sales revenue	$75,000.00
4007 - Kiosk Lease Fees Collected	$41,400.00
4008 - WELLNESS REVENUE	$4,750.00
4009 - OTC Sales	$1,438.46
Total - 4000 - Sales	$522,048.39
Total - Income (10 months)	$522,048.39
Cost Of Sales
5000 - Cost of Goods Sold
5005 - Cost Of Goods Sold Prescriptions	$182,680.33
Total - 5000 - Cost of Goods Sold	$182,680.33
Total - Cost Of Sales	$182,680.33
Gross Profit October 31, 2017 (10 months)	$339,368.06
Expense
6000 - Operating Expenses
6001 - Meals Expense	$3,820.40
6002 - Travel Expense	$26,652.85
6003 - Entertainment Expense	$3,167.27
6004 - Office Supplies	$34,502.73
6005 - Internet/Phone	$14,996.12
6006 - Consulting Expense	$73,288.14
6008 - Miscellaneous Expense	$12,222.92
6009 - Legal Expense	$3,375.00
6010 - Fees for Bank & Credit Cards	$9,979.26
6015 - Wages Expense	$261,527.96
6016 - Outside Sales Commission	$5,000.00
6021 - Marketing Expense	$5,279.10
6027 - LIcense Expense	$4,816.93
6028 - Taxable Auto Allowance	$48,000.00
6029 - Florida Filing Fees	$400.00
6031 - Software Expense	$35,061.04
6032 - Facility & Rent Expense	$27,678.76
6034 - Pharmacy Management software expense	$14,238.70
6035 - Insurance Expense	$6,379.59
6037 - Payroll Taxes Expense	$64,133.15
6038 - Payroll Fees	$3,521.01
6039 - Partnership Fees Expense	$34,900.92
6040 - Temporary Wages - Pharmacy	$6,800.00
Total - 6000 - Operating Expenses (10 months)	$699,741.85
Non-Cash Accrued, Deferred &Contingent Expenses (10 months)
6013 - Preferred-Premium Expense	$1,799,000.00
6014 - Preferred Interest Expense	$94,112.50
6019 - Depreciation Expense	$8,866.10
6020 - Amortization Expense	$1,960,574.70
6022 - Deferred Salaries Expense	$444,998.20
6023 - Deferred Bonus Expense	$444,998.20
6024 - Deferred Special Earned Bonus Expense	$504,331.40
Total Non-Cash Accrued And Deferred Expenses	$5,256,881.10
Total - Expenses (10 months)	$5,956,622.95
Net Income/ (LOSS) (10 months)	$(5,617,254.89)
Net Operating Loss (EBITDA LOSS) (10 months)	$(360,373.79)

PART III

EXHIBIT INDEX

The following exhibits are filed as part of this offering circular on Form 1-A:

Exhibit Number	Description
1.1	Form of Broker-Dealers Agreement by and among Smart RX Systems, Inc. and [ ● ] dated [ ● ].*
1.2	Form of Participating Dealer Agreement*
2.1	Articles of Incorporation*
2.2	Bylaws*
4.1	Form of Subscription Agreement*
6.1	Real Property Purchase Agreement by and between the Company and [ ● ] dated [ ● ].*
6.3	Description of Certain Employment Arrangements*
8.1	Form of Escrow Agreement*
10.1	Powers of Attorney (contained in signature page)
11.1	Consent of Soto Accounting, LLC
11.2	Consent of [ ● ] (included in Exhibit 12.1)*
12.1	Opinion of [ ● ] as to legality of the securities being registered*

* To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular to be signed on its behalf by the undersigned, thereunto duly authorized, in Winter Park, Florida on January 12, 2018.

SMART RX SYSTEMS, INC.

By:	/s/ Sandeep Mathow
Sandeep Mathow
Chairman of the Board and CEO

POWER OF ATTORNEY

We, the undersigned director and officers of Smart RX Systems, Inc, or the Company, hereby severally constitute and appoint Sandeep Mathow, with full power of substitution, our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Sandeep Mathow may deem necessary or advisable to enable our Company to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with the Regulation A Offering Circular on Form 1-A of the Company, including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the Regulation A Offering Circular and any and all amendments thereto; and we hereby ratify and confirm all that said Sandeep Mathow shall lawfully do or cause to be done by virtue thereof.

This Offering Circular has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sandeep Mathow	Chairman of the Board, CEO and President (principal executive officer)	January 12, 2018
Sandeep Mathow

/s/ Swatantra Rohatgi	Vice Chairman of the Board, CFO and Treasurer (principal financial officer and principal accounting officer)	January 12, 2018
Swatantra Rohatgi

Exhibit 11.1

INDEPENDENT AUDITOR’S LETTER OF CONSENT

Management and Board of Directors

Smart RX Systems, Inc

Clermont, Florida

The financial statements of Smart RX Systems, Inc. as of December 31, 2015 and 2016 and for the years then ended, included in this offering circular, have been audited by Soto Accounting, LLC, independent auditors, as stated in their report appearing herein.

We agree to the inclusion in the offering circular of our report, dated December 14, 2017, on our audit of the financial statements of Smart RX Systems, Inc.

/s/ Soto Accounting, LLC
Soto Accounting, LLC

Chicago, Illinois

December 14, 2017

4252 N. Cicero Ave. Chicago, IL 60641 | T: 312.715.8599 | F: 312.489.2344 | brian@sotoaccounting.com